Exhibit 10.2

EXECUTION COPY

BRIDGE LOAN AGREEMENT

DATED AS OF MARCH 1, 2006

BY AND AMONG

SOUTHERN UNION COMPANY

AND

ENHANCED SERVICE SYSTEMS, INC.,

as the Borrowers,

AND

THE BANKS PARTY HERETO,

as the Banks,

AND

LEHMAN COMMERCIAL PAPER INC.,

as the Administrative Agent

______________________________________________________

JPMORGAN CHASE BANK, N.A.

and

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Co-Syndication Agents

AND

CALYON NEW YORK BRANCH

and

BANK OF AMERICA, N.A.,

as Co-Documentation Agents

AND

LEHMAN BROTHERS INC.

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as the Joint Lead Arrangers and Joint Bookrunners

1.		CERTAIN DEFINITIONS	2
	1.1	Definitions	2
	1.2	Terms Generally	23
2.		THE LOANS	24
	2.1	The Loans	24
	2.2	Interest Rate Determination	26
	2.3	Additional Interest Rate Provisions	27
3.		JOINT AND SEVERAL LIABILITY OF BORROWERS	29
	3.1	Joint and Several Liability of Borrowers	29
4.		PAYMENTS AND PREPAYMENTS	32
	4.1	Optional and Mandatory Prepayment	32
	4.2	Repayment of the Loans; and Maturity of the Loans	33
	4.3	Place of Payment or Prepayment	33
	4.4	No Prepayment Premium or Penalty	34
	4.5	Taxes	34
	4.6	Reduction or Termination of Commitments	34
5.		FEES	34
	5.1	Specified Fees	34
	5.2	Fees Not Interest	34
6.		APPLICATION OF PROCEEDS	34
	6.1	Application of Proceeds	34
7.		REPRESENTATIONS AND WARRANTIES	35
	7.1	Organization and Qualification	35
	7.2	Financial Statements	35
	7.3	Litigation	35
	7.4	Default	36
	7.5	Title to Assets	36
	7.6	Payment of Taxes	36
	7.7	Conflicting or Adverse Agreements or Restrictions; Governmental Approvals	36
	7.8	Authorization, Validity, Etc.	36
	7.9	Investment Company Act Not Applicable	37
	7.10	Public Utility Holding Company Act Not Applicable	37
	7.11	Regulations G, T, U and X	37
	7.12	ERISA	37
	7.13	No Financing of Certain Security Acquisitions	38
	7.14	Franchises, Co-Licenses, Etc	38
	7.15	Lines of Business	38
	7.16	Environmental Matters	38

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	7.17	No Agreements Prohibiting Pledge of Southern Union Panhandle and Panhandle Eastern Equity Interests	39
	7.18	No Agreements Prohibiting Pledge of Sid Richardson Acquired Business	39
	7.19	Use of Proceeds	39
	7.20	Disclosure	39
	7.21	Sid Richardson Acquired Business Matters	40
	7.22	Collateral Matters	40
8.		CONDITIONS	41
	8.1	Representations True and No Defaults	41
	8.2	Governmental Approvals	41
	8.3	Compliance With Law	41
	8.4	Notice of Borrowing and Other Documents	41
	8.5	Payment of Fees and Expenses	41
	8.6	Loan Documents, Opinions and Other Instruments	42
	8.7	Consummation of Sid Richardson Acquisition	43
	8.8	No Material Adverse Change	43
	8.9	Financial Statements	43
	8.10	Indebtedness	43
	8.11	Miscellaneous Documents	44
	8.12	Officers’ Certificate	44
9.		AFFIRMATIVE COVENANTS	44
	9.1	Financial Statements and Information	44
	9.2	Lease and Investment Schedules	45
	9.3	Books and Records	45
	9.4	Insurance	45
	9.5	Maintenance of Property	46
	9.6	Inspection of Property and Records	46
	9.7	Existence, Laws, Obligations	46
	9.8	Notice of Certain Matters	46
	9.9	ERISA	46
	9.10	Compliance with Environmental Laws	47
	9.11	PGA Clauses	48
	9.12	Conveyance of Acquired Business Equity Interests to Subsidiaries of the Parent	48
	9.13	Collateral Matters Upon Acquired Business Equity Interests Transfer	48
	9.14	Control of SUG EAT LLC	49
10.		NEGATIVE COVENANTS	49
	10.1	Capital Requirements	49
	10.2	Mortgages, Liens, Etc	50
	10.3	Debt	51
	10.4	Loans, Advances and Investments	53
	10.5	Stock and Debt of Subsidiaries	55

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	10.6	Merger, Consolidation, Etc.	55
	10.7	Supply and Purchase Contracts	56
	10.8	Sale or Other Disposition of Assets	56
	10.9	Discount or Sale of Receivables	58
	10.10	Change in Accounting Method	58
	10.11	Restricted Payment	58
	10.12	Securities Credit Regulations	58
	10.13	Nature of Business; Management	59
	10.14	Transactions with Related Parties	59
	10.15	Hazardous Materials	59
	10.16	Limitations on Payments on Subordinated Debt	59
	10.17	No Agreements Prohibiting Pledge of Southern Union Panhandle and Panhandle Eastern Equity Interests	59
	10.18	No Agreements Prohibiting Pledge of the Sid Richardson Acquired Business Equity Interests	59
	10.19	Restriction on Transfer	60
11.		EVENTS OF DEFAULT; REMEDIES	60
	11.1	If any of the following events shall occur	60
	(A)	Failure to Pay Principal or Interest	61
	(B)	Failure to Pay Fee or Other Amounts	61
	(C)	Failure to Pay Other Debt	61
	(D)	Misrepresentation or Breach of Warranty	61
	(E)	Violation of Certain Covenants	61
	(F)	Violation of Other Covenants, Etc	61
	(G)	Bankruptcy and Other Matters	62
	(H)	Dissolution	62
	(I)	Undischarged Judgment	62
	(J)	Environmental Matters	62
	(K)	Default under the Existing Revolving Credit Facility	63
	(L)	Change in Control	63
	(M)	Change in Ownership	63
	(N)	Invalidity of Lien on Collateral	63
	(O)	Restricted SUG EAT Entities Activities	63
	(P)	Modifications	64
12.		THE AGENT	64
	12.1	Authorization and Action	64
	12.2	Agent’s Reliance, Etc	65
	12.3	Defaults	65
	12.4	LCPI and Affiliates	66
	12.5	Non-Reliance on Agent and Other Banks	66
	12.6	Indemnification	66
	12.7	Successor Agent	67

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	12.8	Agent’s Reliance	67
13.		MISCELLANEOUS	68
	13.1	Representation by the Banks	68
	13.2	Amendments, Waivers, Etc	68
	13.3	Reimbursement of Expenses	68
	13.4	Notices	69
	13.5	Governing Law; Jurisdiction; Consent to Service of Process	70
	13.6	Survival of Representations, Warranties and Covenants	70
	13.7	Counterparts	70
	13.8	Severability	71
	13.9	Descriptive Headings	71
	13.10	Accounting Terms	71
	13.11	Limitation of Liability	71
	13.12	Set-Off	71
	13.13	Sale or Assignment	72
	13.14	Non U.S. Banks	74
	13.15	Interest	74
	13.16	Indemnification	75
	13.17	Payments Set Aside	76
	13.18	Bridge Loan Agreement Controls	77
	13.19	Obligations Several	77
	13.20	Pro Rata Treatment	77
	13.21	No Rights, Duties or Obligations of Syndication Agent or Documentation Agent	78
	13.22	Final Agreement	78
	13.23	WAIVER OF JURY TRIAL	78
	13.24	USA Patriot Act	78
	13.25	Successors and Assigns Generally	78

SCHEDULES

Schedule 2.1(a) - Commitments
Schedule 7.1(A)- List of Subsidiaries
Schedule 7.1(B)- Ownership Structure of Partnership Companies as of Closing Date
Schedule 7.3 - Disclosed Litigation
Schedule 7.6 - Tax Matters
Schedule 7.7 - Required Consents
Schedule 7.12 - ERISA Matters

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EXHIBITS

Exhibit A - Form of Note
Exhibit B - Form of Notice of Borrowing
Exhibit C - Form of Assignment and Acceptance
Exhibit D-1 - Form of Parent Pledge Agreement
Exhibit D-2 - Form of SUG EAT Entities Pledge Agreement
Exhibit E - Form of Opinion
Exhibit F - Form of Intercreditor Agreement

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BRIDGE LOAN AGREEMENT

This BRIDGE LOAN AGREEMENT is dated as of March 1, 2006, and entered into by and among SOUTHERN UNION COMPANY, a Delaware corporation (the “Parent”), ENHANCED SERVICE SYSTEMS, INC. a Delaware corporation and a direct wholly-owned Subsidiary (defined below) of the Parent (“ESSI” and together with the Parent, the “Borrowers” and each a “Borrower”), the Banks (as such term is defined in Section 1.1 below) from time to time party hereto, and LEHMAN COMMERCIAL PAPER INC., as administrative agent (in such capacity, the “Agent”) for the Banks.

WITNESSETH:

WHEREAS, pursuant to a purchase and sale agreement, dated as of December 15, 2005 (including any annexes, schedules and exhibits thereto) (as the same may be amended, supplemented or otherwise modified from time to time in accordance with the provisions hereof and thereof, the “Sid Richardson Acquisition Agreement”), by and among SRCG, Ltd., a Texas limited partnership, as seller (“SRCG”), SRCG Genpar, L.P., a Delaware limited partnership, as seller (“Genpar” and, together with SRCG, the “Sellers”), Southern Union Gathering Company LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Parent (“SUGC”), and Southern Union Panhandle LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Parent (“Southern Union Panhandle” and together with SUGC, the “SUG Purchasers”), (b) the Assignment and Assumption Agreement For Purchase and Sale of Property, dated as of February 27, 2006 (the “Sid Richardson Acquisition Agreement Assignment” and together with the Sid Richardson Acquisition Agreement, the “Sid Richardson Acquisition Documents”), by and among the SUG Purchasers and the SUG EAT Entities (defined below), pursuant to which the SUG Purchasers shall assign to the SUG EAT Entities all of their respective rights, title and interests in and to the Sid Richardson Acquisition Agreement and any other related documents, SUG EAT Inc. (defined below) will purchase from SRCG (i) 100% of all issued and outstanding limited partner interests in Sid Richardson Energy Services, Ltd., a Texas limited partnership (“SRES”), and (ii) 100% of all issued and outstanding limited partner interests in Richardson Energy Marketing, Ltd., a Texas limited partnership (“REM”) and (b) SUG EAT LLC (defined below) will purchase from Genpar (i) 100% of all issued and outstanding general partner interests in SRES, (ii) 100% of all issued and outstanding general partner interests in REM and (iii) 100% of all issued and outstanding general partner interests in Leapartners, L.P., a Texas limited partnership (“Leapartners” and together with SRES and REM, the “Sid Richardson Acquired Business”) (such purchase of partnership interests described in the foregoing is referred to herein as the “Sid Richardson Acquisition”).

WHEREAS, in order to effect the Sid Richardson Acquisition, ESSI shall make a loan in the aggregate principal amount of $1.6 billion to the SUG EAT Entities (the “SUG EAT Entities Loan”) on the Closing Date (defined below) pursuant to the SUG EAT Entities Loan Documents (defined below). The proceeds of the SUG EAT Entities Loan shall be used by the SUG EAT Entities to fund the purchase price of the Sid Richardson Acquisition. As security for the SUG EAT Entities Loan, the SUG EAT Entities shall, on the Closing Date, grant

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to ESSI a second priority security interest in 100% of all issued and outstanding limited partner interests in SRES and REM and 100% of all issued and outstanding general partner interests in SRES, REM and Leapartners.

WHEREAS, the Borrowers have requested the Banks to extend credit on the Closing Date in an aggregate principal amount of $1.6 billion.

WHEREAS, the proceeds of the Loans are to be used in accordance with Section 6.1 of this Agreement.

NOW, THEREFORE, the Banks are willing to extend such credit to Borrowers on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

1.  CERTAIN DEFINITIONS

: INTERPRETATION.

1.1  Definitions

: As used in this Agreement, the following terms shall have the following meanings:

“Acquired Business Equity Interests” shall mean, collectively, (i) 100% of all issued and outstanding Equity Interests in REM, (ii) 100% of all issued and outstanding Equity Interests in SRES and (iii) 100% of all issued and outstanding general partner interests in Leapartners.

“Acquired Business Equity Interests Transfer” shall mean the transfer of all the Acquired Business Equity Interests to one or more wholly-owned Subsidiaries of the Parent (other than any of the SUG Partnership Entities) upon the consummation of the Qualified Transaction or pursuant to Section 9.12(b); and the Borrower and such Subsidiaries shall have complied in all respects with Section 9.13.

“Acquired Business Material Adverse Effect” means any circumstance, change or effect that (i) is materially adverse to the business, operations (including results of operation), assets, liabilities or financial condition of the Partnership Companies taken as a whole or (ii) materially impedes the ability of the Sellers to complete the transactions contemplated in the Sid Richardson Acquisition Documents or to perform their obligations thereunder, but in the case of clause (i) above, shall exclude any circumstance, change or effect (except, as to clauses (a) and (c) below, to the extent that such circumstance, change or effect shall have a disproportionate impact (vis-á-vis other entities with operations in the counties where the Partnership Companies have physical assets) on the Partnership Companies) resulting or arising from: (a) any change in general economic conditions in the industries or markets in which a Partnership Company operates; (b) seasonal reductions in revenues and/or earnings of the Partnership Companies in the ordinary course of their respective businesses; (c) national or international political, diplomatic or military conditions, including any engagement in hostilities, whether or not pursuant to a declaration of war, or the occurrence of any military or terrorist attack; and (d) changes in accounting principles generally accepted in the United States

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as in effect from time to time, as consistently applied, or other accounting principles after the date of the Sid Richardson Acquisition Agreement.

“Additional Costs” shall mean, with respect to any Rate Period in the case of any Eurodollar Rate Loan, all costs, losses or payments, as determined by any Bank in its sole and absolute discretion (which determination shall be conclusive in the absence of manifest error) that such Bank or its Domestic Lending Office or its Eurodollar Lending Office does, or would, if such Eurodollar Rate Loan were funded during such Rate Period by the Domestic Lending Office or the Eurodollar Lending Office of such Bank, incur, suffer or make by reason of:

(a) any and all present or future taxes (including, without limitation, any interest equalization tax or any similar tax on the acquisition of debt obligations, or any stamp or registration tax or duty or official or sealed papers tax), levies, imposts or any other charge of any nature whatsoever imposed by any taxing authority on or with regard to any aspect of the transactions contemplated by this Agreement, except such taxes as may be measured by the overall net income of such Bank or its Domestic Lending Office or its Eurodollar Lending Office and imposed by the jurisdiction, or any political subdivision or taxing authority thereof, in which such Bank’s Domestic Lending Office or its Eurodollar Lending Office is located; and

(b) any increase in the cost to such Bank of agreeing to make or making, funding or maintaining any Eurodollar Rate Loan because of or arising from (i) the introduction of, or any change (other than any change by way of imposition or increase of reserve requirements, in the case of any Eurodollar Rate Loan, included in the Eurodollar Rate Reserve Percentage) in or in the interpretation or administration of, any law or regulation or (ii) the compliance with any request from any central bank or other governmental authority (whether or not having the force of law).

“Affiliate” shall mean any Person controlling, controlled by or under common control with any other Person. For purposes of this definition, “control” (including “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or otherwise. If any Person shall own, directly or indirectly, beneficially or of record, twenty percent (20%) or more of the voting equity (whether outstanding capital stock, partnership interests or otherwise) of another Person, such Person shall be deemed to be an Affiliate.

“Agent” shall have the meaning set forth in the preamble hereto.

“Agreement” shall mean this Bridge Loan Agreement, as the same may be amended, modified, supplemented or restated from time to time.

“Alternate Base Rate” shall mean,

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(a) for any day during the period from and including the Closing Date to and including the third day following the Closing Date, the Initial Alternate Base Rate; and

(b) for any day thereafter, a rate, per annum (rounds upward to the nearest 1/16 of 1%) equal to: (i) the greater of (x) the Prime Rate (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be) in effect on such day; or (ii) the Federal Funds Rate in effect for such day plus one-half of one percent (1/2%) (computed on the basis of the actual number of days elapsed over a year of 360 days), plus (ii) the Applicable Margin.

“Alternate Base Rate Loan” shall mean any Loan which bears interest at the Alternate Base Rate.

“Applicable Lending Office” shall mean, with respect to each Bank, such (a) Domestic Lending Office in the case of an Alternate Base Rate Loan; and (b) Eurodollar Lending Office in the case of a Eurodollar Rate Loan.

“Applicable Margin” shall mean, at any date, (a) with respect to Eurodollar Rate Loans, the applicable percentage per annum set forth below under the caption “Applicable Margin for Eurodollar Rate Loans” and (b) with respect to Alternate Base Rate Loans, the applicable percentage per annum set forth below under the caption “Applicable Margin for Alternate Base Rate Loans”, in each case changing with the rating of the Parent’s unsecured, non-credit enhanced Senior Funded Debt and determined in accordance with the following grid:

Rating of the Parent’s unsecured, non-credit enhanced Senior Funded Debt	Applicable Margin for Eurodollar Rate Loans	Applicable Margin for Alternate Base Rate Loans
Equal to or greater than A3 by Moody’s and equal to or greater than A- by S&P	0.425%	0.000%
Baa1 by Moody’s or BBB+ by S&P	0.500%	0.000%
Baa2 by Moody’s or BBB by S&P	0.575%	0.000%
Baa3 by Moody’s or BBB- by S&P	0.725%	0.000%
Ba1 by Moody’s or BB+ by S&P	1.100%	0.100%
Less than Ba1 by Moody’s and less than BB+ by S&P	1.350%	0.350%

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Notwithstanding the foregoing provisions, in the event that ratings of the Parent’s unsecured, non-credit enhanced Senior Funded Debt under Moody’s and under S&P’s fall within different rating categories which are not functional equivalents, the Eurodollar Rate Loans and the Alternate Base Rate Loans shall be based on the higher of such ratings if there is only one category differential between the functional equivalents of such ratings, and if there is a two category differential between the functional equivalents of such ratings, the component of pricing from the grid set forth above shall be based on the rating category which is then in the middle of or between the two category ratings which are then in effect, and if there is greater than a two category differential between the functional equivalents of such ratings, the component of pricing from the grid set forth above shall be based on the rating category which is then one rating category above the lowest of the two category ratings which are then in effect. Additionally, in the event that the Parent withdraws from having its unsecured, non-credit enhanced Senior Funded Debt being rated by Moody’s or S&P, so that one or both of such ratings services fails to rate the Parent’s unsecured, non-credit enhanced Senior Funded Debt, the component of pricing from the grid set forth above for purposes of determining the Applicable Margin for Eurodollar Rate Loans and the Alternate Base Rate Loans commencing thereafter shall be (x) in the case of Eurodollar Rate Loans, 1.350% and (y) in the case of Alternate Base Rate Loans, 0.350%, in each case until such time as the Parent subsequently causes its unsecured, non-credit enhanced Senior Funded Debt to be rated by both of said ratings services.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.

“Asset Sale” shall mean any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any sale and leaseback transaction) of any property by the Parent or any of its Subsidiaries to any Person; provided, however, that an Asset Sale shall not include (x) any disposition of cash and cash equivalents in the ordinary course of business, (y) any conveyance, sale, lease, assignment, transfer or other disposition of Property to the extent such conveyance, sale, lease, assignment, transfer or disposition is permitted pursuant to clause (i) in the proviso in Section 10.8 and (z) any conveyance, sale, assignment, transfer or other disposition of Property for fair market value resulting in no more than $1,000,000 in net cash proceeds per Asset Sale (or series of related Asset Sales).

“Assignment and Acceptance” shall have the meaning set forth in Section 13.13.

“Bank Affiliate” shall have the meaning set forth in Section 13.13(g).

“Banks” shall mean, collectively, (a) each Person listed on Schedule 2.1(a) that is a party to this Agreement and (b) any Person that becomes a “Bank” hereunder pursuant to an

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Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to such Assignment and Acceptance.

“Borrower” or “Borrowers” shall have the meaning set forth in the preamble hereto.

“Borrowing” shall mean Loans of the same Type, made pursuant to Section 2.1(a), converted or continued on the same date and, in the case of Eurodollar Rate Loans, as to which a single Rate Period is in effect.

“Borrowing Date” shall mean, as applicable, (a) the date on which the Loans were made by the Banks pursuant to Section 2.1(a), which shall be the Closing Date, or (b) if applicable, a date of the continuation or conversion of Eurodollar Loans and/or Alternate Base Rate Loans, in each case with respect to clauses (a) and (b) above, as set forth in a Notice of Borrowing delivered pursuant to Section 2.1(c).

“Business Day” shall mean a day when the Agent is open for business, provided that, if the applicable Business Day relates to any Eurodollar Rate Loan, it shall mean a day when the Agent is open for business and banks are open for business in the London interbank market and in New York City.

“Capital Lease” shall mean any lease of any Property (whether real, personal, or mixed) which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of the lessee.

“Capitalized Lease Obligations” shall mean, for the Parent and its Subsidiaries, any of their obligations that should, in accordance with GAAP, be recorded as Capital Leases.

“Cash Interest Expense” shall mean, for any period, total interest expense to the extent paid in cash (including the interest component of Capitalized Lease Obligations and capitalized interest and all dividends and interest paid on or with respect to the Parent’s Structured Securities) of the Parent and any of its Subsidiaries for such period all as determined in conformity with GAAP.

“CCE Group” shall mean CCE Holdings and its Subsidiaries.

“CCE Holdings” shall mean CCE Holdings LLC, a Delaware limited liability company.

“CDEC” shall mean Chicago Deferred Exchange Corporation, an Illinois corporation and a wholly-owned subsidiary of LaSalle National Bank, a national banking association. CDEC shall act as a “qualified intermediary” for the Parent pursuant to an agreement between CDEC and the Parent to facilitate the Qualified Transaction.

“Change of Control” shall mean (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder

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as in effect on the date hereof), of shares representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Parent; or (b) the occupation of a majority of the seats (other than vacant seats) on the Board of Directors of the Parent by Persons who were neither (i) nominated by the Board of Directors of the Parent nor (ii) appointed by directors so nominated.

“Closing Date” shall mean March 1, 2006.

“Code” shall mean the Internal Revenue Code of 1986, as amended, as now or hereafter in effect, together with all regulations, rulings and interpretations thereof or thereunder issued by the Internal Revenue Service.

“Collateral” shall mean all “Collateral” referred to in the Collateral Documents and all other property that is or is intended to be subject to any Lien in favor of the Agent for the benefit of the Secured Parties.

“Collateral Documents” shall mean the Pledge Agreements and each other agreement that creates or purports to create a Lien in favor of the Agent for the benefit of the Secured Parties, and the Intercreditor Agreement.

“Commitment” shall have the meaning set forth in Section 2.1(a) and “Commitments” shall mean, collectively, the Commitments of all of the Banks.

“Consolidated Net Income” shall mean for any period the consolidated net income of the Parent and all of its Subsidiaries, determined in accordance with GAAP, for such period.

“Consolidated Net Worth” shall mean, for any period for the Parent and all of its Subsidiaries, (a) the sum of the following consolidated items, all determined in accordance with GAAP and without duplication: the consolidated stockholders’ equity of all classes of stock (whether common, preferred, mandatorily convertible preferred or preference) of the Parent and its Subsidiaries; the Equity-Preferred Securities; the other preferred securities of the Parent’s Subsidiaries not constituting Equity-Preferred Securities; and the minority interests in the Parent’s Subsidiaries, less (b) the sum of the following consolidated items, without duplication: the book amount of any deferred charges (including, but not limited to, unamortized debt discount and expenses, organization expenses, experimental and development expenses, but excluding prepaid expenses) that are not permitted to be recovered by the Parent or its applicable Subsidiaries under rates permitted under rate tariffs, plus (c) the sum of all amounts contributed or paid by the Parent to the Rabbi Trusts for purposes of funding the same, but only to the extent such contributions and payments are required to be deducted from the consolidated stockholders’ equity of the Parent and its Subsidiaries in accordance with GAAP.

“Consolidated Total Capitalization” shall mean at any time the sum of: (a) Consolidated Net Worth at such time; plus (b) the principal amount of outstanding Debt (other than Equity-Preferred Securities (to the extent included in Debt of the Parent and its Subsidi

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aries) not to exceed 10% of Consolidated Total Capitalization calculated for purposes of this clause without reference to any Equity-Preferred Securities) of the Parent and its Subsidiaries.

“Consolidated Total Indebtedness” shall mean all Debt of the Parent and all of its Subsidiaries including any current maturities thereof, plus, without duplication, all amounts outstanding under Standby Letters of Credit and, without duplication, all reimbursement or repayment obligations of the Parent with respect to all Letters of Credit, less, without duplication and to the extent included in Debt of the Parent and its Subsidiaries, Equity-Preferred Securities not to exceed 10% of Consolidated Total Capitalization (calculated for purposes of this clause without reference to any Equity-Preferred Securities).

“Credit Exposure” shall mean, with respect to any Bank, (a) the amount of its Commitment, if still in existence, or (b) the aggregate outstanding principal amount of its Loans, if the Commitments are no longer in existence.

“Cross Country” shall mean CrossCountry Energy, LLC, a Delaware limited liability company.

“Debt” shall mean (without duplication), for any Person indebtedness for money borrowed determined in accordance with GAAP but in any event including, (a) indebtedness of such Person for borrowed money or arising out of any extension of credit to or for the account of such Person (including, without limitation, extensions of credit in the form of reimbursement or payment obligations of such Person relating to letters of credit issued for the account of such Person) or for the deferred purchase price of property or services, except indebtedness which is owing to trade creditors in the ordinary course of business and which is due within thirty (30) days after the original invoice date; (b) indebtedness of the kind described in clause (a) of this definition which is secured by (or for which the holder of such Debt has any existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness or obligations; (c) Capitalized Lease Obligations of such Person; and (d) obligations under direct or indirect Guaranties other than Guaranties issued by the Parent covering obligations of the Southern Union Trusts under the Structured Securities. Whenever the definition of Debt is being used herein in order to compute a financial ratio or covenant applicable to the consolidated business of the Parent and its Subsidiaries, Debt which is already included in such computation by virtue of the fact that it is owed by a Subsidiary of the Parent will not also be added by virtue of the fact that the Parent has executed a guaranty with respect to such Debt that would otherwise require such guaranteed indebtedness to be considered Debt hereunder. Nothing contained in the foregoing sentence is intended to limit the other provisions of this Agreement which contain limitations on the amount and types of Debt which may be incurred by the Parent or its Subsidiaries.

“Debt Issuance” shall mean the incurrence or issuance by the Parent or any of its Subsidiaries of any Debt or other indebtedness after the Closing Date;

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“Debtor Laws” shall mean all applicable liquidation, conservatorship, bankruptcy, moratorium, arrangement, receivership, insolvency, reorganization, or similar laws, or general equitable principles from time to time in effect affecting the rights of creditors generally.

“Default” shall mean any of the events specified in Section 11.1, whether or not there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act.

“Dollars” and “$” shall mean lawful currency of the United States of America.

“Domestic Lending Office” shall mean, with respect to each Bank, the office of such Bank located at its “Address for Notices” set forth below the name of such Bank on the signature pages hereof or such other office of such Bank as such Bank may from time to time specify to the Borrowers and the Agent.

“EBDIT” shall mean for any period the sum of (a) consolidated net earnings for the Parent and its Subsidiaries (excluding for all purposes hereof all extraordinary items), plus (b) each of the following to the extent actually deducted in deriving such net earnings: (i) depreciation and amortization expense; (ii) interest expense; (iii) federal and state income taxes; and (iv) dividends charged against income on or with respect to Structured Securities, in each case before adjustment for extraordinary items, as shown in the financial statements of Parent and its Subsidiaries referred to in Section 7.2 hereof (excluding for all purposes hereof all extraordinary items), and determined in accordance with GAAP, and (c) plus (or minus, if applicable) the net amount of non-cash deductions from (or additions to, if applicable) such net earnings for such period attributable to fluctuations in the market price(s) of securities which the Parent is obligated to purchase in future periods under any of the Rabbi Trusts, but only to the extent that such deductions (or additions, if applicable) are required to be taken in accordance with GAAP.

“Eligible Assignee” shall mean: (i) any Bank, any Bank Affiliate, any Approved Fund, or any institution 100% of the voting stock of which is directly, or indirectly owned by such Bank or by the immediate or remote parent of such Bank; or (ii) a commercial bank, a foreign branch of a United States commercial bank, a domestic branch of a foreign commercial bank or other financial institution having in each case assets in excess of $1,000,000,000.00.

“Environmental Law” shall mean (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C.A. § 9601 et seq.), as amended from time to time, and any and all rules and regulations issued or promulgated thereunder (“CERCLA”); (b) the Resource Conservation and Recovery Act (as amended by the Hazardous and Solid Waste Amendment of 1984, 42 U.S.C.A. § 6901 et seq.), as amended from time to time, and any and all rules and regulations promulgated thereunder (“RCRA”); (c) the Clean Air Act, 42 U.S.C.A. § 7401 et seq., as amended from time to time, and any and all rules and regulations promulgated thereunder; (d) the Clean Water Act of 1977, 33 U.S.CA § 1251 et seq., as

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amended from time to time, and any and all rules and regulations promulgated thereunder; (e) the Toxic Substances Control Act, 15 U.S.C.A. § 2601 et seq., as amended from time to time, and any and all rules and regulations promulgated thereunder; or (f) any other federal or state law, statute, rule, or emulation enacted in connection with or relating to the protection or regulation of the environment (including, without limitation, those laws, statutes, rules, and regulations regulating the disposal, removal, production, storing, refining, handling, transferring, processing, or transporting of Hazardous Materials) and any rules and regulations issued or promulgated in connection with any of the foregoing by any governmental authority, and “Environmental Laws” shall mean each of the foregoing.

“EPA” shall mean the Environmental Protection Agency, or any successor organization.

“Equity Interests” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued after the Closing Date.

“Equity Issuance” shall mean, without duplication, any issuance or sale by the Parent or any of its Subsidiaries after the Closing Date of any of its Equity Interests (including any Equity Interests issued upon exercise of any warrant or option) or any warrants or options to purchase Equity Interests; provided, however, that an Equity Issuance shall not include (i) any Debt Issuance, (ii) issuance or sale by the Parent of its Equity Interests (including its Equity Interests issued upon award of restricted stock units or exercise of any warrant or option or warrants or options to purchase its Equity Interests) to directors, officers or employees of the Parent or any of its Subsidiaries pursuant to any of the Parent’s employee stock incentive plans, (iii) issuance or sale by the Parent of any of its Equity Interests (including its Equity Interests issued upon the award of restricted stock units or exercise of any warrants or options to purchase Equity Interests) to officers or employees of the Parent or any of its Subsidiaries pursuant to the Parent’s stock incentive plan as part of any retention or change in control agreement and (iv) any issuance or sale of any Equity Interests in the Parent resulting from the settlement of the forward stock purchase contracts or remarketing of the 2008 Senior Notes that constitute a part of the 2003 Equity Units so long as the net cash proceeds received from such issuance or sale are promptly applied to repay amounts outstanding under the Existing Revolving Credit Agreement.

“Equity-Preferred Securities” shall mean (i) Debt, preferred equity or any other securities that are mandatorily convertible by the issuer thereof at a date certain, without cash payment by the issuer, into common shares of stock of the Parent or (ii) Equity Units of the Parent or (iii) any other securities (A) that are issued by the Parent or any of its Subsidiaries, (B) that are not subject to mandatory redemption at any time, directly or indirectly, (C) that are perpetual or mature not less than 30 years from the date of issuance, (D) the Debt compo

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nent, if any, issued in connection therewith, including any guaranty, is subordinate in right of payment to all other unsecured and unsubordinated Debt of the issuer of such Debt component (including any such guaranty, if applicable), and (E) the terms of which permit the issuer thereof to defer at any time, without any additional payment or premium, the payment of any and all interest and/or distributions thereon, as applicable, to a date occurring after the Maturity Date.

“Equity Units” shall mean securities issued by any Person and sold as a unit consisting of a debt security of such Person and a forward contract obligating the holder of such unit to purchase common shares of stock of such Person at a fixed price on a fixed date in the future.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules, regulations, rulings and interpretations thereof issued by the Internal Revenue Service or the Department of Labor thereunder.

“ESSI” shall have the meaning set forth in the preamble hereto

“Eurocurrency Liabilities” shall have the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” shall mean, with respect to each Bank, the office of such Bank located at its “Address for Notices” set forth below the name of such Bank on the signature pages hereof, or such other office of such Bank as such Bank may from time to time specify to the Borrowers and the Agent.

“Eurodollar Rate” shall mean with respect to the applicable Rate Period in effect for each Eurodollar Rate Loan, the sum of (a) the quotient obtained by dividing (i) the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Rate Period, as the rate for dollar deposits with a maturity comparable to such Rate Period (or in the event that such rate quote is not available at such time for any reason, then utilizing the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Rate Period are offered by the principal London office of the Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Rate Period) by (ii) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Rate Period, plus (b) the Applicable Margin.

“Eurodollar Rate Loan” shall mean any Loan that bears interest at the Eurodollar Rate.

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“Eurodollar Rate Reserve Percentage” of the Agent for any Rate Period for any Eurodollar Rate Loan shall mean the reserve percentage applicable during such Rate Period (or if more than one such percentages shall be so applicable, the daily average of such percentages for those days in such Rate Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental, or other marginal reserve requirement) for member banks of the Federal Reserve System with deposits exceeding $1,000,000,000 with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Rate Period.

“Event of Default” shall mean any of the events specified in Section 11.1, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act.

“Expiration Date” shall mean the last day of a Rate Period.

“Existing Revolving Credit Facility” shall mean the revolving credit facility provided to the Parent under the terms of the Fourth Amended and Restated Revolving Credit Agreement, dated as of September 28, 2005, entered into by and among the Parent, JPMorgan Chase Bank, N.A., as the administrative agent, and the banks and other financial institutions party thereto, as such credit agreement is amended, amended and restated, modified or supplemented from time to time.

“Existing Revolving Credit Facility Closing Date” shall mean September 28, 2005.

“Existing Revolving Credit Facility Letter of Credit” shall mean any Standby Letter of Credit issued for the account of the Parent under the Existing Revolving Credit Facility.

“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates (rounded to the nearest 1/100 of 1%) on overnight federal fund transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by the Agent.

“Fee Letter” shall mean the Fee Letter dated February 10, 2006, entered into among the Parent, the Joint Lead Arrangers, LCPI, Lehman Brothers Commercial Bank, and Merrill Lynch Bank USA.

“Funded Debt” shall mean all Debt of a Person which matures more than one year from the date of creation or matures within one year from such date but is renewable or extendible, at the option of such Person, by its terms or by the terms of any instrument or agreement relating thereto, to a date more than one year from such date or arises under a re

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volving credit or similar agreement which obligates Banks to extend credit during a period of more than one year from such date, including, without limitation, all amounts of any Funded Debt required to be paid or prepaid within one year from the date of determination of the existence of any such Funded Debt.

“GAAP” shall mean generally accepted accounting principles, applicable to the circumstances as of the date of determination, applied consistently with such principles as applied in the preparation of the Parent’s audited financial statements referred to in Section 7.2.

“Genpar” shall have the meaning set forth in the recitals hereto.

“Governmental Authority” shall mean any (domestic or foreign) federal, state, county, municipal, parish, provincial, or other government, or any department, commission, board, court, agency (including, without limitation, the EPA), or any other instrumentality of any of them or any other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of, or pertaining to, government, including, without limitation, any arbitration panel, any court, or any commission.

“Governmental Requirement” shall mean any Order, Permit, law, statute (including, without limitation, any Environmental Protection Statute), code, ordinance, rule, regulation, certificate, or other direction or requirement of any Governmental Authority.

“Grey Ranch” shall mean Grey Ranch Plant, L.P., a Texas limited partnership.

“Guaranty” shall mean, with respect to any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of another Person, including, without limitation, by means of an agreement to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to maintain financial covenants, or to assure the payment of such Debt by an agreement to make payments in respect of goods or services regardless of whether delivered or to purchase or acquire the Debt of another, or otherwise, provided that the term “Guaranty” shall not include endorsements for deposit or collection in the ordinary course of business.

“Hazardous Materials” shall mean any substance which, pursuant to any Environmental Laws, requires special handling in its collection, use, storage, treatment or disposal, including but not limited to any of the following: (a) any “hazardous waste” as defined by RCRA; (b) any “hazardous substance” as defined by CERCLA; (c) asbestos; (d) polychlorinated biphenyls; (e) any flammables, explosives or radioactive materials; and (f) any substance, the presence of which on any of the Parent’s or any of its Subsidiary’s properties is prohibited by any Governmental Authority.

“Highest Lawful Rate” shall mean, with respect to each Bank, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged, or received with respect to the Loans or on other amounts, if any, due to such Bank pursuant to this Agreement, under laws applicable to such Bank which are presently in effect, or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Indemnified Parties” shall have the meaning set forth in Section 13.16.

“Initial Alternate Base Rate” shall mean the rate per annum as determined in accordance with clause (b) in the definition of Alternate Base Rate minus 2.25%.

“Intercreditor Agreement” shall mean the Intercreditor Agreement to be executed and delivered on the Closing Date by ESSI and the Agent and acknowledged by the SUG EAT Entities, substantially in the form of Exhibit F, as the same may be amended, supplemented or otherwise modified from time to time.

“Interest Payment Date” shall mean (a) as to any Eurodollar Rate Loan in which the Rate Period with respect thereto is not greater than three (3) months, the date on which such Rate Period ends; (b) as to any Eurodollar Rate Loan in which the Rate Period with respect thereto is greater than three (3) months, the date on which the third month of such Rate Period ends, and the date on which each such Rate Period ends; (c) as to any Alternate Base Rate Loan, the last Business Day of each March, June, September and December to occur during any period in which such Loan is outstanding and on the date such Alternate Base Rate Loan is converted to another Type; and (d) as to all Loans, such time as the principal of and interest on the Loans shall have been paid in full.

“Inventory” shall mean, with respect to the Parent or any of its Subsidiaries, all of such Person’s now owned or hereafter acquired or created inventory in all of its forms and of every nature, wherever located, whether acquired by purchase, merger, or otherwise, and all raw materials, work in process therefor and finished goods thereof, and all supplies, materials, and products of every nature and description used, usable, or consumed in connection with the manufacture, packing, shipping, advertising, selling, leasing, furnishing, or production of such goods, and shall include, in any event, all “inventory” (within the meaning of such term in the Uniform Commercial Code in effect in any applicable jurisdiction), whether in mass or joint, or other interest or right of any kind in goods which are returned to, repossessed by, or stopped in transit by such Person, and all accessions to any of the foregoing and all products of any of the foregoing.

“Investment” of any Person shall mean any investment so classified under GAAP, and, whether or not so classified, includes (a) any direct or indirect loan advance made by it to any other Person; (b) any direct or indirect Guaranty for the benefit of such Person; provided, however, that for purposes of determining Investments of the Parent hereunder, the existing Guaranty by the Parent of certain tax increment financing extended by The Fidelity Deposit and Discount Bank to The Redevelopment Authority of the County of Lackawanna shall be deemed to not be an Investment; (c) any capital contribution to any other Person; and (d) any ownership or similar interest in any other Person; and the amount of any Investment shall be the original principal or capital amount thereof (plus any subsequent principal or capital amount) minus all cash returns of principal or capital thereof.

“Joint Lead Arrangers” shall mean, collectively, Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“LCPI” shall mean Lehman Commercial Paper Inc.

“LDC Proceeds” shall have the meaning set forth in the definition of Qualified Transaction.

“LDC Sale” shall have the meaning set forth in the definition of Qualified Transaction.

“Leapartners” shall have the meaning set forth in the recitals hereto.

“Letter(s) of Credit” shall mean, in the singular form, any letter of credit issued by any Person for the account of the Parent and, in the plural form, all such letters of credit issued by any Person for the account of the Parent.

“Lien” shall mean any mortgage, deed of trust, pledge, security interest, encumbrance, lien (including without limitation, any such interest arising under any Environmental Law), or similar charge of any kind (including without limitation, any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof), or the interest of the lessor under any Capital Lease.

“Loan” shall mean a loan from a Bank to the Borrowers made pursuant to Section 2.1(a).

“Loan Document” shall mean this Agreement, any Note, any Collateral Document, the Intercreditor Agreement or any other document, agreement, certificate or instrument now or hereafter executed and delivered by the Borrowers or any other Person in connection with any of the transactions contemplated by any of the foregoing, as any of the foregoing may hereafter be amended, modified, or supplemented, and “Loan Documents” shall mean, collectively, each of the foregoing.

“Loan Parties” means, collectively, (i) the Borrowers, (ii) each of the SUG EAT Entities until the Acquired Business Equity Interests Transfer has been fully consummated, and (iii) each Subsidiary of the Parent that holds or owns any of the Acquired Business Equity Interests.

“Majority Banks” shall mean at any time Banks holding more than 50% of the Pro Rata Percentages.

“Material Adverse Effect” shall mean any material adverse effect on (a) the financial condition, business, properties, assets, prospects or operations of the Parent and its Subsidiaries taken as a whole, or (b) the ability of any of the Loan Parties to perform their respective obligations under this Agreement, any Note or any other Loan Document to which it is a party on a timely basis.

“Maturity Date” shall mean February 28, 2007.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“NEG Assets” shall mean those “Assets” (as defined in the NEG Purchase Agreement) owned by the Parent, directly or indirectly through any “Subsidiary” or any “Affiliate” (as such terms are defined in the NEG Purchase Agreement) of the Parent, and the “Stock” (as such term is defined in the NEG Purchase Agreement), all of which are to be sold pursuant to the NEG Purchase Agreement.

“NEG Purchase Agreement” shall mean the Purchase and Sale Agreement, dated as of February 15, 2006, between the Parent and National Grid USA, as the same may be amended, modified or supplemented from time to time.

“Non-Revolving Credit Facility Letter of Credit” shall mean any Letter of Credit which is not an Existing Revolving Credit Facility Letter of Credit.

“Note” or “Notes” shall mean a promissory note or notes, respectively, of the Borrowers, executed and delivered under this Agreement.

“Notice of Borrowing” shall have the meaning set forth in Section 2.1(c).

“Obligations” shall mean all obligations of the Borrowers to the Agent and each Bank under this Agreement, the Notes and all other Loan Documents to which it is a party.

“Officer’s Certificate” shall mean a certificate signed in the name of the Parent or a Subsidiary of the Parent, as the case may be, by either its President, one of its Vice Presidents, its Treasurer, its Secretary, or one of its Assistant Treasurers or Assistant Secretaries.

“Panhandle Eastern” shall mean Panhandle Eastern Pipe Line Company, LP, a Delaware limited partnership.

“Panhandle Eastern Refinancing Debt” shall mean any Debt of Panhandle Eastern and/or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, any Debt of Panhandle Eastern and/or any of its Subsidiaries existing as of the Existing Revolving Credit Facility Closing Date, provided, that:

(a) the principal amount of such Panhandle Eastern Refinancing Debt does not exceed the then outstanding principal amount of the Debt so extended, refinanced, renewed, replaced, defeased or refunded;

(b) the interest rate or rates to accrue under such Panhandle Eastern Refinancing Indebtedness do not exceed the lesser of (i) the interest rate or rates then accruing on the Debt so extended, refinanced, renewed, replaced, defeased or refunded or (ii) the prevailing market interest rate or rates which are then applicable to, and generally available for, Debt which is similar in type, amount, maturity and other terms to the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded;

(c) the maturities, amortization schedules, covenants, defaults, remedies, collateral security provisions (or absence thereof) and other terms of such Panhandle Eastern Refinancing Indebtedness, including without limitation, any restrictions on the payment by Panhandle Eastern and/or its applicable Subsidiaries of any dividends or other shareholder distributions, are in each case the same or more favorable to Panhandle Eastern and/or its applicable Subsidiaries as those in the Debt so extended, refinanced, renewed, replaced, defeased or refunded; and

(d) no Default or Event of Default has occurred and is continuing or would result from the issuance or origination of such Panhandle Eastern Refinancing Indebtedness.

“Parent” shall have the meaning set forth in the preamble hereto.

“Partnership Company” shall mean any of SRES, REM, Grey Ranch, any SRES Subsidiary or any of their respective subsidiaries; and “Partnership Companies” shall mean, collectively, SRES, REM, Grey Ranch, the SRES Subsidiaries and their respective subsidiaries.

“Payment Office” shall mean, with respect to the Agent, the office of the Agent located at its “Address for Notices” set forth below the name of the Agent on the signature pages hereof or such other office of the Agent as the Agent may from time to time specify to the Borrowers and the Banks.

“Permitted Subordinated Lien” shall mean the Lien granted by each of the SUG EAT Entities in favor of ESSI in all of their respective rights title and interest in and to the SUG EAT Entities Collateral pursuant to the terms of the SUG EAT Entities Loan Documents, which Lien shall be at all times fully subordinated to the Liens granted in favor of the Agent in such SUG EAT Entities Collateral pursuant to the Collateral Documents and subject to the terms and conditions of the Intercreditor Agreement.

“Person” shall mean an individual, partnership, joint venture, corporation, joint stock company, bank, trust, unincorporated organization and/or a government or any department or agency thereof.

“PGEnergy Assets” shall mean those “Assets” (as defined in the PGEnergy Purchase Agreement) owned by the Parent, directly or indirectly through PG Energy Services, Inc., a Pennsylvania corporation, and the Equity Interests in PG Energy Services Inc., all of which are to be sold pursuant to the PGEnergy Purchase Agreement.

“PGEnergy Purchase Agreement” shall mean the Purchase and Sale Agreement, dated as of January 26, 2006, between the Parent and UGI Corporation, as the same may be amended, modified or supplemented from time to time.

“Plan” shall mean any plan subject to Title IV of ERISA and maintained for employees of the Parent or of any member of a “controlled group of corporations,” as such term is defined in the Code, of which the Parent or any of its Subsidiaries is a member, or any such plan to which the Parent or any of its Subsidiaries is required to contribute on behalf of its employees.

“Pledge Agreements” shall mean, collectively, (i) the Parent Pledge Agreement to be executed and delivered on the Closing Date by the Parent and the Agent, substantially in the form of Exhibit D-1, as the same may be amended, supplemented or otherwise modified from time to time, (ii) the Pledge Agreement to be executed and delivered on the Closing Date by the SUG EAT Entities and the Agent, substantially in the form of Exhibit D-2, as the same may be amended, supplemented or otherwise modified from time to time (the“SUG EAT Entities Pledge Agreement”) and (iii) any pledge agreement executed and delivered pursuant to Section 9.13.

“Prime Rate” shall mean, on any day, the rate as publicly announced from time to time by JPMorgan Chase Bank as being its “prime rate” for that day. Without notice to the Borrowers or any other Person, the Prime Rate shall change automatically from time to time as and in the amount by which said Prime Rate shall fluctuate, with each such change to be effective as of the date of each change in such Prime Rate. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Agent may make commercial or other loans at rates of interest at, above or below the Prime Rate.

“Prior Acquisitions” shall mean collectively the Parent’s previous acquisitions of and mergers with Fall River Gas Company, Providence Energy Corporation and Valley Resources, Inc.

“Pro-Rata Percentage” shall mean with respect to any Bank, a fraction (expressed as a percentage), the numerator of which shall be the amount of such Bank’s Credit Exposure and the denominator of which shall be the aggregate amount of all the Credit Exposure, as adjusted from time to time in accordance with this Agreement.

“Property” shall mean any interest or right in any kind of property or asset, whether real, personal, or mixed, owned or leased, tangible or intangible, and whether now held or hereafter acquired.

“Qualified Exchange Accommodation Agreement” shall mean the Qualified Exchange Accommodation Agreement, dated as of February 27, 2006, by and among SUG EAT Inc., SUG EAT LLC and the Parent.

“Qualified Transaction” shall mean, collectively, the following transactions so long as the Acquired Business Equity Interests Transfer has not been consummated: the sale by the Parent of each of the PGEnergy Assets and the NEG Assets (each an “LDC Sale”) and the contemporaneous assignment to CDEC of the Parent’s rights to all the proceeds from such sale (such proceeds from each LDC Sale being referred to as the “LDC Proceeds”). Immediately upon the consummation of any LDC Sale, the Parent will require and direct CDEC to immediately transfer or otherwise distribute to the SUG EAT Inc. the LDC Proceeds received by CDEC from such LDC Sale, and SUG EAT Inc. shall then immediately make a corresponding partial prepayment of the SUG EAT Entities Loan in an amount equal to such LDC Proceeds to ESSI. Upon the earlier of (i) the consummation of the second LDC Sale or (ii) the Safe Harbor Transfer Date, the Parent shall direct CDEC to require the SUG EAT Entities to transfer to one or more wholly-owned Subsidiaries (other than the SUG Partnership Entities) designated by the Parent the Acquired Business Equity Interests and all related Collateral described in the SUG EAT Entities Pledge Agreement free and clear of all Liens other than the Liens in favor of the Agent created under the Collateral Documents. The Borrowers shall apply any LDC Proceeds received by them or any of their Subsidiaries in accordance with Section 4.1(b)(iv).

“Qualifying Assets” shall mean (i) equity interests owned one hundred percent (100%) by the Parent in entities engaged primarily in one or more of the Parent’s lines of business described in Section 7.15 (singly, a “Qualified Entity,” collectively, “Qualified Entities”), or productive assets used in one or more of such lines of business; and (ii) equity interests of less than one hundred percent (100%) owned by the Parent in one or more Qualifying Entities, provided that at any time the aggregate amount of the Parent’s investment in Qualifying Assets described in clause (ii) that are then held by the Parent as of the applicable determination date (measured by the aggregate purchase price paid therefor, including the aggregate amount of Debt assumed or deemed incurred by the Parent in connection with such acquisitions) does not exceed twenty percent (20%) of the Consolidated Net Worth of the Parent and its Subsidiaries as of the applicable determination date.

“Rabbi Trusts” shall mean those four (4) certain non-qualified deferred compensation irrevocable trusts existing as of the Closing Date, previously established by the Parent for the benefit of its executive employees, so long as the assets in each of such trusts which have not yet been distributed to one or more executive employees of the Parent remain subject to the claims of the Parent’s general creditors.

“Rate Period” shall mean the period of time for which the Eurodollar Rate shall be in effect as to any Eurodollar Rate Loan commencing on the date such Loan was made or such Loan was converted to or continued as an Eurodollar Rate Loan, as the case may be, and ending on the date one, two, three or six months thereafter as specified in the applicable Notice of Borrowing and subject to the provisions of Sections 2.2 and 2.3; provided, however, that any Rate Period that would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Rate Period shall end on the next preceding Business Day.

“Release” shall mean a “release”, as such term is defined in CERCLA.

“REM” shall have the meaning set forth in the recitals hereto.

“Restricted Payment” shall mean, with respect to any Person, such Person’s declaration or payment of any dividend on, or purchase or agreement to purchase any of, or making of any other distribution with respect to, any of its Equity Interests stock, except, in the case of the Parent only, (i) any such dividend, purchase or distribution consisting solely of capital stock of the Parent and (ii) any dividend or interest paid on or with respect to the Parent’s Structured Securities to the extent that such amounts are included in Cash Interest Expense.

“Safe Harbor Transfer Date” shall mean August 28, 2006.

“S&P” shall mean Standard & Poor’s Ratings Group.

“Secured Obligations” shall mean the “Secured Obligations” as defined in Section 1 of the Pledge Agreements.

“Secured Parties” shall mean the Agent and the Banks.

“Securities Act” shall have the meaning set forth in Section 13.1.

“Sellers” shall have the meaning set forth in the recitals hereto.

“Senior Funded Debt” shall mean Funded Debt of the Parent excluding Debt that is contractually subordinated in right of payment to any other Debt.

“Senior Notes” shall mean, collectively, (a) the $475,000,000 of 7.6% Senior Notes of the Parent previously placed with investors on or about January 31, 1994, (b) the $300,000,000 of 8.25% Senior Notes of the Parent previously placed with investors on or about November 3, 1999, (c) the $125,000,000 of the 2008 Senior Notes, and (d) the $100,000,000 of 4.375% Senior Notes of the Parent previously placed with investors on or about February 11, 2005, as each such Senior Notes may be amended, modified, or supplemented from time to time in accordance with the terms of this Agreement; and “Senior Note” shall mean each such note individually.

“Sid Richardson Acquired Business” shall have the meaning set forth in the recitals hereto.

“Sid Richardson Acquisition” shall have the meaning set forth in the recitals hereto.

“Sid Richardson Acquisition Agreement” shall have the meaning set forth in the recitals hereto.

Sid Richardson Acquisition Agreement Assignment” shall have the meaning set forth in the recitals hereto.

“Sid Richardson Acquisition Documents” shall have the meaning set forth in the recitals hereto.

“Significant Property” shall mean at any time property or assets of the Parent or any of its Subsidiaries having a book value (net of accumulated depreciation taken in accordance with GAAP) of at least $5,000,000.00 or that contributed (or is an integrated physical portion of an assemblage of assets that contributed) at least 5% of the gross income of the owner thereof for the fiscal quarter most recently ended.

“Southern Union Panhandle” shall have the meaning set forth in the recitals hereto.

“Southern Union Trust” shall mean any of those certain Delaware business trusts organized for the sole purpose of purchasing Subordinated Debt Securities constituting a portion of, and described in the definition of, Structured Securities and issuing the Preferred Securities and Common Securities also constituting a portion of, and described in the definition of, Structured Securities, and having no assets other than the Parent’s Subordinated Debt Securities, the Guaranties (as described in the definition of Structured Securities) and the proceeds thereof. Southern Union Trusts shall be considered to be Subsidiaries for purposes hereof so long as their affairs are consolidated under GAAP and for federal income tax purposes with the affairs of the Parent.

“SRCG” shall have the meaning set forth in the recitals hereto.

“SRES” shall have the meaning set forth in the recitals hereto.

“SRES Subsidiaries” shall mean, collectively, Leapartners, SRCG-West Texas Gathering Company, Inc., a Texas corporation, Mi Vida Genpar, L.L.C., a Texas limited liability company, Sid Richardson Pipeline, Ltd., a Texas limited partnership, West Texas Gathering Company, a Delaware corporation, and Sid Richardson Gas Pipeline, Ltd., a Texas limited partnership.

“Standby Letter of Credit” shall mean any standby letter of credit issued to support obligations (contingent or otherwise) of the Parent.

“Structured Securities” shall mean collectively (a) the Subordinated Debt Securities, the Guaranties, the Common Securities and the Preferred Securities of the Southern Union Trusts, all as described and defined in the Registration Statement on Form S-3 filed by the Parent with the Securities and Exchange Commission on March 25, 1995, and (b) subordinated debt securities, guaranties, common securities and/or preferred securities issued in connection with the consummation of the Prior Acquisitions in an aggregate face amount of not more than $150,000,000 upon terms and conditions substantially similar in all material respects to the terms and conditions described and defined in such Registration Statement on Form S-3 filed by the Parent with the Securities and Exchange Commission on March 25, 1995. For all purposes of this Agreement, the amounts payable by Southern Union Trusts under the Preferred Securities and Common Securities (or similar securities provided for under subclause (b) above) and the amounts payable by the Parent under the Subordinated Debt Securities or the Guaranties (or similar securities provided for under subclause (b) above) shall be treated without duplication, it being recognized that the amounts payable by Southern Union Trusts are funded with payments made or to be made by the Parent to Southern Union Trusts and are also guaranteed by the Parent under the Guaranties described in the S-3 mentioned above (or similar guaranties provided for under subclause (b) above).

“Subsidiary” of a Person shall mean a corporation, partnership, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Solely for purposes of this Agreement and the other Loan Documents, each of the SUG Partnership Entities shall be deemed a “Subsidiary” of the Parent. Notwithstanding the foregoing in this definition of “Subsidiary”, SUG EAT Inc. shall be deemed a “Subsidiary” of the Parent solely for purposes of Section 4.1(b) and each of the definitions of Asset Sale, Equity Issuance and Debt Issuance. Notwithstanding the fact that the management of Cross Country is or may be controlled by the Parent, neither Cross Country nor any of its subsidiaries shall be deemed to constitute a Subsidiary of the Parent for purposes of this Agreement so long as the Parent does not beneficially own, directly, or indirectly, a majority of the shares of securities or other interests in Cross Country having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency).

“SUGC ” shall have the meaning set forth in the recitals hereto.

“SUG EAT Entities” shall mean, collectively, SUG EAT LLC and SUG EAT Inc.

“SUG EAT Entities Collateral” shall mean “Collateral” as such term is defined in the SUG EAT Entities Pledge Agreement.

“SUG EAT Entities Loan” shall have the meaning set forth in the recitals hereto.

“SUG EAT Entities Loan Documents” shall mean, collectively, (a) the Promissory Note dated March 1, 2006, between the SUG EAT Entities, as payors, and ESSI, as payee, (b) the pledge agreement, dated as of March 1, 2006, by and between the SUG EAT Entities and ESSI and (c) any issuer control agreements executed to perfect the lien created by the pledge agreement referred to in clause (b) above.

“SUG EAT Entities Permitted Activities” shall have the meaning set forth in Section 11.1(O).

“SUG EAT Entities Pledge Agreement” shall have the meaning set forth in the definition of Pledge Agreements.

“SUG EAT Entities Transaction Document” shall mean (a) the SUG EAT Entities Loan Documents, (b) the Qualified Exchange Accommodation Agreement, (c) the Management Agreement, or (d) the Sid Richardson Acquisition Agreement Assignment; and “SUG EAT Entities Transaction Documents” shall mean, collectively, each of the foregoing.

“SUG EAT Inc.” shall mean SUG EAT, Inc., a Delaware corporation and a direct wholly- owned subsidiary of CDEC.

“SUG EAT LLC” shall mean SUG EAT, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of SUG EAT Inc.

“SUG Management Agreement” shall mean the Management Agreement, dated as of March 1, 2006 by and between SUG EAT LLC and Southern Union Panhandle pursuant to which, among other things, Southern Union Panhandle is engaged or otherwise appointed the sole manager of SUG EAT LLC.

“SUG Partnership Entities” shall mean the Partnership Companies and SUG EAT LLC.

“SUG Purchasers” shall have the meaning set forth in the recitals hereto.

“Transferee Subsidiary” shall have the meaning set forth in Section 9.13.

“Trunkline LNG Holdings” shall mean CMS Trunkline LNG Holdings, LLC, a Delaware limited liability company.

“2003 Equity Units” shall mean the 2,500,000 equity units issued by the Parent June 11, 2003, with each such equity unit consisting of a forward stock purchase contract for the purchase of shares of the Parent’s common stock and a 2.75% senior note of the Parent due August 16, 2008 (the “2008 Senior Notes”), which 2008 Senior Notes were issued pursuant to Supplemental Indenture No. 1, dated as of June 11, 2003 between the Parent and JPMorgan Chase Bank, N.A., as trustee (the “2003 Supplemental Indenture”).

“2003 Supplemental Indenture” shall have the meaning set forth in the definition of 2003 Equity Units.

“2008 Senior Notes” shall have the meaning in the definition of 2003 Equity Units.

“Type” shall mean, with respect to any Loan, any Alternate Base Rate Loan or any Eurodollar Rate Loan.

1.2  Terms Generally.

 The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, and (e) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time.

2.  THE LOANS

2.1  The Loans

(a)  Subject to the terms and conditions and relying upon the representations and warranties of the Borrowers herein set forth, each Bank severally agrees to make a single Loan to the Borrowers on the Closing Date in a principal amount not to exceed the amount set opposite such Bank’s name on Schedule 2.1(a) (such Bank’s “Commitment”). The Borrowers may not reborrow any Loan or portion thereof that has been repaid or prepaid.

(b)  (i)The Borrowers shall execute and deliver to the Agent for each Bank to evidence the Loan made by each Bank under such Bank’s Commitment, a Note, which shall be: (i) dated the date of the Closing Date; (ii) in the principal amount of such Bank’s Loan made by it on the Closing Date; (iii) in substantially the form attached hereto as Exhibit A, with blanks appropriately filled; (iv) payable to the order of such Bank on the Maturity Date; and (v) subject to acceleration upon the occurrence of an Event of Default.

(ii) Each Loan shall bear interest on the unpaid principal amount thereof from time to time outstanding at the rate per annum determined as specified in Sections 2.2(a), 2.2(b), 2.3(b) and 2.3(c), and accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, commencing with the first Interest Payment Date following the date of each Loan; provided, however, that (i) interest accrued pursuant to Section 2.2(b) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Rate Loan prior to the end of the current Rate Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(c)  Each Loan to be made pursuant to Section 2.1(a), each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans or Alternate Base Rate Loans shall be: (i) in the case of any Eurodollar Rate Loan, in a principal amount of not less than $10,000,000.00 or an integral multiple of $5,000,000.00 in excess thereof; or (ii) in the case of any Alternate Base Rate Loan, in a principal amount of not less than $10,000,000.00 or an integral multiple of $5,000,000.00 in excess thereof, and, at the option of the Borrowers, any Borrowing, continuation or conversion under this Section 2.1(c) may be comprised of two or more such Loans bearing different rates of interest. Each Borrowing under Section 2.1(a), each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans or Alternate Base Rate Loans shall be made upon prior notice from the Borrowers to the Agent in the form attached hereto as Exhibit B (the “Notice of Borrowing”) delivered to the Agent not later than 11:00 am (New York City time): (i) on the third Business Day prior to the requested date of a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Alternate Base Rate Loans; and (ii) on the requested date of a Borrowing or continuation of Alternate Base Rate Loans. Each Notice of Borrowing shall be irrevocable and shall specify: (i) whether the Borrowers are requesting a Borrowing on the Closing Date, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans or Alternative Base Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, (v) if applicable, the duration of the Rate Period with respect thereto and the Expiration Date of such Rate Period, and (vi) in the case of the Borrowing pursuant to Section 2.1(a), the demand deposit account into which the proceeds of the borrowing are to be deposited by the Agent. If the Borrowers fail to specify a Type of Loan in a Notice of Borrowing or if the Borrowers fail to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, converted to, or continued as Alternate Base Rate Loans. Any such automatic conversion to Alternate Base Rate Loans shall be effective as of the last day of the Rate Period then in effect with respect to the applicable Loans. If the Borrowers request a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Notice of Borrowing, but fails to specify an Rate Period, it will be deemed to have specified an Rate Period of one month. The Borrowers may give the Agent telephonic notice by the required time of any proposed Borrowing, continuation or conversion under this Section 2.1(c); provided that such telephonic notice shall be confirmed in writing by delivery to the Agent as promptly as practicable (but in no event later than the date relating to any such Borrowing, conversion or continuation) of a Notice of Borrowing. Neither the Agent nor any Bank shall incur any liability to any of the Borrowers in acting upon any telephonic notice referred to above which the Agent believes in good faith to have been given by the Borrowers, or for otherwise acting in good faith under this Section 2.1(c). After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than eight Rate Periods in effect.

(d)  Following receipt of a Notice of Borrowing in respect of a Borrowing under Section 2.1(a) or conversion or continuation of Types of Loans as provided in Section 2.1(c) (and if no timely notice of a conversion or continuation is provided by the Borrowers, the Agent shall notify each Bank of the details of any automatic conversion to Alternate Base Rate Loans described in Section 2.1(c)), the Agent shall promptly notify each Bank of the applicable interest rate under Section 2.2. With respect to the Loan to be made by each Bank pursuant to Section 2.1(a), each Bank shall, before 11:00 am (New York City time) on the Closing Date, make the amount of such Loan available to the Agent by wire transfer in same day funds in dollars, at the Agent’s Payment Office. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Section 8, on the Closing Date, the Agent shall make the Borrowing available to the Borrowers at the Agent’s Payment Office in immediately available funds and, to the extent requested in the Notice of Borrowing, deposit or otherwise credit such funds to the account designated in such Notice of Borrowing. Each Bank shall post on a schedule attached to its Note: (i) the date and principal amount of the Loan made under such Note; (ii) the rate of interest each such Loan will bear; and (iii) each payment of principal thereon; provided, however, that any failure of such Bank so to mark such Note shall not affect the Borrowers, obligations thereunder or hereunder; and provided further that such Bank’s records as to such matters shall be controlling whether or not such Bank has so marked such Note. Any deposit to a demand deposit account by the Agent pursuant to a request (whether written or oral) believed by the Agent to be an authorized request by the Borrowers for a Loan hereunder shall be deemed to be a Loan hereunder for all purposes with the same effect as if the Borrowers had in fact requested the Agent to make such Loan.

(e)  Unless the Agent shall have received notice from a Bank prior to the date of the Borrowing of the Loans pursuant to Section 2.1(a) that such Bank will not make available to the Agent the amount of the Loan to be made by such Bank hereunder, the Agent may assume that such Bank has made such portion available to the Agent on the Closing Date in accordance with this Section 2.1 and the Agent may, in reliance upon such assumption, make available to the Borrowers on the Closing Date a corresponding amount. If and to the extent that such Bank shall not have so made such amount available to the Agent, such Bank (severally) and the Borrowers (jointly and severally) agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrowers until the date such amount is repaid to the Agent, (i) in the case of the Borrowers, at the interest rate applicable at the time to the Loans comprising such borrowing, and (ii) in the case of such Bank, at the Federal Funds Rate. If such Bank shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Loan as part of such Borrowing for purposes of this Agreement.

(f)  The failure of any Bank to make its Loan to be made by it on the Closing Date pursuant to Section 2.1(a) shall not relieve any other Bank of its obligation, if any, hereunder to make its Loan on the Closing Date, but no Bank shall be responsible for the failure of any other Bank to make the Loan to be made by such other Bank on the Closing Date.

(g)  Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of a Rate Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Majority Banks.

2.2  Interest Rate Determination

(a)  (i)Except as specified in Sections 2.3(b), Alternate Base Rate Loans shall bear interest on the unpaid principal amount thereof from time to time outstanding, until maturity, at a rate per annum equal to the lesser of (A) the Alternate Base Rate in effect from time to time for such Loans or (B) the Highest Lawful Rate.

(ii) Except as specified in Sections 2.3(b) and 2.3(c), Eurodollar Rate Loans shall bear interest on the unpaid principal amount thereof from time to time outstanding, until maturity, at a rate per annum equal to the lesser of (A) the Eurodollar Rate for the Rate Period in effect for such Borrowing of such Loans in effect from time to time or (B) the Highest Lawful Rate.

(iii) All interest hereunder shall be calculated based on a year of 360 days in the case of the Eurodollar Rate or the Alternate Base Rate based on the Federal Funds Rate and a year of 365 or 366 days, as the case may be, in the case of the Alternate Base Rate based on the Prime Rate, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Eurodollar Rate shall be determined by the Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.

(b)  Any principal, interest, fees or other amount owing hereunder, under any Note or under any other Loan Document that is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest at a rate per annum equal to the lesser of (i) two percent (2%) above the Alternate Base Rate in effect from time to time or (ii) the Highest Lawful Rate.

2.3  Additional Interest Rate Provisions

(a)  The respective Note of each Bank may be held by the applicable Bank for the account of its respective Domestic Lending Office or its respective Eurodollar Lending Office, and may be transferred from one to the other from time to time as each Bank may determine.

(b)  If the Borrowers shall have chosen the Eurodollar Rate in a Notice of Borrowing and prior to the requested date of Borrowing, conversion or continuation, any Bank in good faith determines (which determination shall be conclusive) that (i) deposits in Dollars in the principal amount of such Eurodollar Rate Loan are not being offered to the Eurodollar Lending Office of such Bank in the Eurodollar interbank market selected by such Bank in its sole discretion in good faith or (ii) adequate and reasonable means do not exist for ascertaining the chosen Eurodollar Rate in respect of such Eurodollar Rate Loan or (iii) the Eurodollar Rate for any Rate Period for such Eurodollar Rate Loan will not adequately reflect the cost to such Bank of making or maintaining such Eurodollar Rate Loan for such Rate Period, then such Bank will so notify the Borrowers and the Agent and such Eurodollar Rate shall not become effective as to such Eurodollar Rate Loan on such Borrowing Date or at any time thereafter until such time thereafter as the Borrowers receive notice from the Agent that the circumstances giving rise to such determination no longer apply.

(c)  Anything in this Agreement to the contrary notwithstanding, if at any time any Bank in good faith determines (which determination shall be conclusive) that the introduction of or any change in any applicable law, rule or regulation or any change in the interpretation or administration thereof by any governmental or other regulatory authority charged with the interpretation or administration thereof shall make it unlawful for the Bank (or the Eurodollar Lending Office of such Bank) to maintain or fund any Eurodollar Rate Loan, such Bank shall give notice thereof to the Borrowers and the Agent. With respect to any Eurodollar Rate Loan which is outstanding when such Bank so notifies the Borrowers, upon such date as shall be specified in such notice the Rate Period shall end and the lesser of (i) the Alternate Base Rate or (ii) the Highest Lawful Rate shall commence to apply in lieu of the Eurodollar Rate in respect of such Eurodollar Rate Loan and shall continue to apply unless and until the Borrowers change the rate as provided in Section 2.1(c). No more than five (5) Business Days after such specified date, the Borrowers shall, jointly and severally, pay to such Bank (x) accrued and unpaid interest on such Eurodollar Rate Loan at the Eurodollar Rate in effect at the time of such notice to but not including such specified date plus (y) such amount or amounts (to the extent that such amount or amounts would not be usurious under applicable law) as may be necessary to compensate such Bank for any direct or indirect costs and losses incurred by it (to the extent that such amounts have not been included in the Additional Costs in calculating such Eurodollar Rate), but otherwise without penalty. If notice has been given by such Bank pursuant to the foregoing provisions of this Section 2.3(c), then, unless and until such Bank notifies the Borrowers that the circumstances giving rise to such notice no longer apply, such Eurodollar Rate shall not again apply to such Loan or any other Loan and the obligation of such Bank to continue any Eurodollar Rate Loan as a Eurodollar Rate Loan shall be suspended. Any such claim by such Bank for compensation under clause (y) above shall be accompanied by a certificate setting forth the computation upon which such claim is based, and such certificate shall be conclusive and binding for all purposes, absent manifest error.

(d)  EACH BORROWER JOINTLY AND SEVERALLY WILL INDEMNIFY EACH BANK AGAINST, AND REIMBURSE EACH BANK ON DEMAND FOR, ANY LOSS (INCLUDING LOSS OF REASONABLY ANTICIPATED PROFITS DETERMINED USING REASONABLE ATTRIBUTION AND ALLOCATION METHODS), OR REASONABLE COST OR EXPENSE INCURRED OR SUSTAINED BY SUCH BANK (INCLUDING WITHOUT LIMITATION, ANY LOSS OR EXPENSE INCURRED BY REASON OF THE LIQUIDATION OR REEMPLOYMENT OF DEPOSITS OR OTHER FUNDS ACQUIRED BY SUCH BANK TO FUND OR MAINTAIN ANY EURODOLLAR RATE LOAN) AS A RESULT OF (i) ANY ADDITIONAL COSTS INCURRED BY SUCH BANK; (ii) ANY CONTINUATION, CONVERSION, PAYMENT, PREPAYMENT OR REPAYMENT (WHETHER AUTHORIZED OR REQUIRED HEREUNDER OR OTHERWISE) OF ALL OR A PORTION OF ANY LOAN ON A DAY OTHER THAN THE EXPIRATION DATE OF A RATE PERIOD FOR SUCH LOAN; (iii) ANY PAYMENT OR PREPAYMENT (WHETHER REQUIRED HEREUNDER OR OTHERWISE) OF ANY LOAN MADE AFTER THE DELIVERY OF A NOTICE OF BORROWING BUT BEFORE THE BORROWING DATE IF SUCH PAYMENT OR PREPAYMENT PREVENTS THE PROPOSED BORROWING FROM BECOMING FULLY EFFECTIVE; (iv) AFTER RECEIPT BY THE AGENT OF A NOTICE OF BORROWING, THE FAILURE OF ANY LOAN TO BE MADE OR EFFECTED BY SUCH BANK DUE TO ANY CONDITION PRECEDENT TO A BORROWING NOT BEING SATISFIED BY THE BORROWERS OR DUE TO ANY OTHER ACTION OR INACTION OF THE BORROWERS, OR (v) ANY FAILURE BY ANY BORROWER (FOR A REASON OTHER THAN THE FAILURE OF A BANK TO MAKE A LOAN) TO PREPAY, BORROW, CONTINUE OR CONVERT ANY LOAN OTHER THAN AN ALTERNATE BASE RATE LOAN ON THE DATE OR IN THE AMOUNT NOTIFIED BY THE BORROWERS. ANY BANK DEMANDING PAYMENT UNDER THIS SECTION 2.3(d) SHALL DELIVER TO THE BORROWERS AND THE AGENT A STATEMENT REASONABLY SETTING FORTH THE AMOUNT AND MANNER OF DETERMINING SUCH LOSS, COST OR EXPENSE. THE FACTS SET FORTH IN SUCH STATEMENT SHALL BE CONCLUSIVE AND BINDING FOR ALL PURPOSES, ABSENT MANIFEST ERROR.

(e)  If, after the date of this Agreement, any Bank shall have determined that the adoption of any applicable law, rule, guideline, interpretation or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank’s capital as a consequence of its obligations hereunder and under similar lending arrangements to a level below that which such Bank could have achieved but for such adoption, change or compliance (taking into consideration such Bank’s policies with respect to capital adequacy) by an amount deemed by such Bank to be material then the Borrowers jointly and severally shall pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction.

(f)  A certificate of such Bank setting forth such amount or amounts as shall be necessary to compensate such Bank as specified in subparagraph (e) above shall be delivered as soon as practicable to the Borrowers (with a copy thereof to the Agent) and to the extent determined in accordance with subparagraph (e) above shall be conclusive and binding, absent manifest error. The Borrowers jointly and severally shall pay such Bank the amount shown as due on any such certificate within fifteen (15) days after such Bank delivers such certificate. In preparing such certificate, such Bank may employ such assumptions and allocations (consistently applied with respect to advances made by such Bank or commitments by such Bank to make advances) of costs and expenses as it shall in good faith deem reasonable and may use any reasonable averaging and attribution method (consistently applied with respect to advances made by such Bank or commitments by such Bank to make advances).

3.  JOINT AND SEVERAL LIABILITY OF BORROWERS

3.1  Joint and Several Liability of Borrowers

(a)  Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Agent and the Banks under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrower to accept joint and several liability for the Obligations.

(b)  Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrower, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 3.1), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.

(c)  If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrower will make such payment with respect to, or perform, such Obligation.

(d)  The obligations of each Borrower under the provisions of this Section 3.1 constitute the absolute and unconditional, full recourse obligations of each Borrower enforceable against each such Borrower.

(e)  Except as otherwise expressly provided in this Agreement: (i) each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Loans under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by any Agent or any Borrower under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement); and (ii) each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Agent or any Bank at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by the Agent or any Bank in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower.

(f)  Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of the Agent or any Bank with respect to the failure by any Borrower to comply with any of its respective Obligations, including any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws, statutes, rules or regulations, which might, but for the provisions of this Section 3.1 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 3.1, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of such Borrower under this Section 3.1 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 3.1 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower or the Agent or any Bank or other Loan Party. The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, constitution or place of formation of any of the Borrowers or the Agent or any Bank.

(g)  Each Borrower represents and warrants to the Agent and Banks that such Borrower is currently informed of the financial condition of the Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations.

(h)  The provisions of this Section 3.1 are made for the benefit of the Agent, the Banks and their respective successors and assigns, and may be enforced by any of them from time to time against any or all of the Borrowers as often as occasion therefor may arise and without requirement on the part of such Agent, Bank, successor or assign first to marshal any of its or their claims or to exercise any of its rights against any of the other Borrowers or to exhaust any remedies available to it against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 3.1 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by the Agent or any Bank upon the insolvency, bankruptcy or reorganization of any of the Borrowers, or otherwise, the provisions of this Section 3.1 will forthwith be reinstated in effect, as though such payment had not been made.

(i)  Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Agent or the Banks with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against the other Borrower with respect to any payments to the Agent or any Bank hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to the other Borrower therefor.

(j)  Each Borrower hereby agrees that, after the occurrence and during the continuance of any Default or Event of Default, the payment of any amounts due with respect to the indebtedness owing by any Borrower to the other Borrower is hereby subordinated to the prior payment in full in cash of the Obligations. Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of the other Borrower owing to such Borrower. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for the Agent, and such Borrower shall deliver any such amounts to Agent for application to the Obligations in accordance with Section 4.3.

4.  PAYMENTS AND PREPAYMENTS

4.1  Optional and Mandatory Prepayment

(a)  Optional Prepayments. The Borrowers shall have the right at any time and from time to time to prepay any of the Loans, in whole or in part, as follows:

(i)  with respect to the Eurodollar Rate Loans, by giving not less than three (3) Business Days’ prior written notice to such effect to the Agent; and

(ii)  with respect to the Alternate Base Rate Loans, by giving not less than one (1) Business Day’s prior written notice to such effect to the Agent.

Each such optional prepayment shall be accompanied by accrued interest on the amount so repaid to the date of such prepayment. Any partial prepayment shall be in the amount of $5,000,000.00 or an integral multiple thereof.

(b)  Mandatory Prepayments.

(i)  Asset Sales. Not later than one Business Day following the receipt of any net cash proceeds of any Asset Sale by the Parent or any of its Subsidiaries, the Borrowers shall make prepayments in accordance with Section 4.1(c) in an aggregate amount equal to 100% of such net cash proceeds.

(ii)  Debt Issuance. Not later than one Business Day following the receipt of any net cash proceeds of any Debt Issuance by the Parent or any of its Subsidiaries, the Borrowers shall make prepayments in accordance with Section 4.1(c) in an aggregate amount equal to 100% of such net cash proceeds; provided, however, that no such prepayment shall be required under this Section 4.1(b)(ii) with respect to any Debt or other indebtedness of the Parent or any of its Subsidiaries incurred or issued so long as (x) the net cash proceeds therefrom are applied at the time of such incurrence or issuance to refinance or repay any Debt or indebtedness of the Parent or such Subsidiary that is in existence on the Closing Date and has a stated maturity date that is prior to March 15, 2007 or (y) in the case of any Debt or other indebtedness of the Parent incurred under the Existing Revolving Credit Facility, the net cash proceeds therefrom are used by the Parent solely for working capital purposes.

(iii)  Equity Issuance. Not later than one Business Day following the receipt of any net cash proceeds of any Equity Issuance by the Parent or any of its Subsidiaries, the Borrowers shall make prepayments in accordance with Section 4.1(c) in an aggregate amount equal to 100% of such net cash proceeds.

(iv)  SUG EAT Entities Loan Documents. Not later than one Business Day following the receipt by ESSI of any net cash proceeds constituting prepayment or repayment by any of the SUG EAT Entities of their respective obligations under the SUG EAT Entities Loan Documents, the Borrowers shall make repayments in accordance with Section 4.1(c) in an aggregate amount equal to 100% of such net cash proceeds.

(c)  Application of Mandatory Prepayments. In the event of any mandatory prepayment of the Loan pursuant to Section 4.1(b), all net cash proceeds received as provided in Section 4.1(b) shall be applied to the ratable prepayment of the outstanding aggregate principal amount of the Loans, together with accrued interest thereon to the date of such prepayment.

4.2  Repayment of the Loans; and Maturity of the Loans.

(a)  Each Borrower jointly and severally hereby unconditionally promises to pay to the Agent for the account of each Bank holding a Loan or Loans the then unpaid principal amount of each Loan on the Maturity Date.

(b)  Each Loan shall mature, and the principal amount thereof shall be due and payable, together with accrued and unpaid interest thereon, on the Maturity Date.

4.3  Place of Payment or Prepayment

 All payments and prepayments made in accordance with the provisions of this Agreement or of the Notes or of any other Loan Document in respect of fees or of principal or interest on the Loans shall be made to the Agent for the account of the Banks at the Agent’s Payment Office, no later than 12:00 noon, New York City time, in immediately available funds. Unless the Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Banks hereunder that the Borrowers will not make any payment due hereunder in full, the Agent may assume that the Borrowers have made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due to such Bank. If and to the extent the Borrowers shall not have so made such payment in full to the Agent, each Bank shall repay to the Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent, at the Federal Funds Rate. If and to the extent that the Agent receives any payment or prepayment from the Borrowers and fails to distribute such payment or prepayment to the Banks ratably on the basis of their respective Pro Rata Percentage on the day the Agent receives such payment or prepayment, and such distribution shall not be so made by the Agent in full on the required day, the Agent shall pay to each Bank such Bank’s Pro Rata Percentage thereof together with interest thereon at the Federal Funds Rate for each day from the date such amount is paid to the Agent by the Borrowers until the date the Agent pays such amount to such Bank.

4.4  No Prepayment Premium or Penalty

Each prepayment pursuant to Section 4.1 shall be without premium or penalty, subject in the case of Eurodollar Rate Loans to the provisions of Section 2.3(d).

4.5  Taxes

All payments (whether of principal, interest, reimbursements or otherwise) under this Agreement or any other Loan Document shall be made by the Borrowers without set off or counterclaim and shall be made free and clear of and without deduction for any present or future tax, levy, impost or any other charge, if any, of any nature whatsoever now or hereafter imposed by any taxing authority. If the making of such payments is prohibited by law, unless such a tax, levy, impost or other charge is deducted or withheld therefrom, the Borrowers jointly and severally shall pay to the Banks, on the date of each such payment, such additional amounts as may be necessary in order that the net amounts received by the Banks after such deduction or withholding shall equal the amounts which would have been received if such deduction or withholding were not required.

4.6  Reduction or Termination of Commitments

The Commitments shall automatically terminate in their entirety at 5:00 p.m. (New York City time) on the Closing Date.

5.  FEES

5.1  Specified Fees

The Parent shall pay the fees set forth in the Fee Letter at the times and to the applicable parties as set forth therein.

5.2  Fees Not Interest

The fees described in this Agreement represent compensation for services rendered and to be rendered separate and apart from the lending of money or the provision of credit and do not constitute compensation for the use, detention, or forbearance of money, and the obligation of the Borrowers to pay each fee described herein shall be in addition to, and not in lieu of, the obligation of the Borrowers to pay interest, other fees described in this Agreement, and expenses otherwise described in this Agreement. Fees shall be payable when due in Dollars and in immediately available funds.

6.  APPLICATION OF PROCEEDS

6.1  Application of Proceeds

The Borrowers agree that the proceeds of the Loans shall be used solely to fund the SUG EAT Entities Loan in accordance with the terms of the SUG EAT Entities Loan Documents, which loan proceeds shall in turn be immediately used by the SUG EAT Entities to fund the purchase price of the Sid Richardson Acquisition.

7.  REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants that:

7.1  Organization and Qualification

Each of the Parent, each of its Subsidiaries and each of the SUG Partnership Entities: (a) is a corporation, limited liability company or partnership, as the case may be, duly organized, validly existing, and in good standing under the laws of its respective state of incorporation or formation; (b) has the corporate or organizational power to own its respective properties and to carry on its respective businesses as now conducted; and (c) is duly qualified as foreign corporation, limited liability company or partnership, as the case may be (or, in the case of any Southern Union Trust, trusts) to do business and is in good standing in every jurisdiction where such qualification is necessary except when the failure to so qualify would not or does not have a Material Adverse Effect. Each Borrower is a corporation organized under the laws of Delaware and has the Subsidiaries listed on Schedule 7.1(A), and no others, each of which is a Delaware corporation unless otherwise noted on Schedule 7.1(A). None of the Subsidiaries listed on Schedule 7.1(A) as “Inactive Subsidiaries” conducts or will conduct any business, and none of such Subsidiaries has any assets other than minimum legal capitalization. As of the Closing Date, (a) CDEC directly owns and holds all the Equity Interests in SUG EAT Inc., (b) SUG EAT Inc. directly owns and holds all of the Equity Interests in SUG EAT LLC, (c) Southern Union Panhandle is the sole manager of SUG EAT LLC and (d) Schedule 7.1(B) sets forth all the holders and owners of all the Equity Interests in each of SRES, REM, Leapartners and their respective subsidiaries (including without limitation, the Partnership Companies) immediately after giving effect to the Sid Richardson Acquisition.

7.2  Financial Statements

The Parent has furnished the Banks with (a) the Parent’s annual audit reports containing the Parent’s consolidated balance sheets, statements of income and stockholder’s equity and a cash flow statements as at and for the twelve month periods ending June 30, 2002, June 30, 2003, June 30, 2004 and December 31, 2004, accompanied by the certificate of Price Waterhouse Coopers and (b) the Parent’s unaudited financial report as of the fiscal quarter ending September 30, 2005. These statements are complete and correct and present fairly in accordance with GAAP, consistently applied throughout the periods involved, the consolidated financial position of the Parent and the Subsidiaries and the results of its and their operations as at the dates and for the periods indicated subject, as to interim statements only, to changes resulting from customary end-of-year credit adjustments which in the aggregate will not be material.

7.3  Litigation

Except as disclosed on Schedule 7.3 or Schedule 7.16, there is no: (a) action or proceeding pending or, to the knowledge of the Borrowers, threatened against the Parent or any of its Subsidiaries before any court, administrative agency or arbitrator which is reasonably expected to have a Material Adverse Effect; (b) judgment outstanding against the Parent or any of its Subsidiaries for the payment of money; or (c) other outstanding judgment, order or decree affecting the Parent or any of its Subsidiaries before or by any administrative or governmental authority, compliance with or satisfaction of which may reasonably be expected to have a Material Adverse Effect.

7.4  Default

Neither the Parent nor any of its Subsidiaries is in default under or in violation of the provisions of any instrument evidencing any Debt or of any agreement relating thereto or any judgment, order, law, writ, injunction or decree of any court or any order, regulation or demand of any administrative or governmental instrumentality which default or violation might have a Material Adverse Effect.

7.5  Title to Assets

The Parent and each of its Subsidiaries have good and marketable title to their respective assets, subject to no Liens except those permitted in Section 10.2.

7.6  Payment of Taxes

The Parent and each of its Subsidiaries have filed all tax returns required to be filed and have paid all taxes shown on said returns and all assessments which are due and payable (except such as are being contested in good faith by appropriate proceedings for which adequate reserves for their payment have been provided in a manner consistent with the accounting practices followed by the Parent as of June 30, 2005). The Borrowers are not aware of any pending investigation by any taxing authority or of any claims by any governmental authority for any unpaid taxes, except as disclosed on Schedule 7.6.

7.7  Conflicting or Adverse Agreements or Restrictions; Governmental Approvals.

Neither the Parent nor any of its Subsidiaries is a party to any contract or agreement or subject to any restriction which would have a Material Adverse Effect. Neither the execution and delivery of this Agreement or any other Loan Document nor the consummation of the transactions contemplated hereby nor fulfillment of and compliance with the respective terms, conditions and provisions of this Agreement or of any of the other Loan Documents or of any instruments required hereby or thereby will (a) require any consent or approval of, registration or filing with, or other action by any Governmental Authority, except as set forth in Schedule 7.7 or (b) conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation or imposition of any lien (other than as contemplated or permitted by this Agreement) on any of the property of the Parent or any of its Subsidiaries pursuant to (i) the charter or bylaws or other applicable organizational documents of the Parent or any of its Subsidiaries; (ii) any law or any regulation of any administrative or governmental instrumentality; (iii) any order, writ, injunction or decree of any court; or (iv) the terms, conditions or provisions of any agreement or instrument to which the Parent or any of its Subsidiaries is a party or by which it is bound or to which it is subject.

7.8  Authorization, Validity, Etc.

Each Borrower has the organizational power and authority to make, execute, deliver and carry out this Agreement and the other Loan Documents to which such Person is a party, and the transactions contemplated herein and therein, to make the borrowings provided for herein, to execute and deliver the Notes and to perform its obligations hereunder and under the other Loan Documents to which it is a party and all such action has been duly authorized by all necessary organizational proceedings on its part. Each Loan Party (other than the Borrowers) has the organizational power and authority to make, execute, deliver and carry out the Loan Documents to which such Person is a party and the transactions contemplated therein and to perform its obligations thereunder and all such action has been duly authorized by all necessary organizational proceeding on its part. This Agreement has been duly and validly executed and delivered by the Borrowers and constitutes the valid and legally binding agreement of the Borrowers enforceable against the Borrowers in accordance with its terms, except as limited by Debtor Laws; and the Notes and the other Loan Documents, when duly executed and delivered by the Borrowers and each other Loan Party, as the case may be, pursuant to the provisions hereof and thereof, will constitute the valid and legally binding obligation of the Borrowers and each such other Loan Party, as the case may be, enforceable against such Person in accordance with the terms thereof and of this Agreement, except as limited by Debtor Laws.

7.9  Investment Company Act Not Applicable

Neither the Parent nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

7.10  Public Utility Holding Company Act Not Applicable

Neither the Parent nor any of its Subsidiaries is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company”, or an affiliate of a “subsidiary company” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 2005, as amended.

7.11  Regulations G, T, U and X

No Loan shall be a “purpose credit secured directly or indirectly by margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (“margin stock”); none of the proceeds of any Loan will be used to extend credit to others for the purpose of purchasing or carrying any margin stock, or for any other purpose which would constitute this transaction a “purpose credit secured directly or indirectly by margin stock” within the meaning of said Regulation U, as now in effect or as the same may hereafter be in effect. Neither the Parent nor any of its Subsidiaries will take or permit any action which would involve the Banks in a violation of Regulation G, Regulation T, Regulation U, Regulation X or any other regulation of the Board of Governors of the Federal Reserve System or a violation of the Securities Exchange Act of 1934, in each case as now or hereafter in effect. Not more than twenty-five percent (25%) of the value (as determined by any reasonable method) of the assets subject to the negative pledge set forth in Section 10.2 and the restrictions on disposition of assets set forth in Section 10.8 is represented by margin stock.

7.12  ERISA

Except as disclosed in Part A in Schedule 7.12, no Reportable Event (as defined in § 4043(c) of ERISA) has occurred with respect to any Plan. Each Plan complies in all material respects with all applicable provisions of ERISA, and, the Parent and each of its Subsidiaries have filed all reports required by ERISA and the Code to be filed with respect to each Plan. Except as disclosed in Part B in Schedule 7.12, the Borrowers have no knowledge of any event which could result in a liability of the Parent or any of its Subsidiaries to the Pension Benefit Guaranty Corporation. The Parent and each of its Subsidiaries have met all requirements with respect to funding the Plans imposed by ERISA or the Code. Since the effective date of Title IV of ERISA, there have not been any, nor are there now existing any, events or conditions that would permit any Plan to be terminated under circumstances which would cause the lien provided under § 4068 of ERISA to attach to any property of the Parent or any of its Subsidiaries.

7.13  No Financing of Certain Security Acquisitions

None of the proceeds of any Loan will be used to acquire any security in any transaction that is subject to §13 or §14 of the Securities Exchange Act of 1934, as amended, except the equity interests described in subparagraph (ii) of the definition of “Qualifying Assets”.

7.14  Franchises, Co-Licenses, Etc

The Parent and each of its Subsidiaries own or have obtained all the material governmental permits, certificates of authority, leases, patents, trademarks, service marks, trade names, copyrights, franchises and licenses, and rights with respect thereto, required or necessary (or, in the sole and independent judgment of the Borrowers, prudent) in connection with the conduct of their respective businesses as presently conducted or as proposed to be conducted.

7.15  Lines of Business

The nature of the Parent’s lines of business are predominately the following: (a) the operation of energy distribution and transportation services, including without limitation, natural gas sales, storage and transportation and distribution, propane sales and distribution and promotion, marketing and sale of compressed natural gas and the terminalling and storage of liquefied natural gas; (b) the development and marketing of fuel cell and distributive energy options; (c) electric marketing/generation; (d) the operation of fuel oil distribution and transportation networks; (e) gathering and processing of natural gas; and (f) sales and rentals of appliances utilizing one or more of the fuel or energy options specified in this Section 7.15. Notwithstanding anything contained in the foregoing in this Section 7.15 to the contrary, the only line of business of the SUG EAT Entities is the SUG EAT Entities Permitted Activities.

7.16  Environmental Matters

Except as disclosed in the environmental disclosures in the footnotes to its financial statements as currently filed with the Securities and Exchange Commission: (a) all facilities and property owned or leased by the Parent or any of its Subsidiaries have been and continue to be, owned or leased and operated by the Parent and such Subsidiary in material compliance with all Environmental Laws; (b) there has not been (during the period of the Parent’s or any of its Subsidiaries’ ownership or lease) any Release of Hazardous Materials at, on or under any property now (or, to the Borrower’s knowledge, previously) owned or leased by the Parent or any of its Subsidiaries (i) in quantities that would be required to be reported under any Environmental Law, (ii) that required, or may reasonably be expected to require, the Parent or any of its Subsidiaries to expend funds on remediation or cleanup activities pursuant to any Environmental Law except for remediation or clean-up activities that would not be reasonably expected to have a Material Adverse Effect, or (iii) that otherwise, singly or in the aggregate, has, or may reasonably be expected to have, a Material Adverse Effect; (c) the Parent and each of its Subsidiaries have been issued and are in material compliance with all permits, certificates, approvals, orders, licenses and other authorizations relating to environmental matters necessary for their respective businesses; (d) there are no polychlorinated biphenyls (PCB’s) or asbestos-containing materials or surface impoundments in any of the facilities now (or, to the knowledge of the Borrowers, previously) owned or leased by the Parent or any of its Subsidiaries, except for PCB’s, surface impoundments, and asbestos-containing materials of the type and in quantities that do not currently require remediation, and if remediation of such materials or conditions is hereafter required for any reason, such remediation activities would not reasonably be expected to have a Material Adverse Effect; (e) Hazardous Materials have not been generated, used, treated, recycled, stored or disposed of in any of the facilities or on any of the property now (or, to the knowledge of the Borrowers, previously) owned or leased by the Parent or any of its Subsidiaries during the time of the Parent’s or such Subsidiary’s ownership or leased by the Parent or any of its Subsidiaries during the time of the Parent’s or such Subsidiary’s ownership except in material compliance with all applicable Environmental Laws; and (f) all underground storage tanks located on the property now (or, to the knowledge of the Borrowers, previously) owned or leased by the Borrowers or any of its Subsidiaries have been (and to the extent currently owned or leased are) operated in material compliance with all applicable Environmental Laws.

7.17  No Agreements Prohibiting Pledge of Southern Union Panhandle and Panhandle Eastern Equity Interests

The Parent is not a party to any contract or other agreement with any Person that directly or indirectly prohibits the Borrower from granting any Lien against the Equity Interests in (i) Southern Union Panhandle or (ii) Panhandle Eastern, in each case at any time owned and held by the Parent as security for any Debt of the Parent or any of its Subsidiaries.

7.18  No Agreements Prohibiting Pledge of Sid Richardson Acquired Business.

Neither the Parent nor any Subsidiary of the Parent nor any SUG EAT Entity is a party to any contract or other agreement with any Person that directly or indirectly prohibits the Parent or such Subsidiary or such SUG EAT Entity from granting any Lien against the Equity Interests in (i) SRES, (ii) REM or (iii) Leapartners, in each case at any time owned and held by the Parent or any of its Subsidiaries or any SUG EAT Entity as security for any Debt of the Parent or any of its Subsidiaries.

7.19  Use of Proceeds.

 The proceeds of the Loans will be used by the Borrowers only as permitted by Section 6.1.

7.20  Disclosure.

(a)  Any report, financial statements, certificates or other information filed by or on behalf of the Parent with the SEC (including, in each case, all amendments and supplements thereto) do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading.

(b)  All reports, financial statements, certificates or other information furnished by or on behalf of the Parent or any of its Subsidiaries to the Agent, the Joint Lead Arrangers or any Bank in connection with the Sid Richardson Acquisition and the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), taken as a whole, are true and correct in all material respects and do not omit to state a material fact necessary to make the statements contained therein not misleading, in light of the circumstances under which such statements were made, in each case on the date on which such information was furnished; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based on assumptions believed to be reasonable at the time (it being understood that this representation and warranty in this Section 7.20(b) as it pertains to any of SRES, REM, Leapartners and their respective Subsidiaries shall be limited to the knowledge of the Borrowers).

7.21  Sid Richardson Acquired Business Matters.

 To the knowledge of the Borrowers, the representations and warranties contained in the Sid Richardson Acquisition Documents that relate to the Partnership Companies and its Subsidiaries are true and correct in all material respects as of the Closing Date, with only such exceptions as would not in the aggregate reasonably be expected to have a material adverse effect on (x) the Borrowers or (y) SRES, REM, Leapartners and their Subsidiaries.

7.22  Collateral Matters.

(a)  Each Collateral Document delivered pursuant to Section 8.6 will, upon execution and delivery thereof, be effective to create in favor of the Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Collateral thereunder, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law and (ii) upon the taking of possession or control by the Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Agent to the extent required by any Collateral Document), such Collateral Document will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral, in each case free and clear of any Lien, except for the liens and security interests created by the Loan Documents and, in the case of the SUG EAT Entities Collateral, the Permitted Subordinated Lien.

(b)  The Parent has rights and sufficient title to and is the legal and beneficial owner of the Collateral pledged by it under the Collateral Documents free and clear of any Lien, except for the liens and security interests created by the Loan Documents.

(c)  Upon the consummation of the Sid Richardson Acquisition, each of the SUG EAT Entities will have rights and sufficient title to and will be the legal and beneficial owners of the Acquired Business Equity Interests and the other Collateral to be pledged by them under the Collateral Documents to which it is a party, free and clear of any Lien, except for the liens and security interests created under the Loan Documents and the Permitted Subordinated Lien.

8.  CONDITIONS

The several obligations of each Bank to make its Loan is subject to the following conditions:

8.1  Representations True and No Defaults.

(a)  The representations and warranties contained in Section 7 shall be true and correct on and as of the particular Borrowing Date as though made on and as of such date.

(b)  None of the Loan Parties shall be in default in the due performance of any covenant on its part contained in this Agreement and the other Loan Documents.

(c)  No Event of Default or Default shall have occurred and be continuing.

8.2  Governmental Approvals

The Borrowers and each other Loan Party shall have obtained all orders, approvals or consents of any Governmental Authority required in connection with the Sid Richardson Acquisition or the making and carrying out of this Agreement and the other Loan Documents, the making of the borrowings pursuant hereto, the issuance of the Notes to evidence such borrowings, and the execution and delivery of the other Loan Documents, and all applicable waiting periods and appeal periods shall have expired, in each case without the imposition of any burdensome condition. The Borrowers shall have obtained all amendments or consents of any other Person under any applicable loan or financing agreement or other debt instrument of the Borrowers or its Affiliates that are necessary or reasonably desirable to permit the consummation of (a) the Sid Richardson Acquisition on the terms contemplated by the Sid Richardson Acquisition Documents and (b) this Agreement and the other Loan Documents and the transactions contemplated hereunder and thereunder on the terms contemplated hereby and thereby (including without limitation, the security arrangements contemplated hereby), each of which amendments or consents shall be in form and substance satisfactory to the Banks.

8.3  Compliance With Law

The business and operations of the Parent and each of its Subsidiaries as conducted at all times relevant to the transactions contemplated by this Agreement to and including the close of business on the particular Borrowing Date shall have been and shall be in compliance in all material respects with all applicable State and Federal laws, regulations and orders affecting the Parent and each of its Subsidiaries and the business and operations of any of them.

8.4  Notice of Borrowing and Other Documents

On each Borrowing Date, the Banks shall have received (a) a Notice of Borrowing; and (b) such other documents and certificates relating to the transactions herein contemplated as the Banks may reasonably request.

8.5  Payment of Fees and Expenses

The Borrowers shall have paid (a) all expenses of the type described in Section 13.3 through the date of such Loan, (b) all closing, structuring and other invoiced fees owed as of the Closing Date to the Agent, any of the Banks and/or any of the Joint Lead Arrangers (and their respective Affiliates) by the Borrowers under this Agreement or any other written agreement between the Parent and/or the other Borrower, the Agent, the applicable Bank(s) and/or the applicable Joint Lead Arranger(s) (and their respective Affiliates), and (c) all the fees set forth in the Fee Letter at the times and to the parties as set forth in such Fee Letter.

8.6  Loan Documents, Opinions and Other Instruments

As of the Closing Date, each applicable Loan Party (to the extent a party thereto) shall have delivered to the Agent the following: (a) this Agreement, each of the Notes, the Collateral Documents (including the Pledge Agreements and financing statements or any other evidence of all recordings, filings or any other action that the Agent may deem necessary in order to perfect and protect the first priority liens and security interests created under the Pledge Agreements), the Intercreditor Agreement and all other Loan Documents required by the Agent and the Banks to be executed and delivered by such Loan Party in connection with this Agreement; (b) with respect to each Loan Party, a certificate from the Secretary of State of the State of Delaware as to the continued existence and good standing of each such Loan Party in the State of Delaware; (c) with respect to the Parent, a certificate from the Secretary of State of the State of Texas as to the continued qualification of each such Loan Party to do business in the State of Texas; (d) a Secretary’s Certificate executed by the duly elected Secretary or a duly elected Assistant Secretary of the Parent, in a form acceptable to the Agent, whereby such Secretary or Assistant Secretary certifies that attached thereto is a true and complete copy of each Organizational Document of each Borrower and that such Organizational Documents have not been modified, rescinded or amended and are in full force and effect, (2) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors of each Borrower authorizing such Borrower to enter into the Loan Documents, to borrow hereunder, to pledge its interest in the Collateral and to perform its obligations under the Loan Documents, in each case all in accordance with the terms of this Agreement and the other Loan Documents, and to enter into such documents and perform such obligation necessary to consummate the SUG EAT Entity Loan, the Sid Richardson Acquisition Assignment and the Qualified Transaction, and that such resolutions have not been modified, rescinded or amended and are in full force and effect; (e) an officer’s certificate executed by the duly elected senior vice president of SUG EAT, Inc., in a form acceptable to the Agent, whereby such senior vice president certifies (1) that attached thereto is a true and complete copy of each Organizational Document of each SUG EAT Entity and that such Organizational Documents have not been modified, rescinded or amended and are in full force and effect, (2) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors of SUG EAT Inc., in its individual capacity and as sole member of SUG EAT LLC, authorizing such SUG EAT Entity to enter into the Loan Documents to which it is a party, to pledge their respective interests in the Collateral to secure the Obligations and to perform their obligations thereunder, in each case all in accordance with the terms of this Agreement and the other Loan Documents, and to enter into such documents and perform such obligation necessary to consummate the SUG EAT Entity Loan, the Sid Richardson Acquisition Assignment and the Qualified Transaction, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, and (3) as to the incumbency and specimen signature of each officer of SUG EAT Inc. executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this clause (3)); (f) a legal opinion from in-house counsel for the Borrowers, dated as of the Closing Date, addressed to the Agent and the Banks in the form of Exhibit E; (g) with respect to the Borrowers, a solvency certificate of a senior financial officer of the Parent in form and substance satisfactory to the Agent; and (h) a legal opinion from in-house counsel for SUG EAT, Inc., dated as of the Closing Date, addressed to the Agent and the Banks covering matters similar to the opinions set forth in Exhibit E but with respect to each of the SUG EAT Entities, which legal opinion shall be in form and substance reasonably satisfactory to the Agent.

8.7  Consummation of Sid Richardson Acquisition

Simultaneously with the funding of Loans on the Closing Date, the SUG EAT Entities Loan to the SUG EAT Entities shall be made by ESSI pursuant to the SUG EAT Entities Loan Documents and the Sid Richardson Acquisition shall have been consummated on terms and conditions substantially as set forth in the Sid Richardson Acquisition Documents, as amended or modified in a manner that does not materially adversely impact the Banks.

8.8  No Material Adverse Change

(a)  There has not occurred any event, development or circumstance since December 31, 2004 that has caused or could reasonably be expected to cause a material adverse condition or material adverse change in or affecting (A) the business, condition (financial or otherwise), results of operation, assets, liabilities, management, prospects or value of the Parent and its Subsidiaries, taken as a whole or (B) the validity or enforceability of any of the Loan Documents or the rights and remedies of the Agent and the Banks thereunder.

(b)  There has not occurred any Acquired Business Material Adverse Effect on any Partnership Company since September 30, 2005.

8.9  Financial Statements

The Joint Lead Arrangers shall have received, reviewed, and be satisfied with, the following:

(a)  in the case of the Parent: (i) the audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of the Parent for each of the fiscal years ending 2002, 2003 and 2004 and (ii) unaudited consolidated and consolidating balance sheets and related statements of income, stockholders’ equity and cash flows of the Parent for fiscal quarters ending March 31, 2005, June 30, 2005 and September 30, 2005; and

(b)  in the case of the Partnership Companies: (i) the audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Partnership Companies for each of the fiscal years ending 2003 and 2004 and (ii) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Partnership Companies for fiscal quarter ending November 30, 2005.

8.10  Indebtedness

After giving effect to the Transactions and the other transactions contemplated hereby, the Borrowers shall have no outstanding indebtedness or preferred Equity Interests other than (i) indebtedness outstanding as of February 10, 2006, (ii) indebtedness outstanding under the Existing Revolving Credit Facility and (iii) indebtedness outstanding under this Agreement.

8.11  Miscellaneous Documents

The Borrowers shall have delivered to the Agent a Secretary’s Certificate executed by the duly elected Secretary or a duly elected Assistant Secretary of the Parent, in a form acceptable to the Agent, and dated as of the Closing Date, whereby such Secretary or Assistant Secretary certifies (a) that attached thereto is a true and complete copy of each of the SUG EAT Entities Transaction Documents; and (b) that each of the SUG EAT Entities Transaction Documents have not been modified, rescinded or amended and are in full force and effect. The Banks, the Agent and the Joint Lead Arrangers shall have been satisfied in all respects with each SUG EAT Entities Transaction Document.

8.12  Officers’ Certificate

The Agent shall have received an executed Officer’s Certificate of the Parent dated the Closing Date, confirming compliance with the conditions precedent set forth in this Section 8.

9.  AFFIRMATIVE COVENANTS

Each Borrower covenants and agrees that, so long as the Borrowers may borrow hereunder and until payment in full of the Loans, the Notes, all other Obligations, and its other obligations under this Agreement and the other Loan Documents, Borrowers will:

9.1  Financial Statements and Information

Deliver to the Banks:

(a)  as soon as available, and in any event within 120 days after the end of each fiscal year of the Parent, a copy of the annual audit report of the Parent and its Subsidiaries for such fiscal year containing a balance sheet, statements of income and stockholders equity and a cash flow statement, all in reasonable detail and certified by PricewaterhouseCoopers or another independent certified public accountant of recognized standing satisfactory to the Banks. The Parent will obtain from such accountants and deliver to the Banks at the time said financial statements are delivered the written statement of the accountants that in making the examination necessary to said certification they have obtained no knowledge of any Event of Default or Default, or if such accountants shall have obtained knowledge of any such Event of Default or Default, they shall state the nature and period of existence thereof in such statement; provided that such accountants shall not be liable directly or indirectly to the Banks for failure to obtain knowledge of any such Event of Default or Default; and

(b)  as soon as available, and in any event within sixty (60) days after the end of each quarterly accounting period in each fiscal year of the Parent (excluding the fourth quarter), an unaudited financial report of the Parent and its Subsidiaries as at the end of such quarter and for the period then ended, containing a balance sheet, statements of income and stockholders equity and a cash flow statement, all in reasonable detail and certified by a financial officer of the Parent to have been prepared in accordance with GAAP, except as may be explained in such certificate; and

(c)  copies of all statements and reports sent to stockholders of the Parent or filed with the Securities and Exchange Commission; and

(d)  such additional financial or other information as the Banks may reasonably request including, without limitation, copies of such monthly, quarterly, and annual reports of gas purchases and sales that any of the Borrowers is required to deliver to or file with governmental bodies pursuant to tariffs and/or franchise agreements.

All financial statements specified in clauses (a) and (b) above shall be furnished in consolidated and consolidating form for the Parent and all its Subsidiaries with comparative consolidated figures for the corresponding period in the preceding year. Together with each delivery of financial statements required by clauses (a) and (b) above, the Borrowers will deliver to the Banks (i) such schedules, computations and other information as may be required to demonstrate that the Borrowers are in compliance with its covenants in Section 10.1 or reflecting any noncompliance therewith as at the applicable date and (ii) an Officer’s Certificate stating that there exists no Event of Default or Default, or, if any such Event of Default or Default exists, stating the nature thereof, the period of existence thereof and what action the Borrowers has taken or proposes to take with respect thereto. The Banks are authorized to deliver a copy of any financial statement delivered to it to any regulatory body having jurisdiction over them, and to disclose same to any prospective assignees or participant Banks.

9.2  Lease and Investment Schedules

Deliver to the Banks:

(a)  from time to time and, in any event, with each delivery of annual financial statements under Section 9.1(a), a current, complete schedule (in a form reasonably satisfactory to the Agent) of all agreements to rent or lease any property (personal, real or mixed, but not including oil and gas leases) to which the Parent or any of its Subsidiaries is a party lessee and which, considered independently or collectively with other leases with the same lessor, involve an obligation by the Parent or such Subsidiary to make payments of at least $1,000,000.00 in any year, showing the total amounts payable under each such agreement, the amounts and due dates of payments thereunder and containing a description of the rented or leased property, and all other information the Majority Banks may request; and

(b)  with each delivery of annual financial statements under Section 9.1(a) a current complete schedule (in a form reasonably satisfactory to the Agent) listing all debt exceeding $1,000,000.00 in principal amount outstanding and equity owned or held by the Parent or any of its Subsidiaries containing all information required by, and in a form satisfactory to, the Banks, except for such debt or equity of such Subsidiaries.

9.3  Books and Records

Maintain, and cause each of its Subsidiaries to maintain, proper books of record and account in accordance with sound accounting practices in which true, full and correct entries will be made of all their respective dealings and business affairs.

9.4  Insurance

. Maintain, and cause each of its Subsidiaries to maintain, insurance with financially sound, responsible and reputable companies in such types and amounts and against such casualties, risks and contingencies as is customarily carried by owners of similar businesses and properties, and furnish to the Banks, together with each delivery of annual financial statements under Section 9.1(a), an Officer’s Certificate containing full information as to the insurance carried.

9.5  Maintenance of Property

Cause its Significant Property and the Significant Property of each of its Subsidiaries to be maintained, preserved, protected and kept in good repair, working order and condition so that the business carried on in connection therewith may be conducted properly and efficiently, except for normal wear and tear.

9.6  Inspection of Property and Records

Permit any officer, director or agent of the Agent or any Bank, on written notice and at such Bank’s expense, to visit and inspect during normal business hours any of the properties, corporate books and financial records of the Parent and each of its Subsidiaries and discuss their respective affairs and finances with their principal officers, all at such times as the Agent or any Bank may reasonably request.

9.7  Existence, Laws, Obligations

 Maintain, and cause each of its Subsidiaries to maintain, its corporate existence and franchises, and any license agreements and tariffs that permit the recovery of a return that the Borrowers consider to be fair (and as to licenses, franchises, and tariffs that are subject to regulatory determinations of recovery of returns, the Borrowers have presented or is presenting favorable defense thereof); and to comply, and cause each of its Subsidiaries to comply, with all statutes and governmental regulations noncompliance with which might have a Material Adverse Effect, and pay, and cause each of its Subsidiaries to pay, all taxes, assessments, governmental charges, claims for labor, supplies, rent and other obligations which if unpaid might become a lien against the property of the Parent or any of its Subsidiaries except liabilities being contested in good faith. Notwithstanding the foregoing, the Borrowers may dissolve those certain inactive and minimally capitalized Subsidiaries designated as such on Schedule 7.1.

9.8  Notice of Certain Matters

Notify the Agent immediately upon acquiring knowledge of the occurrence of any of the following events: (a) the institution or threatened institution of any lawsuit or administrative proceeding affecting the Parent or any of its Subsidiaries that is not covered by insurance (less applicable deductible amounts) and which, if determined adversely to the Parent or such Subsidiary, could reasonably be expected to have a Material Adverse Effect; (b) the occurrence of any material adverse change, or of any event that in the good faith opinion of the Borrowers is likely, to result in a material adverse change, in the assets, liabilities, financial condition, business or affairs of the Parent or any of its Subsidiaries; (c) the occurrence of any Event of Default or any Default; (d) a change by Moody’s or by S&P in the rating or outlook of the Parent’s Funded Debt or of the Parent’s unsecured, non-credit enhanced Senior Funded Debt; or (e) the incurrence of any Lien (other than Liens granted pursuant to the Collateral Documents and, in the case of the SUG EAT Entities Collateral, the Permitted Subordinated Lien) on, or claim asserted against, any of the Collateral.

9.9  ERISA

At all times:

(a)  except as disclosed in Schedule 7.12, to the extent required of the Parent under applicable law, maintain and keep in full force and effect each Plan, subject to the Borrowers’ respective right, in accordance with applicable legal requirements, (i) to amend any such Plans, (ii) to merge any such Plans, and to (iii) cease benefit accruals under any such Plans;

(b)  to the extent required of Borrowers under applicable law, make contributions to each Plan in a timely manner and in an amount sufficient to comply with the minimum funding standards requirements of ERISA;

(c)  except for events disclosed in Schedule 7.12, immediately upon acquiring knowledge of any “reportable event” or of any “prohibited transaction” (as such terms are defined in § 4043 and §406 of ERISA) in connection with any Plan, furnish the Banks with a statement executed by the president or chief financial officer of the Parent setting forth the details thereof and the action which the Borrowers propose to take with respect thereto and, when known, any action taken by the Internal Revenue Service with respect thereto;

(d)  notify the Banks promptly upon receipt by the Parent or any of its Subsidiaries of any notice of the institution of any proceeding or other action which may result in the termination of any Plan and furnish to the Banks copies of such notice;

(e)  to the extent required of any of the Borrowers under applicable law, maintain Pension Benefit Guaranty Corporation liability coverage insurance required under ERISA;

(f)  furnish the Banks with copies of the summary annual report for each Plan filed with the Internal Revenue Service as the Agent or the Banks may request; and

(g)  furnish the Banks with copies of any request for waiver of the funding standards or extension of the amortization periods required by § 303 and § 304 of ERISA or § 412 of the Code promptly after the request is submitted to the Secretary of the Treasury, the Department of Labor or the Internal Revenue Service, as the case may be.

9.10  Compliance with Environmental Laws

At all times:

(a)  use and operate, and cause each of its Subsidiaries to use and operate, all of their respective facilities and properties in material compliance with all Environmental Laws; keep, and cause each of its Subsidiaries to keep, all necessary permits, approvals, orders, certificates, licenses and other authorizations relating to environmental matters in effect and remain in material compliance therewith; handle, and cause each of its Subsidiaries to handle, all Hazardous Materials in material compliance with all applicable Environmental Laws; and dispose, and cause each of its Subsidiaries to dispose, of all Hazardous Materials generated by the Parent or any of its Subsidiaries or at any property owned or leased by them at facilities or with carriers that maintain valid permits, approvals, certificates, licenses or other authorizations for such disposal under applicable Environmental Laws;

(b)  promptly notify the Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries relating to the condition of the facilities and properties of the Parent and each of its Subsidiaries under, or their respective compliance with, applicable Environmental Laws wherein the condition or the noncompliance that is the subject of such claim, complaint, notice, or inquiry involves, or could reasonably be expected to involve, liability of or expenditures by the Parent and its Subsidiaries of $10,000,000.00 or more; and

(c)  provide such information and certifications which the Banks may reasonably request from time to time to evidence compliance with this Section 9.10.

9.11  PGA Clauses

The Borrowers will use their best efforts to maintain in force provisions in all of its tariffs and franchise agreements that permit the Parent to recover from customers substantially all of the amount by which the cost of gas purchases exceeds the amount currently billed to customers for the delivery of such gas (sometimes referred to as PGA clauses).

9.12  Conveyance of Acquired Business Equity Interests to Subsidiaries of the Parent.

(a) Within one Business Day following the consummation of the final LDC Sale in respect of a Qualified Transaction, the Parent shall cause SRES, REM and Leapartners to become wholly-owned Subsidiaries of the Parent by directing CDEC to require (i) SUG EAT Inc. to assign and convey to a wholly-owned Subsidiary of the Parent 100% of all issued and outstanding limited partner interests in each of SRES and REM and all other related Collateral (as such term is defined in the SUG EAT Entities Pledge Agreement), and (ii) SUG EAT LLC to assign and convey to another wholly-owned Subsidiary of the Parent 100% of all issued and outstanding general partner interests in SRES, REM and Leapartners and all other related Collateral (as such term is defined in the SUG EAT Entities Pledge Agreement).

(b) Notwithstanding the foregoing in Section 9.12(a), in the event that the Qualified Transaction has not been fully consummated by the Safe Harbor Transfer Date, then the Parent shall immediately cause SRES, REM and Leapartners to become wholly-owned Subsidiaries of the Parent by directing CDEC to require (i) SUG EAT Inc. to assign and convey to a wholly-owned Subsidiary of the Parent 100% of all issued and outstanding limited partner interests in each of SRES and REM and all other related Collateral (as such term is defined in the SUG EAT Entities Pledge Agreement), and (ii) SUG EAT LLC to assign and convey to another wholly-owned Subsidiary of the Parent 100% of all issued and outstanding general partner interests in SRES, REM and Leapartners and all other related Collateral (as such term is defined in the SUG EAT Entities Pledge Agreement).

9.13  Collateral Matters Upon Acquired Business Equity Interests Transfer

When any of the SUG EAT Entities shall transfer any of the Acquired Business Equity Interests and/or other Collateral to one or more wholly-owned Subsidiaries of the Parent (each a “Transferee Subsidiary”), then the Parent shall (1) cause the Permitted Subordinated Lien to be terminated in full immediately prior to the consummation of such transfer and (2) cause the Transferee Subsidiary to do the following: (i) at the time of the consummation of such transfer, execute and deliver to the Agent (A) a pledge agreement substantially similar to the SUG EAT Entities Pledge Agreement pursuant to which each such Transferee Subsidiary shall pledge and grant a first priority lien on and security interests in all such Transferee Subsidiary’s rights, title and interests in such Acquired Business Equity Interests and such other collateral similar to the Collateral described in the SUG EAT Entities Pledge Agreement, subject to no other Liens, (B) other collateral documents similar to the Collateral Documents (other than the Pledge Agreements) as the Agent may reasonably request, (C) such documents, certificates and opinions similar to those that otherwise would have been required pursuant to Section 8.6 if such Transferee Subsidiary had been a “Loan Party” on the Closing Date and (D) UCC financing statements in appropriate form for filing under the UCC in each jurisdiction as may be necessary or appropriate or, in the opinion of the Agent, desirable to perfect the Liens created, or purported to be created, by the Collateral Documents; (ii) prior to the consummation of such transfer, deliver to the Agent copies of UCC, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches, each of a recent date in relation to the date of such transfer listing all effective financing statements, lien notices or comparable documents that name any such Transferee Subsidiary as debtor and that are filed in those state and county jurisdictions in which any property of such Transferee Subsidiary is located and the state and county jurisdictions in which such Transferee Subsidiary is organized or maintains its principal place of business, none of which encumber the Collateral covered or intended to be covered by the Collateral Documents (other than the Liens thereon created pursuant to the Collateral Documents); and (iii) take such other action as the Agent deems desirable or advisable to create, perfect and preserve the security interest to be so pledged and granted; all the foregoing documents and actions described in clauses (1) and (2) above to be in form and substance reasonably satisfactory to the Agent.

9.14  Control of SUG EAT LLC

Southern Union Panhandle shall at all times until the consummation of the Acquired Business Equity Interests Transfer, directly or indirectly, have the power to direct or cause the direction of the management, policies and/or activities of SUG EAT LLC, through the SUG Management Agreement and through the operating agreement of SUG EAT LLC (it being understood and agreed that Southern Union shall at all times be the sole non-member manager of SUG EAT LLC pursuant to such operating agreement).

10.  NEGATIVE COVENANTS

The Borrowers covenant and agree that, so long as the Borrowers may borrow hereunder and until payment in full of the Loans, the Notes, all other Obligations, and its other obligations under this Agreement and the other Loan Documents, except with the written consent of the Banks:

10.1  Capital Requirements

The Borrowers will not:

(a)  permit the Parent’s Consolidated Net Worth at the end of any fiscal quarter to be less than the sum of (i) $1,267,663,000; (ii) 40% of Consolidated Net Income (if positive) for the period commencing on January 1, 2004 and ending on the date of determination, and treated as a single accounting period; (iii) the difference between (A) 100% of the net proceeds of any issuance of capital or preferred stock or any other Equity-Preferred Securities by the Parent or any consolidated Subsidiary received by the Parent or such consolidated Subsidiary at any time after January 1, 2004; and (B) the aggregate amount of all redemption or repurchase payments hereafter made, if any, by the Parent and any such consolidated Subsidiary in connection with the repurchase by the Parent or any such consolidated Subsidiary of any of their respective capital or preferred stock; (iv) without duplication, the difference between (A) 100% of the net proceeds heretofore and hereafter received by the Parent and any consolidated Subsidiary in respect of the issuance by the Parent or such consolidated Subsidiary of the Structured Securities, and (B) the aggregate amount of all redemption payments hereafter made, if any, by the Parent and any such consolidated Subsidiary in connection with the redemption of any of the Structured Securities; and (v) the minority interests in the Parent’s Subsidiaries; or

(b)  permit the ratio of the Parent’s Consolidated Total Indebtedness to its Consolidated Total Capitalization to be greater than 0.70 to 1.00 at the end of any fiscal quarter ending on or after the Closing Date; or

(c)  acquire, or permit any of their respective Subsidiaries to acquire, any assets other than (i) investments permitted under Section 10.4, or (ii) Qualifying Assets; or

(d)  permit the ratio of EBDIT to Cash Interest Expense for the four fiscal quarters most recently ended (considered as a single accounting period) at any time to be less than 2.00 to 1.00 at all times.

10.2  Mortgages, Liens, Etc

The Borrowers will not, and will not permit any of their respective Subsidiaries to, create or permit to exist any Lien (including the charge upon assets purchased under a conditional sales agreement, purchase money mortgage, security agreement or other title retention agreement) upon any of its respective assets, whether now owned or hereafter acquired, or assign or otherwise convey any right to receive income, except:

(a)  Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings;

(b)  other Liens incidental to the conduct of its business or the ownership of its assets that were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and that do not in the aggregate materially detract from the value of such assets or materially impair the use thereof in the operation of such business;

(c)  Liens on assets of any of their respective Subsidiaries to secure obligations of such Subsidiary to the Parent or another of its Subsidiaries;

(d)  (i) Liens on property existing at the time of acquisition thereof by the Parent or any of its Subsidiaries, including without limitation, (A) any property acquired by the Parent in consummating and finalizing any of the Prior Acquisitions, (B) any Liens existing on any property of Panhandle Eastern or any of its Subsidiaries to secure existing Debt of Panhandle Eastern or any of its Subsidiaries as of the Existing Revolving Credit Facility Closing Date and (C) any Liens against any property of Panhandle Eastern or any of its Subsidiaries to secure Panhandle Eastern Refinancing Debt (provided such Liens are limited to property of Panhandle Eastern or any of its Subsidiaries securing the Debt so extended, refinanced, renewed, replaced, defeased or refunded), or (ii) purchase money Liens placed on an item of real or personal property purchased by the Parent or any of its Subsidiaries to secure a portion of the purchase price of such property; provided that no such Lien may encumber or cover any other property of the Parent or any of its Subsidiaries; and

(e)  Liens granted pursuant to the Collateral Documents to secure the Secured Obligations.

10.3  Debt

The Borrowers will not, and will not permit any of their respective Subsidiaries to, incur or permit to exist any Debt, except:

(a)  Debt outstanding under this Agreement, Debt outstanding under the Existing Revolving Credit Facility (including reimbursement obligations under the Existing Revolving Credit Facility Letters of Credit), and Debt issued pursuant to any Equity-Preferred Securities (to the extent the same constitutes Debt) in each case not in default, as well as (i) Debt of Panhandle Eastern and/or any of its Subsidiaries outstanding as of the Existing Revolving Credit Facility Closing Date, (ii) any Panhandle Eastern Refinancing Debt, (iii) any working capital credit facility or facilities provided directly to Panhandle Eastern and/or any of Panhandle Eastern’s Subsidiaries by any party other than the Parent, so long as the principal amount of all such outstanding working capital facilities, together with the outstanding principal amount of any working capital loans or advances by the Parent to Panhandle Eastern and/or any of Panhandle Eastern’s Subsidiaries, does not exceed (A) $50,000,000 in the aggregate at any time that the ratio of Consolidated Total Indebtedness to Consolidated Total Capitalization for Panhandle Eastern and Panhandle Eastern’s Subsidiaries (excluding the Parent and all other Subsidiaries of the Parent for purposes of such calculation) is greater than 0.65 to 1.00 and (B) $75,000,000 in the aggregate at any time that the ratio of Consolidated Total Indebtedness to Consolidated Total Capitalization for Panhandle Eastern and Panhandle Eastern’s Subsidiaries (excluding the Parent and all other Subsidiaries of the Parent for purposes of such calculation) is less than or equal to 0.65 to 1.00, and (iv) any loans or advances by the Parent to Panhandle Eastern and/or any of the Parent’s other Subsidiaries permitted under Section 10.4(b);

(b)  Debt of any Subsidiary of the Parent to the Parent or any other Subsidiary of the Parent, except to the extent limited by the terms of Section 10.4(b), and Debt of the Parent to any Subsidiary of the Parent;

(c)  Debt existing as of September 30, 2005 as reflected on financial statements delivered under Section 7.2(b) and refinancings thereof and, in the case of the 2008 Senior Notes, any remarketings thereof in accordance with the terms of the 2003 Supplemental Indenture, other than Debt that has been refinanced by the proceeds of loans under the Existing Revolving Credit Facility;

(d)  endorsements in the ordinary course of business of negotiable instruments in the course of collection;

(e)  Debt of the Parent or any of its Subsidiaries representing the portion of the purchase price of property acquired by the Parent or such Subsidiary that is secured by Liens permitted by the provisions of Section 10.2(d); provided, however, that at no time may the aggregate principal amount of such Debt outstanding exceed thirty percent (30%) of the Consolidated Net Worth of the Parent and its Subsidiaries as of the applicable determination date;

(f)  Debt evidenced by the Senior Notes;

(g)  additional Debt of the Parent and Structured Securities of the Parent and the Southern Union Trusts, provided that after giving effect to the issuance thereof, there shall exist no Default or Event of Default; and: (i) the ratio of Consolidated Total Indebtedness to Consolidated Total Capitalization shall be no greater than 0.70 to 1.00 at all times on or after the Closing Date; (ii) the ratio of EBDIT for the four fiscal quarters most recently ended to pro forma Cash Interest Expense for the following four fiscal quarters shall be no less than 2.00 to 1.0 at all times; provided, however, that if the additional Debt for which the determinations required to be made by this subparagraph (g) will be used to finance in whole or in part the consideration to be paid by the Parent for the acquisition of any entity otherwise permitted under the terms of this Agreement, the determination of EBDIT for purposes of this ratio shall include not only the EBDIT of the Parent and its Subsidiaries for the four fiscal quarters most recently ended, but shall also include the EBDIT of such entity to be acquired for such four fiscal quarters most recently ended; and (iii) (A) such Debt and Structured Securities shall have a final maturity or mandatory redemption date, as the case may be, no earlier than the Maturity Date and shall mature or be subject to mandatory redemption or mandatory defeasance no earlier than the Maturity Date (as so extended) and shall be subject to no mandatory redemption or “put” to the Parent or any Southern Union Trust exercisable, or sinking fund or other similar mandatory principal payment provisions that require payments to be made toward principal, prior to the Maturity Date (as so extended); or (B) (x) such additional Debt shall have a final maturity date prior to the Maturity Date, (y) such additional Debt shall not exceed Two Hundred Fifty Million Dollars ($250,000,000.00) in the aggregate plus Twenty Million Dollars ($20,000,000.00) of reimbursement obligations incurred in connection with Non-Revolving Credit Facility Letters of Credit issued by a Bank or Banks or by any other financial institution, and (z) such additional Debt shall be borrowed from a Bank or Banks as a loan or loans arising independent of this Agreement or shall be borrowed from a financial institution that is not a Bank under this Agreement; and

(h)  additional Debt of Trunkline LNG Holdings or any of its Subsidiaries, so long as (i) such Debt is to Trunkline LNG Holdings and/or any of its Subsidiaries only and is not recourse in any respect to the Parent or any other Subsidiary of the Parent (other than Panhandle Eastern and its Subsidiaries), (ii) the proceeds of such Debt is used solely to finance capital expenditures of Trunkline LNG Holdings and/or its Subsidiaries, and (iii) after giving effect to such Debt, no Default or Event of Default shall exist.

10.4  Loans, Advances and Investments

The Borrowers will not, and will not permit any of their respective Subsidiaries to, make or have outstanding any loan or advance to, or own or acquire any stock or securities of or equity interest or other Investment in, any Person, except (without duplication):

(a)  except to the extent prohibited by Section 10.19, stock or other equity interests of (i) the Subsidiaries named in Section 7.1; (ii) in addition to Sections 10.4(g) and 10.4(l), other entities that are acquired by the Parent or any of its Subsidiaries but that are promptly merged with and into the Parent; (iii) Southern Union Panhandle, Panhandle Eastern and any Subsidiaries of Panhandle Eastern acquired as a result of the Panhandle Eastern Acquisition; and (iv) the same Qualifying Entities as the Qualifying Entities under subparagraph (ii) of the definition of “Qualifying Assets”, provided that at any one time the aggregate purchase price paid for such stock and other equity interests in such Qualifying Entities, including the aggregate amount of Debt assumed or deemed incurred by the Parent in connection with the purchase of such stock and other equity interests, is not more than twenty percent (20%) of the Consolidated Net Worth of the Parent and its Subsidiaries as of the applicable determination date; provided, however, that, notwithstanding the foregoing in this Section 10.4(a) to the contrary, none of the SUG Partnership Entities may acquire any Equity Interests in any other Subsidiary of the Parent at any time prior to the consummation of the Acquired Business Equity Interests Transfer;

(b)  subject to Section 10.4(j) below, loans or advances to any of the Parent’s Subsidiaries, other than to any of the SUG Partnership Entities at any time prior to the consummation of the Acquired Business Equity Interests Transfer; provided, however, that the principal amount of such loans and advances for working capital purposes at any time outstanding to Panhandle Eastern and/or any of Panhandle Eastern’s Subsidiaries, together with the principal amount of any outstanding working capital credit facility or facilities provided directly to Panhandle Eastern and/or any of Panhandle Eastern’s Subsidiaries by any party other than the Parent, does not exceed $25,000,000 in the aggregate at any time;

(c)  Securities maturing no more than 180 days after Parent’s purchase that are either:

(i)  readily marketable securities issued by the United States or its agencies or instrumentalities; or

(ii)  commercial paper rated “Prime 2” by Moody’s or A-2 by S&P; or

(iii)  certificates of deposit or repurchase contracts on customary terms with financial institutions in which deposits are insured by any agency or instrumentality of the United States; or

(iv)  readily marketable securities received in settlement of liabilities created in the ordinary course of business; or

(v)  obligations of states, agencies, counties, cities and other political subdivisions of any state rated at least MIG2, VMIG2 or Aa by Moody’s or AA by S&P; or

(vi)  loan participations in credits in which the borrower’s debt is rated at least Aa or Prime 2 by Moody’s or AA or A-2 by S&P; or

(vii)  money market mutual funds that are regulated by the Securities and Exchange Commission, have a dollar-weighted average stated maturity of 90 days or fewer on their investments and include in their investment objectives the maintenance of a stable net asset value of $1 for each share.

(d)  other equity interests owned by any of its Subsidiaries on the date of this Agreement and such additional equity interests to the extent (but only to the extent) that such Subsidiary is legally obligated to acquire those interests on the date of this Agreement, in each case as disclosed to the Banks in writing;

(e)  loans or advances by the Parent to customers in connection with and pursuant to marketing and merchandising products that the Parent reasonably expects to increase sales of the Parent or its Subsidiaries, provided that: (i) such loans must be either less than $2,000,000.00 to any one customer (or group of affiliated customers, shown on the Parent’s records to be Affiliates) or must be disclosed on Schedule 9.2 hereof; and (ii) all such loans must not exceed $24,000,000.00 in the aggregate outstanding at any time;

(f)  travel and expense advances in the ordinary course of business to officers and employees;

(g)  the applicable Subsidiaries of the Parent may acquire the Acquired Business Equity Interests pursuant to the Acquired Business Equity Interests Transfer;

(h)  except to the extent prohibited by Section 10.19, stock or securities of or equity interests in, any Person, provided that, after giving effect to the acquisition and ownership thereof, the Borrowers are in compliance with the provisions of Sections 10.1(a), 10.1(b) and 10.1(d); provided, however, that, notwithstanding the foregoing in this Section 10.4(h) to the contrary, none of the SUG Partnership Entities may acquire any Equity Interests in any other Subsidiary of the Parent at any time prior to the consummation of the Acquired Business Equity Interests Transfer;

(i)  loans or advances to any member of the CCE Group by the Parent or any of its Subsidiaries not otherwise permitted under the other provisions of this Section 10.4, so long as the sum of such loans and advances does not exceed $25,000,000 in the aggregate at any time;

(j)  the SUG EAT Entities Loan directly to the SUG EAT Entities by ESSI as evidenced by the SUG EAT Loan Documents, provided that the principal amount of such loan does not exceed $1.6 billion any LDC Proceeds shall be used for the repayment thereof and the provisions of Section 4.1(b) shall be complied with;

(k)  loans, advances or other Investments by the Parent or any of its Subsidiaries not otherwise permitted under the other provisions of this Section 10.4, so long as the sum of the outstanding balance of all of such loans and advances and the purchase price paid for all of such other Investments does not exceed in the aggregate seven percent (7%) of the Consolidated Net Worth of the Parent and its Subsidiaries as of the applicable determination date; provided, however, that, except to the extent permitted pursuant to Section 10.4(j), neither the Parent nor any other Subsidiaries of the Parent (other than the SUG Partnership Entities) may make loans or advances to or make other Investments in any of the SUG Partnership Entities at any time prior to the consummation of the Acquired Business Equity Interests Transfer; and

(l)  to the extent applicable, the applicable Subsidiaries of the Parent may consummate the Sid Richardson Acquisition in accordance with the terms of the Sid Richardson Acquisition Documents.

Notwithstanding the foregoing in this Section 10.4, any net cash proceeds received in connection with any Asset Sale by the Parent or any of its Subsidiaries shall be applied in accordance with Sections 4.1(b) and 4.1(c).

10.5  Stock and Debt of Subsidiaries

The Borrowers will not, and will not permit any of their respective Subsidiaries to, sell or otherwise dispose of any shares of stock, other equity interests or Debt of any of its Subsidiaries, or permit any of its Subsidiaries to issue or dispose of its stock (other than directors’ qualifying shares), except for the following: (i) the sale, transfer or issuance of stock, other equity interests or Debt of any of the Parent’s Subsidiaries to the Parent or another Subsidiary of the Parent, other than to any of the SUG Partnership Entities at any time prior to the consummation of the Acquired Business Equity Interests Transfer, except to the extent prohibited by Section 10.19; (ii) the sale of stock in Sea Robin Pipeline Company and Debt of Sea Robin Pipeline Company, (iii) the issuance by Southern Union Trusts of preferred beneficial interests in public offerings of the Parent’s Structured Securities, and (iv) the issuance by other Subsidiaries of the Parent formed for the purpose of issuing Equity-Preferred Securities. Notwithstanding the foregoing in this Section 10.5, any net cash proceeds received in connection with any Asset Sale by the Parent or any of its Subsidiaries shall be applied in accordance with Sections 4.1(b) and 4.1(c).

10.6  Merger, Consolidation, Etc.

The Borrowers will not, and will not permit any of their respective Subsidiaries to, merge or consolidate with any other Person or sell, lease, transfer or otherwise dispose of (whether in one transaction or a series of transactions) all or a substantial part of its assets or acquire (whether in one transaction or a series of transactions) all or a substantial part of the assets of any Person, except that:

(a)  except to the extent prohibited by Section 10.19, any of its Subsidiaries may merge or consolidate with the Parent (provided that the Parent shall be the continuing or surviving corporation) or with any one or more Subsidiaries of the Parent, other than any of the SUG Partnership Entities at any time prior to the consummation of the Acquired Business Equity Interests Transfer;

(b)  except to the extent prohibited by Section 10.19, any of its Subsidiaries may sell, lease, transfer or otherwise dispose of any of its assets to the Parent or any other of its Subsidiaries, other than to any of the SUG Partnership Entities at any time prior to the consummation of the Acquired Business Equity Interests Transfer;

(c)  the applicable Subsidiaries of the Parent may acquire the Acquired Business Equity Interests pursuant to the Acquired Business Equity Interests Transfer;

(d)  the Parent may acquire the assets of any Person, provided that, after giving effect to such acquisition, the Borrower is in compliance with the provisions of Sections 10.1(a), 10.1(b) and 10.1(d);

(e)  the Parent or any of its Subsidiaries may sell, lease, assign or otherwise dispose of assets as otherwise permitted under Section 10.8, except to the extent prohibited by Section 10.19; and

(f)  to the extent applicable, the applicable Subsidiaries of the Parent may consummate the Sid Richardson Acquisition in accordance with the terms of the Sid Richardson Acquisition Documents.

Notwithstanding the foregoing in this Section 10.6, any net cash proceeds received in connection with any Asset Sale by the Parent or any of its Subsidiaries shall be applied in accordance with Sections 4.1(b) and 4.1(c).

10.7  Supply and Purchase Contracts

The Borrowers will not, and will not permit any of their respective Subsidiaries to, enter into or be a party to any contract for the purchase of materials, supplies or other property if such contract requires that payment for such materials, supplies or other property shall be made regardless of whether or not delivery is ever made or tendered of such materials, supplies and other property, except in those circumstances and involving those supply or purchase contracts that the Borrowers reasonably considers to be necessary or helpful in its operations in the ordinary course of business and that the Borrowers reasonably consider not to be unnecessarily burdensome on the Parent or its Subsidiaries.

10.8  Sale or Other Disposition of Assets

The Borrowers will not, and will not permit any of their respective Subsidiaries to, except as permitted under this Section 10.8, sell, assign, lease, or otherwise dispose of (whether in one transaction or in a series of transactions) all or any part of its Property (whether now owned or hereafter acquired); provided, however, that (i) the Parent or any of its Subsidiaries may in the ordinary course of business dispose of (a) Property consisting of Inventory; and (b) Property consisting of goods or equipment that are, in the opinion of the Parent or any of its Subsidiaries, obsolete or unproductive, but if in the good faith judgment of the Parent or such Subsidiary such disposition without replacement thereof would have a Material Adverse Effect, such goods and equipment shall be replaced, or their utility and function substituted, by new or existing goods or equipment; (ii) the Parent may transfer or dispose of any of its Significant Property (in any transaction or series of transactions) to any Subsidiary or Subsidiaries of the Parent (other than to any of the SUG Partnership Entities at any time prior to the consummation of the Acquired Business Equity Interests Transfer), only if such Property so transferred or disposed of after the Existing Revolving Credit Facility Closing Date has an aggregate value (determined after depreciation and in accordance with GAAP) of not more than ten percent (10%) of the aggregate value of all of the Parent’s and its Subsidiaries’ real property and tangible personal property other than Inventory considered on a consolidated basis and determined after depreciation and in accordance with GAAP, as of September 30, 2005; (iii) the Parent may dispose of its real property in one or more sale/leaseback transactions, provided that any Debt incurred in connection with such transaction does not create a Default as defined herein; (iv) a Southern Union Trust may distribute the Parent’s subordinated debt securities constituting a portion of the Structured Securities, on the terms and under the conditions set out in the registration statement therefor filed with the Securities and Exchange Commission on March 25, 1995 or any similar registration statement filed with the Securities and Exchange Commission in connection with any other Structured Securities issued in connection with the Prior Acquisitions; (v) except to the extent prohibited by Section 10.19, the Parent or any of its Subsidiaries may dispose of real property or tangible personal property other than Inventory (in consideration of such amount as in the good faith judgment of the Parent or such Subsidiary represents a fair consideration therefor), provided that the aggregate value of such property disposed of (determined after depreciation and in accordance with GAAP) after the Existing Revolving Credit Facility Closing Date does not exceed ten percent (10%) of the aggregate value of all of the Parent’s and its Subsidiaries’ real property and tangible personal property other than Inventory considered on a consolidated basis and determined after depreciation and in accordance with GAAP, as of September 30, 2005; provided, however, that no such disposition shall be made to any of the SUG Partnership Entities at any time prior to the consummation of the Acquired Business Equity Interests Transfer; (vi) the Parent may dispose of Qualifying Assets of the type described in clause (ii) of the definition of Qualifying Assets, except to the extent prohibited by Section 10.19; provided, however, that no such disposition shall be made to any of the SUG Partnership Entities at any time prior to the consummation of the Acquired Business Equity Interests Transfer; (vii) the Parent may dispose of other Investments of the type acquired under the terms of Section 10.4(h); (viii) the Parent may sell all stock or all or substantially all of the assets in Sea Robin Pipeline Company; (ix) the Parent may consummate the Qualified Transaction so long as the Parent shall be in full compliance with all the provisions set forth in the definition of “Qualified Transaction”; (x) the SUG Purchasers may assign all of their rights, title and interest in and to Sid Richardson Acquisition Agreement and related documents to the SUG EAT Entities pursuant to and in accordance with the Sid Richardson Acquisition Agreement Assignment; and (xi) ESSI may assign its rights and interests in and to the SUG EAT Entities Loan Documents to the Parent or any other Subsidiary of the Parent (other than any of the SUG Partnership Entities) so long as at the time of such assignment the assignee becomes a party to the Intercreditor Agreement pursuant to a joinder agreement in form and substance satisfactory to the Agent.

Notwithstanding the foregoing in this Section 10.8, any net cash proceeds received in connection with any Asset Sale by the Parent or any of its Subsidiaries shall be applied in accordance with Sections 4.1(b) and 4.1(c).

10.9  Discount or Sale of Receivables

The Borrowers will not, and will not permit any of their respective Subsidiaries, other than Southern Union Total Energy Services, Inc., to discount or sell with recourse, or sell for less than the face value thereof (including any accrued interest) any of its notes receivable, receivables under leases or other accounts receivable. Notwithstanding the foregoing to the contrary in this Agreement, the Borrowers will not, and the Borrowers will not permit ESSI to, transfer, convey, assign, sell, or otherwise dispose of any of the SUG EAT Entities Loan Documents or any loans evidenced thereby.

10.10  Change in Accounting Method

The Borrowers will not, and will not permit any of their respective Subsidiaries to, make any change in the method of computing depreciation for either tax or book purposes or any other material change in accounting method representing any departure from GAAP without the Majority Banks’ prior written approval.

10.11  Restricted Payment

(a)  The Parent will not pay or declare any Restricted Payment unless immediately prior to such payment and after giving effect to such payment, the Parent could incur at least $1 of additional Debt by meeting the requirements of clauses (i) and (ii) of Section 10.3(g) and after giving effect thereto no Default or Event of Default exists hereunder; provided, however, that the Parent’s ability to purchase or agree to purchase its common stock and/or preferred equity securities (including without limitation, Equity-Preferred Securities) shall be limited as follows: (a) not more than $50,000,000 in the aggregate of common stock and preferred equity securities may be repurchased per each fiscal year of the Parent at any time the ratio of Consolidated Total Indebtedness to Consolidated Total Capitalization for the Parent and its Subsidiaries is greater than 0.60 to 1.00; (b) not more than $100,000,000 in the aggregate of common stock and preferred equity securities may be repurchased per each fiscal year of the Parent at any time the ratio of Consolidated Total Indebtedness to Consolidated Total Capitalization for the Parent and its Subsidiaries is less than or equal to 0.60 to 1.00; and (c) no repurchases of common stock or preferred equity securities may be made if the Parent’s unsecured, non-credit enhanced senior debt as specified by S&P and Moody’s falls below either BBB- or Baa3, respectively.

(b)  At any time prior to the consummation of the Acquired Business Equity Interests Transfer, the Borrowers shall cause each of the SUG Partnership Entities to not make a Restricted Payment to any Person other than a cash dividend payment to the holder of such Partnership Company’s Equity Interests, provided that such cash dividend payment is used solely by SUG EAT LLC to pay the management fees owing to Southern Union Panhandle pursuant to the SUG Management Agreement.

10.12  Securities Credit Regulations

None of the Borrowers or any of their respective Subsidiaries will take or permit any action which might cause the Loans or this Agreement or any other Loan Document to violate Regulation G, Regulation T, Regulation U, Regulation X or any other regulation of the Board of Governors of the Federal Reserve System or a violation of the Securities Exchange Act of 1934, in each case as now or hereafter in effect.

10.13  Nature of Business; Management

The Borrowers will not, and will not permit any of their respective Subsidiaries to: (a) change its principal line of business; or (b) enter into any business not within the scope of Section 7.15 and the definition of Qualifying Assets; or (c) permit any material overall change in the management of the Parent.

10.14  Transactions with Related Parties

The Borrowers will not, and will not permit any of their respective Subsidiaries to, enter into any transaction or agreement with any officer, director or holder of ten percent (10%) or more of any class of the outstanding capital stock of the Parent or any of its Subsidiaries (or any Affiliate of any such Person) unless the same is upon terms substantially similar to those obtainable from wholly unrelated sources.

10.15  Hazardous Materials

The Borrowers will not, and will not permit any of their respective Subsidiaries to (a) cause or permit any Hazardous Materials to be placed, held, used, located, or disposed of on, under or at any of such Person’s property or any part thereof by any Person in a manner which could reasonably be expected to have a Material Adverse Effect; (b) cause or permit any part of any of such Person’s property to be used as a manufacturing, storage, treatment or disposal site for Hazardous Materials, where such action could reasonably be expected to have a Material Adverse Effect; or (c) cause or suffer any liens to be recorded against any of such Person’s property as a consequence of, or in any way related to, the presence, remediation, or disposal of Hazardous Materials in or about any of such Person’s property, including any so-called state, federal or local “superfund” lien relating to such matters, where such recordation could reasonably be expected to have a Material Adverse Effect.

10.16  Limitations on Payments on Subordinated Debt

The Borrowers will not, and will not permit any of their respective Subsidiaries to, make any payment in respect of interest on, principal of, or otherwise relating to, the Parent’s subordinated debt securities issued in connection with the Structured Securities if, after giving effect to such payment, a Default or Event of Default would exist.

10.17  No Agreements Prohibiting Pledge of Southern Union Panhandle and Panhandle Eastern Equity Interests

Neither Borrower will enter into any contract or other agreement with any Person that directly or indirectly prohibits the Parent from granting any Lien against the Equity Interests in any of (x) Southern Union Panhandle and (y) Panhandle Eastern at any time owned and held by the Parent as security for any Debt of the Parent or any of its Subsidiaries.

10.18  No Agreements Prohibiting Pledge of the Sid Richardson Acquired Business Equity Interests.

 The Borrowers will not, and the Borrowers will cause their respective Subsidiaries to not, enter into any contract or other agreement with any Person that directly or indirectly prohibits any of the Parent or any Subsidiary of the Parent from granting any Lien against the Equity Interests in (x) SRES, (y) REM or (z) Leapartners, in each case at any time owned and held by such Person as security for any Debt of the Borrower or any of its Subsidiaries.

10.19  Restriction on Transfer

Neither the Parent nor any of its Subsidiaries shall, and the Borrower shall cause each of its Subsidiaries not to:

(a)  sell, lease, exchange, assign, transfer, dispose of, contribute or dividend (i) any Equity Interests in any of the Subsidiaries that holds any of the Acquired Business Equity Interests or (ii) any Collateral; provided, however, that (A) unless an Event of Default shall have occurred and be continuing, any of the Borrower’s Subsidiaries shall be entitled to dividend any cash Distributions constituting Collateral to any of the Borrowers or any of its other Subsidiaries to the extent permitted pursuant to Section 10.11(b) and (B) the applicable Subsidiaries of the Parent may transfer, convey or assign the Collateral to another wholly-owned Subsidiary of the Parent (other than the SUG Partnership Entities) in connection with the Acquired Business Equity Interests Transfer; or

(b)  merge or consolidate any of (i) Southern Union Panhandle, (ii) Panhandle Eastern, (iii) any Subsidiary of the Borrower that holds any of the Acquired Business Equity Interests, (iv) REM, (v) SRES or (vi) Leapartners, in each case with and into any other Person; or

(c)  create, incur, assume or otherwise suffer to exist any Lien on the Collateral or any part thereof, except for the Liens created by the Collateral Documents and except for, in the case of the SUG EAT Entities Collateral only, at any time prior to the consummation of the Acquired Business Interests Transfer, the Permitted Subordinated Lien created by the SUG EAT Entities Loan Documents; or

(d)  sell, lease, exchange, assign, transfer, dispose of, contribute or dividend all or substantially all of the assets of any of the Partnership Companies or Panhandle Eastern to the Parent or any other Subsidiary of the Parent or any Affiliate of the Parent.

11.  EVENTS OF DEFAULT; REMEDIES

11.1  If any of the following events shall occur

then the Agent shall at the request, or may with the consent, of the Majority Banks, (a) by notice to the Borrowers, declare the Commitment of each Bank and the several obligation of each Bank to make Loans hereunder to be terminated, whereupon the same shall forthwith terminate, and (b) declare the Loans and the Notes and all interest accrued and unpaid thereon, and all other amounts payable under the Notes, this Agreement and the other Loan Documents, to be forthwith due and payable, whereupon the Loans, the Notes, all such interest and all such other amounts, shall become and be forthwith due and payable without presentment, demand, protest, or further notice of any kind (including, without limitation, notice of default, notice of intent to accelerate and notice of acceleration), all of which are hereby expressly waived by the Borrowers; provided, however, that with respect to any Event of Default described in Sections 11.1(G) or 11.1(H) hereof, (i) the Commitment of each Bank and the obligation of the Banks to make Loans shall automatically be terminated and (ii) the entire unpaid principal amount of the Loans and the Notes, all interest accrued and unpaid thereon, and all such other amounts payable under the Notes, this Agreement and the other Loan Documents, shall automatically become immediately due and payable, without presentment demand, protest, or any notice of any kind (including, without limitation, notice of default, notice of intent to accelerate and notice of acceleration), all of which are hereby expressly waived by the Borrowers:

(A)  Failure to Pay Principal or Interest

Any Borrower does not pay, repay or prepay any principal of or interest on any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise; or

(B)  Failure to Pay Fee or Other Amounts

Any Borrower does not pay any fee or any other obligation or amount payable under this Agreement or the other Loan Documents, within five (5) calendar days after the same shall have become due; or

(C)  Failure to Pay Other Debt

Any Borrower or any of its Subsidiaries fails to pay principal or interest on any Debt (other than the Obligations) aggregating more than $3,000,000.00 when due and any related grace period has expired, or the holder of any of such other Debt declares such Debt due prior to its stated maturity because of the such Borrower’s or any such Subsidiary’s default thereunder and the expiration of any related grace period; or

(D)  Misrepresentation or Breach of Warranty

Any representation or warranty made by any Loan Party herein or in any other Loan Document or otherwise furnished to the Agent or any Bank in connection with this Agreement or any other Loan Document shall be incorrect, false or misleading in any material respect when made; or

(E)  Violation of Certain Covenants

 (i) Any Borrower violates any covenant, agreement or condition contained in Section 9.12, 9.13, 9.14, 10.1(a), 10.1(b), 10.1(d), 10.2, 10.3, 10.4, 10.5, 10.6, 10.8, 10.9, 10.10, 10.11, 10.15, 10.17, 10.18 or 10.19; or (ii) any Borrower or any other Loan Party violates any covenant, agreement or condition contained in Section 4(d) of the applicable Pledge Agreement; or

(F)  Violation of Other Covenants, Etc

 (i) Any Borrower violates any other covenant, agreement or condition contained herein or in any other Loan Document (other than the covenants, agreements and conditions set forth or described in clauses (A), (B), (C), (D) and (E) of this Section 11.1) and such violation shall not have been remedied within (30) days after the earlier of (i) actual discovery by any Borrower of such violation or (ii) written notice has been received by the Borrowers from the Agent, any Bank, or any holder of a Note; or (ii) any Loan Party (other than the Borrowers) violates any other covenant, agreement or condition contained in any Collateral Document (other than the covenants, agreements and conditions set forth or described in clause (E)(ii) of this Section 11.1) and such violation shall not have been remedied within (30) days after the earlier of (i) actual discovery by any Borrower or such Loan Party of such violation or (ii) written notice has been received by the Borrowers from the Bank or the holder of the Note; or

(G)  Bankruptcy and Other Matters

Any Borrower, any of its respective Subsidiaries or any other Loan Party (a) makes an assignment for the benefit of creditors; or (b) admits in writing its inability to pay its debts generally as they become due; or (c) generally fails to pay its debts as they become due; or (d) files a petition or answer seeking for itself, or consenting to or acquiescing in, any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any applicable Debtor Law (including, without limitation, the Federal Bankruptcy Code); or (i) there is appointed a receiver, custodian, liquidator, fiscal agent, or trustee of any Borrower, any of its respective Subsidiaries or any other Loan Party or of the whole or any substantial part of their respective assets; or (ii) any court enters an order, judgment or decree approving a petition filed against any Borrower, any of its respective Subsidiaries or any other Loan Party seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Debtor Law and either such order, decree or judgment so filed against it is not dismissed or stayed (unless and until such stay is no longer in effect) within thirty (30) days of entry thereof or an order for relief is entered pursuant to any such law; or

(H)  Dissolution

Any order is entered in any proceeding against any Borrower, any of its respective Subsidiaries or any other Loan Party decreeing the dissolution, liquidation, winding-up or split-up of the Parent or such Subsidiary, and such order remains in effect for thirty (30) days; or

(I)  Undischarged Judgment

Final Judgment or judgments in the aggregate, that might be or give rise to Liens on any property of any Borrower, any of its respective Subsidiaries or any other Loan Party for the payment of money in excess of $5,000,000.00 shall be rendered against any Borrower, any of its respective Subsidiaries or any other Loan Party, and the same shall remain undischarged for a period of thirty (30) days during which execution shall not be effectively stayed; or

(J)  Environmental Matters

The occurrence of any of the following events that could result in liability to the Parent or any of its Subsidiaries under any Environmental Law or the creation of a Lien on any property of the Parent or any of its Subsidiaries in favor of any Governmental Authority or any other Person for any liability under any Environmental Law or for damages arising from costs incurred by such Person in response to a Release or threatened Release of Hazardous Materials into the environment if any such asserted liability or Lien exceeds $10,000,000.00 and if any such lien would cover any property of the Parent or any of its Subsidiaries which property is or would reasonably be considered to be integral to the operations of the Parent or any of its Subsidiaries in the ordinary course of business:

(a) the Release of Hazardous Materials at, upon, under or within the property owned or leased by the Parent or any of its Subsidiaries or any contiguous property; or

(b) the receipt by the Parent or any of its Subsidiaries of any summons, claim, complaint, judgment, order or similar notice that it is not in compliance with or that any Governmental Authority is investigating its compliance with any Environmental Law; or

(c) the receipt by the Parent or any of its Subsidiaries of any notice or claim to the effect that it is or may be liable for the Release or threatened Release of Hazardous Materials into the environment; or

(d) any Governmental Authority incurs costs or expenses in response to the Release of any Hazardous Material which affects in any way the properties of the Parent or any of its Subsidiaries; or

(K)  Default under the Existing Revolving Credit Facility.

An Event of Default (as defined under the credit agreement evidencing the Existing Revolving Credit Facility) shall occur under the Existing Revolving Credit Facility; or

(L)  Change in Control

A Change in Control has occurred;.

(M)  Change in Ownership

At any time prior to the consummation of the Acquired Business Equity Interests Transfer: (i) CDEC shall cease to directly own 100% of all issued and outstanding Equity Interests in SUG EAT Inc.; (ii) SUG EAT Inc. shall cease to directly own 100% of all issued and outstanding Equity Interests in SUG EAT LLC; (iii) SUG EAT Inc. shall cease to own (x) 100% of all issued and outstanding limited partner interests in SRES and (y) 100% of all issued and outstanding limited partner interests in REM; (iv) SUG EAT LLC shall cease to own (x) 100% of all issued and outstanding general partner interests in SRES, (y) 100% of all issued and outstanding general partner interests in REM and (z) 100% of all issued and outstanding general partner interests in Leapartners; or (v) any Person (other than SUG EAT Inc. and SUG EAT LLC) identified in Schedule 7.1(B) as an “owner” shall cease to own and hold the percentage of the Equity Interests set forth in such Schedule 7.1(B) in the Person identified opposite such owner’s name in such Schedule 7.1(B); or

(N)  Invalidity of Lien on Collateral.

 Any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected lien on and security interest in (having the first priority as required by the terms of the Collateral Documents) any material portion of the Collateral purported to be covered thereby (or any Loan Party shall so assert or shall take any action to discontinue or to assert the invalidity or unenforceability thereof); or the Intercreditor Agreement shall fail to constitute the valid, binding and enforceable agreement of ESSI in accordance with the terms thereof, or ESSI shall so assert in writing; or

(O)  Restricted SUG EAT Entities Activities.

Any SUG EAT Entity engages in or conducts any trade or business activities, becomes or otherwise is liable for any obligations or indebtedness, holds or owns any properties or assets, enters into any transaction with any Person, or grants or pledges a Lien on any part of the Collateral owned by it to any Person other than the Agent, other than the following (collectively, the “SUG EAT Entities Permitted Activities”): (i) (A) in the case of SUG EAT Inc., its ownership of (x) 100% of the limited partner interests in SRES and (y) 100% of the limited partner interests in REM; and (B) in the case of SUG EAT LLC, its ownership of (x) 100% of the general partner interests in SRES, (y) 100% of the general partner interests in REM and (z) 100% of the general partner interests in Leapartners, (ii) the incurrence of indebtedness under, and be liable for its respective obligations owing to ESSI under, the SUG EAT Entities Loan Documents; (iii) grant and pledge a Lien on the Collateral owned by it pursuant to the Collateral Document; (iv) its respective obligations under the Collateral Documents; (v) consummate the Acquired Business Equity Interests Transfer; (vi) receive any LDC Proceeds pursuant to a Qualified Transaction; and (vii) the grant of the Permitted Subordinated Lien pursuant to the SUG EAT Entities Loan Documents; and (viii) activities incidental to the foregoing clauses (i) through (vi) above; or

(P)  Modifications.

At any time prior to the consummation of the Acquired Business Equity Interests Transfer, any provision of any of the following shall have be modified, waived, amended, supplemented, amended and restated or terminated: (i) any of the SUG EAT Entities Transaction Documents; (ii) any Organizational Document of any SUG EAT Entity; or (iii) any agreement or document entered into between CDEC and the Parent in connection with the Qualified Transaction.

11.2  Other Remedies

In addition to and cumulative of any rights or remedies expressly provided for in this Section 11, if any one or more Events of Default shall have occurred, the Agent shall at the request, and may with the consent, of the Majority Banks proceed to protect and enforce the rights of the Banks hereunder by any appropriate proceedings. The Agent shall at the request, and may with the consent, of the Majority Banks also proceed either by the specific performance of any covenant or agreement contained in this Agreement or any other Loan Document or by enforcing the payment of the Loans or by enforcing any other legal or equitable right provided under this Agreement or the Notes or any other Loan Document or otherwise existing under any law in favor of the Banks and the holder of the Notes.

11.3  Remedies Cumulative

No remedy, right or power conferred upon the Agent or any of the Banks is intended to be exclusive of any other remedy, right or power given hereunder or now or hereafter existing at law, in equity, or otherwise, and all such remedies, rights and powers shall be cumulative.

12.  THE AGENT

12.1  Authorization and Action

Each Bank hereby appoints LCPI as its Agent under the Loan Documents and irrevocably authorizes the Agent (subject to Sections 12.1 and 12.7) to take such action as the Agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto. Without limitation of the foregoing, each Bank expressly authorizes the Agent to execute, deliver, and perform its obligations under this Agreement and the other Loan Documents, and to exercise all rights, powers, and remedies that the Agent may have hereunder and thereunder. As to any matters not expressly provided for by this Agreement or any other Loan Document (including, without limitation, enforcement or collection of the Obligations and any Loan Document), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act, or to refrain from acting (and shall be fully protected in so acting or refraining from acting), upon the instructions of the Majority Banks, and such instructions shall be binding upon all the Banks and all holders of any Note; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or any other Loan Document or applicable law. The Agent agrees to give to each Bank prompt notice of each notice given to it by the Borrowers pursuant to the terms of this Agreement.

12.2  Agent’s Reliance, Etc

Neither the Agent nor any of its directors, officers, agents, or employees shall be liable to any Bank for any action taken or omitted to be taken by it or them under or in connection with this Agreement, the Notes and the other Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (a) may treat the original or any successor holder of any Note as the holder thereof until the Agent receives notice from the Bank which is the payee of such Note concerning the assignment of such Note; (b) may employ and consult with legal counsel (including counsel for the Borrowers), independent public accountants, and other experts selected by it and shall not be liable to any Bank for any action taken, or omitted to be taken, in good faith by it or them in accordance with the advice of such counsel, accountants, or experts received in such consultations and shall not be liable for any negligence or misconduct of any such counsel, accountants, or other experts; (c) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any opinions, certifications, statements, warranties, or representations made in or in connection with this Agreement or any other Loan Document; (d) shall not have any duty to any Bank to ascertain or to inquire as to the performance or observance of any of the terms, covenants, or conditions of this Agreement or any other Loan Document or any other instrument or document furnished pursuant thereto or to satisfy itself that all conditions to and requirements for any Loan have been met or that the Borrowers are entitled to any Loan or to inspect the property (including the books and records) of the Parent or any of it Subsidiaries; (e) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency, or value of this Agreement or any other Loan Document or any other instrument or document furnished pursuant thereto; and (f) shall incur no liability under or in respect of this Agreement or any other Loan Document by acing upon any notice, consent, certificate, or other instrument or writing (which may be by telegram, cable, telex, or otherwise) believed by it to be genuine and signed or sent by the proper party or parties.

12.3  Defaults

The Agent shall not be deemed to have knowledge of the occurrence of a Default (other than the nonpayment of principal of or interest hereunder or of any fees) unless the Agent has received notice from a Bank or the Borrowers specifying such Default and stating that such notice is a Notice of Default. In the event that the Agent receives such a notice of the occurrence of a Default, the Agent shall give prompt notice thereof to the Banks (and shall give each Bank prompt notice of each such nonpayment). The Agent shall (subject to Section 12.7) take such action with respect to such Default; provided that, unless and until the Agent shall have received the directions referred to in Sections 12.1 or 12.7, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable and in the best interest of the Banks.

12.4  LCPI and Affiliates

With respect to its Commitment, any Loan made by it, and the Note issued to it, LCPI shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent; and the term “Bank” or “Banks” shall, unless otherwise expressly indicated, include LCPI in its individual capacity. The Agent and its respective Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, any Borrower, any of its respective Affiliates and any Person who may do business with or own securities of such Borrower or any such Affiliate, all as if LCPI were not the Agent and without any duty to account therefore to the Banks.

12.5  Non-Reliance on Agent and Other Banks

Each Bank agrees that it has, independently and without reliance on the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrowers and each of its Subsidiaries and its decision to enter into the transactions contemplated by this Agreement and the other Loan Documents and that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any other Loan Document. The Agent shall not be required to keep itself informed as to the performance or observance by the Borrowers of this Agreement or any other Loan Document or to inspect the properties or books of the Parent or any of its Subsidiaries. Except for notices, reports, and other documents and information expressly required to be furnished to the Banks by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition, or business of the Parent or any of its Subsidiaries (or any of their Affiliates) which may come into the possession of the Agent or any of its Affiliates.

12.6  Indemnification

Notwithstanding anything to the contrary herein contained, the Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document unless it shall first be indemnified to its satisfaction by the Banks against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of its taking or continuing to take any action. Each Bank agrees to indemnify the Agent (to the extent not reimbursed by the Borrowers), according to such Bank’s Pro Rata Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, and disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of any Loan Document or any action taken or omitted by the Agent under any Loan Document; provided, however, that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements resulting from the gross negligence or willful misconduct of the Person being indemnified; and provided, further, however, that it is the intention of each Bank to indemnify the Agent against the consequences of the Agent’s own negligence, whether such negligence be sole, joint, concurrent, active or passive. Without limitation of the foregoing, each Bank agrees to reimburse the Agent promptly upon demand for its Pro Rata Percentage of any out-of-pocket expenses (including attorneys’ fees) incurred by the Agent in connection with the preparation, administration, or enforcement of, or legal advice in respect of rights or responsibilities under, this Agreement and the other Loan Documents, to the extent that the Agent is not reimbursed for such expenses by the Borrowers.

12.7  Successor Agent

The Agent may resign at any time as Agent under this Agreement by giving written notice thereof to the Banks and the Borrowers and may be removed at any time with or without cause by the Majority Banks. Upon any such resignation or removal, the Majority Banks shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Majority Banks or shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving of notice of resignation or the Majority Banks’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000.00. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

12.8  Agent’s Reliance

The Borrowers shall notify the Agent in writing of the names of its officers and employees authorized to request a Loan on behalf of the Borrowers and shall provide the Agent with a specimen signature of each such officer or employee. The Agent shall be entitled to rely conclusively on such officer’s or employee’s authority to request a Loan on behalf of the Borrowers until the Agent receives written notice from the Borrowers to the contrary. The Agent shall have no duty to verify the authenticity of the signature appearing on any Notice of Borrowing, and, with respect to any oral request for a Loan, the Agent shall have no duty to verify the identity of any Person representing himself as one of the officers or employees authorized to make such request on behalf of the Borrowers. Neither the Agent nor any Bank shall incur any liability to the Borrowers or any other Loan Party in acting upon any telephonic notice referred to above which the Agent or such Bank believes in good faith to have been given by a duly authorized officer or other Person authorized to borrow on behalf of the Borrowers or for otherwise acting in good faith.

13.  MISCELLANEOUS

13.1  Representation by the Banks

Each Bank represents that it is the intention of such Bank, as of the date of its acquisition of its Note, to acquire the Note for its account or for the account of its Affiliates, and not with a view to the distribution or sale thereof, and, subject to any applicable laws, the disposition of such Bank’s property shall at all times be within its control. The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be transferred, sold or otherwise disposed of except (a) in a registered offering under the Securities Act; (b) pursuant to an exemption from the registration provisions of the Securities Act; or (c) if the Securities Act shall not apply to the Notes or the transactions contemplated hereunder as commercial lending transactions.

13.2  Amendments, Waivers, Etc

No amendment or waiver of any provision of any Loan Document, nor consent to any departure by the Borrowers or any other Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the applicable Loan Parties and the Majority Banks, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by each Bank, do any of the following: (a) waive any of the conditions specified in Section 8; (b) increase the Commitment of any Bank or alter the term thereof, or subject any Bank to any additional or extended obligations; (c) change the principal of, or rate of interest on, any Loan, any Note or any fees or other amounts payable hereunder; (d) postpone any date fixed for any payment of principal of, or interest on, any Loan, any Note or any fees or other amounts payable hereunder; (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of any Loan, any Note or the number of Banks which shall be required for Banks, or any of them, to take any action hereunder; (f) amend this Section 13.2; or (g) release any of the Collateral from the Liens of the Collateral Documents; and provided, further, that no amendment, waiver, or consent shall, unless in writing and signed by the Agent in addition to each Bank, affect the rights or duties of the Agent under any Loan Document. No failure or delay on the part of any Bank or the Agent in exercising any power or right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No course of dealing between the Loan Parties and any Bank or the Agent shall operate as a waiver of any right of any Bank or the Agent. No modification or waiver of any provision of this Agreement or the Note or any other Loan Document nor consent to any departure by the Loan Parties therefrom shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Borrower or any other Loan Party in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances.

13.3  Reimbursement of Expenses

Each Borrower jointly and severally agrees to reimburse each Bank for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of counsel to the Agent and each Bank, in connection with the transactions contemplated by this Agreement and the other Loan Documents, whether or not such contemplated transactions shall be consummated, or any of them, or otherwise in connection with this Agreement or any other Loan Documents, including its negotiation, preparation, execution, administration, modification and enforcement, and all reasonable fees, including the reasonable fees and expenses of counsel to the Agent and each Bank, costs and expenses of the Agent for environmental consultants and costs and expenses of the Agent and each Bank in connection with due diligence, transportation, computer time and research and duplication. Borrower jointly and severally agrees to pay any and all stamp and other taxes which may be payable or determined to be payable in connection with the execution and delivery of this Agreement or the other Loan Documents, and to save any Bank or holder of any Note harmless from any and all liabilities with respect to or resulting from any delay or omission to pay any such taxes. The obligations of the Borrowers under this Section 13.3 shall survive the termination of this Agreement and/or the payment in full of the Obligations.

13.4  Notices

All notices and other communications provided for herein shall be in writing (including telex, facsimile, or cable communication) and shall be mailed, telecopied, telexed, cabled or delivered addressed as follows:

(a) If to the Borrowers, to it at: Southern Union Company

Enhanced Service Systems, Inc.

417 Lackawanna Avenue

Scranton, PA 18503

Attention: Mr. Richard N. Marshall

Fax: (570) 614-5158

with copies to: Southern Union Company

Enhanced Service Systems, Inc.

5444 Westheimer Road

Houston, Texas 77056

Attention: Monica Gaudiosi, Esq.

Fax: (713) 989-1213

(b) If to the Agent, to it at: Lehman Commercial Paper Inc.

c/o Lehman Brothers Inc.

745 7th Avenue, 5th Floor

New York, NY 10019

Attn: Michelle Rosolinsky

Phone: (212) 526-6560

Fax: (646) 758-5015

and, if to any Bank, at the address specified below its name on the signature pages hereof, and if to any other Loan Party, at the address specified above for the Borrowers, or as to the Borrowers, the Agent or any Bank, to such other address as shall be designated by such party in a written notice to the other party and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrowers and the Agent. All such notices and communications shall, when mailed, telecopied, telexed, transmitted, or cabled, become effective when deposited in the mail, confirmed by telex answer back, transmitted to the telecopier, or delivered to the cable company, except that notices and communications to the Agent under Sections 2.1(c), 2.1(d) or 2.2 shall not be effective until actually received by the Agent.

13.5  Governing Law; Jurisdiction; Consent to Service of Process

(a)  THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b)  Each Borrower hereby irrevocably submits to the nonexclusive jurisdiction of The United States District Court for the Southern District of New York and of any New York State Court sitting in the Borough of Manhattan in New York City for purposes of all legal proceedings arising out of or relating to any Loan Document or the transactions contemplated thereby. Each Borrower hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in any such court has been brought in an inconvenient forum. Nothing contained in this Section or in any other provision of any Loan Document (unless expressly provided otherwise) shall be deemed or construed as an agreement by any Bank to be subject to the jurisdiction of such courts.

(c)  Each Borrower hereby consents to process being served in any suit, action or proceeding relating hereto by mailing a copy thereof by registered or certified air mail to its address designated pursuant to Section 13.4. Nothing contained in this Section or in any other provision of any Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

13.6  Survival of Representations, Warranties and Covenants

All representations, warranties and covenants contained herein or made in writing by any Loan Party in connection herewith shall survive the execution and delivery of this Agreement and the other Loan Documents, and will bind and inure to the benefit of the respective successors and assigns of the parties hereto, whether so expressed or not; provided, however, that the undertaking of the Banks to make the Loans to the Borrowers shall not inure to the benefit of any successor or assign of the Borrowers. No investigation at any time made by or on behalf of the Banks shall diminish the Banks’ rights to rely on any representations made herein or in connection herewith. All statements contained in any certificate or other written instrument delivered by any Loan Party or by any Person authorized by such Loan Party under or pursuant to this Agreement or any other Loan Document or in connection with the transactions contemplated hereby or thereby shall constitute representations and warranties hereunder as of the time made by the Borrowers.

13.7  Counterparts

This Agreement may be executed in several counterparts, and by the parties hereto on separate counterparts, and each counterpart, when so executed and delivered, shall constitute an original instrument and all such separate counterparts shall constitute but one and the same instrument.

13.8  Severability

Should any clause, sentence, paragraph or section of this Agreement be judicially declared to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, and the parties hereto agree that the part or parts of this Agreement so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom and the remainder will have the same force and effectiveness as if such part or parts had never been included herein. Each covenant contained in this Agreement shall be construed (absent an express contrary provision herein) as being independent of each other covenant contained herein, and compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with one or more other covenants.

13.9  Descriptive Headings

The section headings in this Agreement have been inserted for convenience only and shall be given no substantive meaning or significance whatsoever in construing the terms and provisions of this Agreement.

13.10  Accounting Terms

All accounting terms used herein which are not expressly defined in this Agreement, or the respective meanings of which are not otherwise qualified, shall have the respective meanings given to them in accordance with GAAP.

13.11  Limitation of Liability

No claim may be made by any Borrower or any other Person against the Agent or any Bank or the Affiliates, directors, officers, employees, attorneys, or agents of the Agent or any Bank for any special, indirect, consequential, or punitive damages in respect to any claim for breach of contract arising out of or related to the transactions contemplated by this Agreement, or any act, omission, or event occurring in connection herewith and each Borrower hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

13.12  Set-Off

Each Borrower hereby gives and confirms to each Bank a right of set-off of all moneys, securities and other property of such Borrower (whether special, general or limited) and the proceeds thereof, now or hereafter delivered to remain with or in transit in any manner to such Bank, its Affiliates, correspondents or agents from or for such Borrower, whether for safekeeping, custody, pledge, transmission, collection or otherwise or coming into possession of such Bank, its Affiliates, correspondents or agents in any way, and also, any balance of any deposit accounts and credits of such Borrower with, and any and all claims of security for the payment of the Obligations and of all other liabilities and obligations now or hereafter owed by such Borrower to such Bank, contracted with or acquired by such Bank, whether such liabilities and obligations be joint, several, absolute, contingent, secured, unsecured, matured or unmatured, and such Borrower hereby authorizes each Bank, its Affiliates, correspondents or agents at any time or times, without prior notice, to apply such money, securities, other property, proceeds, balances, credits of claims, or any part of the foregoing, to such liabilities in such amounts as it may select, whether such liabilities be contingent, unmatured or otherwise, and whether any collateral security therefor is deemed adequate or not. The rights described herein shall be in addition to any collateral security, if any, described in any separate agreement executed by each Borrower.

13.13  Sale or Assignment

(a)  Each Bank may assign to an Eligible Assignee all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments or Loans, as the case may be, and the Note (if any) held by it); provided, however, that: (i) each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Bank’s rights and obligations under this Agreement; (ii) the amount so assigned shall equal or exceed $5,000,000.00; (iii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register (as hereinafter defined), an Assignment and Acceptance in the form of Exhibit C attached hereto and made a part hereof (the “Assignment and Acceptance”); and (iv) any such assignment shall not require the consent of any Borrower. Upon such execution, delivery, acceptance, and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be the date on which such Assignment and Acceptance is accepted by the Agent, (A) the Eligible Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Bank under the Loan Documents, and (B) the Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Bank’s rights and obligations under the Loan Documents, such Bank shall cease to be a party thereto).

(b)  By executing and delivering an Assignment and Acceptance, the Bank assignor thereunder and the Eligible Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties, or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency, or value of any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of each Borrower or any of its Subsidiaries or the performance or observance by each Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such Eligible Assignee confirms that it has received a copy of the Loan Documents, together with copies of the financial statements referred to in Section 7.2 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such Eligible Assignee, independently and without reliance upon the Agent, such assigning Bank, or any Bank and based on such documents and information as it shall deem appropriate at the time, will continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such Eligible Assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under any Loan Document as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (vi) such Eligible Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of any Loan Document are required to be performed by it as a Bank.

(c)  The Agent shall maintain at its address referred to in Section 13.4 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of Banks and the Commitment of, and principal amount of the Loans owing to, each Bank from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agent, and Banks may treat each Person whose name is recorded in the Register as Bank hereunder for all purposes of the Loan Documents. The Register shall be available for inspection by the Borrowers or any Bank at any reasonable time and from time to time upon reasonable prior notice.

(d)  Upon its receipt of an Assignment and Acceptance executed by an assigning Bank, together with any Note subject to such assignment, the Agent, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C, shall (i) accept such Assignment and Acceptance; (ii) record the information contained therein in the Register; and (iii) give prompt notice thereof to the Borrowers. Within three (3) Business Days after its receipt of such notice, the Borrowers at their own expense, shall execute and deliver to the Agent in exchange for each surrendered Note a new Note to the order of such Eligible Assignee in an amount equal to the Commitment or Loans (as the case may be) assumed by it pursuant to such Assignment and Acceptance and, if the assigning Bank has retained a Commitment or Loans (as the case may be) hereunder, a new Note to the order of the assigning Bank in an amount equal to the Commitment or Loans (as the case may be) retained by it hereunder. The new Notes shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit C attached hereto and made a part hereof. Upon receipt by the Agent of each such new Note conforming to the requirements set forth in the preceding sentences, the Agent shall return to the Borrowers each such surrendered Note marked to show that each such surrendered Note has been replaced, renewed, and extended by such new Note.

(e)  Each Bank may sell participations to one or more banks or other entities in or to all or a portion of its rights and/or obligations under this Agreement (including, without limitation, all or a portion of its Commitment or Loans (as the case may be) and the Note (if any) held by it); provided, however, that (i) each Bank’s obligations under this Agreement (including, without limitation, its Commitment to the Borrowers hereunder) shall remain unchanged; (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations; (iii) except as provided below, such Bank shall remain the holder of any such Loans and any such Note for all purposes of this Agreement; and (iv) the participating banks or other entities shall be entitled to the benefits of Sections 2.3 and 4.5 to recover costs, losses and expenses in the circumstances, and to the extent provided in Section 2.3, as though such participant were a Bank; provided, however, the amounts to which a participant shall be entitled to obtain pursuant to Sections 2.3 and 4.5 shall be determined by reference to such participant’s selling Bank and shall be recoverable solely from such selling Bank and (v) the Borrowers, the Agent and the other Banks shall continue to deal solely and directly with the selling Bank in connection with such Bank’s rights and obligations under this Agreement and the other Loan Documents; provided, however, the selling Bank may grant a participant rights with respect to amendments, modification or waivers with respect to any fees payable hereunder to such Bank (including the amount and the dates fixed for the payment of any such fees) or the amount of principal or the rate of interest payable on, the dates fixed for any payment of principal or interest on, the Loans, or the release of any obligations of the Borrowers hereunder and under the other Loan Documents, or the release of any security for any of the Obligations. Except with respect to cost protections contained in Sections 2.3 and 4.6, no participant shall be a third party beneficiary of this Agreement and shall not be entitled to enforce any rights provided to its selling Bank against the Company under this Agreement or any other Loan Documents.

(f)  Notwithstanding anything herein to the contrary, each Bank may pledge and assign all or any portion of its rights and interests under the Loan Documents to any Federal Reserve Bank.

(g)  “Bank Affiliate” shall mean (a) with respect to any Bank, (i) an Affiliate of such Bank or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Bank or an Affiliate of such Bank and (b) with respect to any Bank that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Bank or by an Affiliate of such investment advisor.

13.14  Non U.S. Banks

Prior to the date of the initial Borrowings hereunder, and from time to time thereafter if requested by the Borrowers or the Agent, each Bank organized under the laws of a jurisdiction outside the United States of America shall provide the Agent and the Borrowers with the forms prescribed by the Internal Revenue Service of the United States of America certifying such Banks exemption from United States withholding taxes with respect to all payments to be made to such Bank hereunder or under such Bank’s Note. Unless the Borrowers and the Agent have received forms or other documents satisfactory to them indicating that payments hereunder or under such Bank’s Note are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Borrowers or the Agent shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Bank organized under the laws of a jurisdiction outside the United States.

13.15  Interest

All agreements between the Borrowers, the Agent or any Bank, whether now existing or hereafter arising and whether written or oral, are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of demand being made on any Note, Loan, other Obligation or otherwise, shall the amount paid, or agreed to be paid, to the Agent or any Bank for the use, forbearance, or detention of the money to be loaned under this Agreement or otherwise or for the payment or performance of any covenant or obligation contained herein or in any document related hereto exceed the amount permissible at the Highest Lawful Rate. If, as a result of any circumstances whatsoever, fulfillment of any provision hereof or of any of such documents, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by applicable usury law, then, ipso facto, the obligation to be filled shall be reduced to the limit of such validity, and if, from any such circumstance, the Agent or any Bank shall ever receive interest or anything which might be deemed interest under applicable law which would exceed the amount permissible at the Highest Lawful Rate, such amount which would be excessive interest shall be applied to the reduction of the principal amount owing on account of the Loans or the amounts owing on other obligations of the Borrowers to the Agent or any Bank under this Agreement, the other Loan Documents or any document related hereto and not to the payment of interest, or if such excessive interest exceeds the unpaid principal balance of the Loans and the amounts owing on other obligations of the Borrowers to the Agent or any Bank under this Agreement or any document related hereto, as the case may be, such excess shall be refunded to the Borrowers. All sums paid or agreed to be paid to the Agent or any Bank for the use, forbearance, or detention of the indebtedness of the Borrowers to the Agent or any Bank shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full term of such indebtedness until payment in full of the principal thereof (including the period of any renewal or extension thereof) so that the interest on account of such indebtedness shall not exceed the Highest Lawful Rate. The terms and provisions of this Section 13.15 shall control and supersede every other provision of all agreements between the Borrowers and the Banks.

13.16  Indemnification

EACH BORROWER JOINTLY AND SEVERALLY AGREES TO INDEMNIFY, DEFEND, AND SAVE HARMLESS THE AGENT, EACH BANK AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, AND ATTORNEYS, AND EACH OF THEM (THE “INDEMNIFIED PARTIES”), FROM AND AGAINST ALL CLAIMS, ACTIONS, SUITS, AND OTHER LEGAL PROCEEDINGS, DAMAGES, COSTS, INTEREST, CHARGES, TAXES, COUNSEL FEES, AND OTHER EXPENSES AND PENALTIES (INCLUDING WITHOUT LIMITATION ALL ATTORNEY FEES AND COSTS OR EXPENSES OF SETTLEMENT) WHICH ANY OF THE INDEMNIFIED PARTIES MAY SUSTAIN OR INCUR BY REASON OF OR ARISING OUT OF (a) THE MAKING OF ANY LOAN HEREUNDER, THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY AND THE EXERCISE OF ANY OF THE AGENT’S AND THE BANKS’ RIGHTS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, DAMAGES, COSTS, AND EXPENSES INCURRED BY ANY OF THE INDEMNIFIED PARTIES IN INVESTIGATING, PREPARING FOR, DEFENDING AGAINST, OR PROVIDING EVIDENCE, PRODUCING DOCUMENTS, OR TAKING ANY OTHER ACTION IN RESPECT OF ANY COMMENCED OR THREATENED LITIGATION UNDER ANY FEDERAL SECURITIES LAW OR ANY SIMILAR LAW OF ANY JURISDICTION OR AT COMMON LAW OR (b) ANY AND ALL CLAIMS OR PROCEEDINGS (WHETHER BROUGHT BY A PRIVATE PARTY, GOVERNMENTAL AUTHORITY OR OTHERWISE) FOR BODILY INJURY, PROPERTY DAMAGE, ABATEMENT, REMEDIATION, ENVIRONMENTAL DAMAGE, OR IMPAIRMENT OR ANY OTHER INJURY OR DAMAGE RESULTING FROM OR RELATING TO THE RELEASE OF ANY HAZARDOUS MATERIALS LOCATED UPON, MIGRATING INTO, FROM, OR THROUGH OR OTHERWISE RELATING TO ANY PROPERTY OWNED OR LEASED BY ANY BORROWER OR ANY OF ITS SUBSIDIARIES (WHETHER OR NOT THE RELEASE OF SUCH HAZARDOUS MATERIALS WAS CAUSED BY ANY BORROWER, ANY SUBSIDIARY OF ANY BORROWER, A TENANT, OR SUBTENANT OF ANY BORROWER OR ANY OF ITS SUBSIDIARIES, A PRIOR OWNER, A TENANT, OR SUBTENANT OF ANY PRIOR OWNER OR ANY OTHER PARTY AND WHETHER OR NOT THE ALLEGED LIABILITY IS ATTRIBUTABLE TO THE HANDLING, STORAGE, GENERATION, TRANSPORTATION, OR DISPOSAL OF ANY HAZARDOUS MATERIALS OR THE MERE PRESENCE OF ANY HAZARDOUS MATERIALS ON SUCH PROPERTY; PROVIDED THAT NO BORROWER SHALL BE LIABLE TO THE INDEMNIFIED PARTIES WHERE THE RELEASE OF SUCH HAZARDOUS MATERIALS OCCURS AT ANY TIME AT WHICH ANY BORROWER OR ANY OF ITS SUBSIDIARIES CEASES TO OWN OR LEASE SUCH PROPERTY); AND PROVIDED FURTHER THAT NO INDEMNIFIED PARTY SHALL BE ENTITLED TO THE BENEFITS OF THIS SECTION 13.16 TO THE EXTENT ITS OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT CONTRIBUTED TO ITS LOSS; AND PROVIDED FURTHER THAT IT IS THE INTENTION OF EACH BORROWER TO INDEMNIFY THE INDEMNIFIED PARTIES AGAINST THE CONSEQUENCES OF THEIR OWN NEGLIGENCE. THIS AGREEMENT IS INTENDED TO PROTECT AND INDEMNIFY THE INDEMNIFIED PARTIES AGAINST ALL RISKS HEREBY ASSUMED BY EACH BORROWER. FOR PURPOSES OF THE FOREGOING SECTION 13.16, THE PHRASE “CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY” SET FORTH IN SUBPARAGRAPH (a) ABOVE SHALL INCLUDE, BUT NOT BE LIMITED TO, THE FINANCING OF ANY CORPORATE TAKEOVER PERMITTED HEREUNDER AND THE BORROWERS’ USE OF THE LOAN PROCEEDS FOR THE PURPOSE OF FINANCING THE SID RICHARDSON ACQUISITION. THE OBLIGATIONS OF THE BORROWERS UNDER THIS SECTION 13.16 SHALL SURVIVE ANY TERMINATION OF THIS AGREEMENT AND THE REPAYMENT IN FULL OF THE OBLIGATIONS.

13.17  Payments Set Aside

To the extent that the Borrowers make a payment or payments to the Agent or any Bank or the Agent or any Bank exercises its right of set off, and such payment or payments or the proceeds of such set off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other Person under any Debtor Law or equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all rights and remedies therefor, shall be revived and shall continue in full force and effect as if such payment had not been made or set off had not occurred.

13.18  Bridge Loan Agreement Controls

If there are any conflicts or inconsistencies among this Agreement and any other document executed in connection with the transactions connected herewith, the provisions of this Agreement shall prevail and control.

13.19  Obligations Several

The obligations of each Bank under this Agreement and the Note to which it is a party are several, and no Bank shall be responsible for any obligation or Commitment of any other Bank under this Agreement and the Note to which it is a party. Nothing contained in this Agreement or the other Loan Documents to which it is a party, and no action taken by any Bank pursuant thereto, shall be deemed to constitute the Banks to be a partnership, an association, a joint venture, or any other kind of entity.

13.20  Pro Rata Treatment

All Loans under, and all payments and other amounts received in connection with this Agreement and the other Loan Documents (including, without limitation, amounts received as a result of the exercise by any Bank of any right of set off) shall be effectively shared by the Banks ratably in accordance with the respective Pro Rata Percentages of the Banks. If any Bank shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set off, or otherwise) on account of the principal of, or interest on, or fees in respect of, any Loan held by it (other than pursuant to Section 2.3(d)) in excess of its Pro Rata Percentage of payments on account of similar Loans obtained by all the Banks, such Bank shall forthwith purchase from the other Banks such participations in the Loans made by them as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, such purchase from each Bank shall be rescinded and such Bank shall repay to the purchasing Bank the purchase price to the extent of such recovery together with an amount equal to such Bank’s ratable share (according to the proportion of (a) the amount of such Bank’s required repayment to (b) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. Disproportionate payments of interest shall be shared by the purchase of separate participations in unpaid interest obligations, disproportionate payments of fees shall be shared by the purchase of separate participations in unpaid fee obligations, and disproportionate payments of principal shall be shared by the purchase of separate participations in unpaid principal obligations. The Borrowers agree that any Bank so purchasing a participation from another Bank pursuant to this Section 13.20 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank were the direct creditor of the applicable Borrower in the amount of such participation. Notwithstanding the foregoing, a Bank may receive and retain an amount in excess of its Pro Rata Percentage to the extent but only to the extent, that such excess results from such Bank’s Highest Lawful Rate exceeding another Bank’s Highest Lawful Rate.

13.21  No Rights, Duties or Obligations of Syndication Agent or Documentation Agent

The Borrowers, the Agent and each Bank acknowledge and agree that except for the rights, powers, obligations and liabilities under this Agreement and the other Loan Documents as a Bank, JPMorgan Chase Bank, N.A. and Wachovia Bank, National Association, as Co-Syndication Agent, and Calyon New York Branch and Bank of America, N.A., as Co-Documentation Agent, shall have no additional rights, powers, obligations or liabilities under this agreement or any other Loan Documents in their capacities as Syndication Agent or Documentation Agent, respectively

13.22  Final Agreement

THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENT’S OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES HERETO.

13.23  WAIVER OF JURY TRIAL

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

13.24  USA Patriot Act

 Each Bank hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers and the other Loan Parties, which information includes the names and addresses of the Borrowers and the other Loan Parties and other information that will allow such Bank to identify the Borrowers and the other Loan Parties, in accordance with the Act.

13.25  Successors and Assigns Generally.

 The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Bank and no Bank may assign or otherwise transfer any of its rights or obligations hereunder except as provided in Section 13.13.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto, by their respective officers thereunto duly authorized, have executed this Agreement on the dates set forth below to be effective as of the date and year first above written.

SOUTHERN UNION COMPANY

By: _/S/ JULIE H. EDWARDS____

Name: Julie H. Edwards

Title: Senior Vice President & CFO

ENHANCED SERVICE SYSTEMS, INC.

By: _/S/ JULIE H. EDWARDS______

Name: Julie H. Edwards

Title: Senior Vice President & CFO

[Signature Page to Bridge Loan Agreement]

LEHMAN COMMERCIAL PAPER INC.,

as Administrative Agent

By: /S LAURIE D. PERPER

Name: Laurie D. Perper

Title: Senior Vice President

Payment Office:

Lehman Commercial Paper Inc.

c/o Lehman Brothers Commercial Bank

c/o Lehman Brothers

745 7th Avenue, 5th Floor

New York, NY 10019

Attn: Deal Administrator

Loan Servicing Department

Phone: (212) 526-6560

Fax: (212) 220-9606

[Signature Page to Bridge Loan Agreement]

[BANKS]

[ ],

as a Bank

By:

Name:

Title:

Address for Notices:

Domestic Lending Office:

Eurodollar Lending Office:

[Signature Page to Bridge Loan Agreement]

SCHEDULE 2.1(a)

COMMITMENTS

Bank	Commitment

Lehman Commercial Paper Inc.	$550,000,000.00
Merrill Lynch Bank USA	$550,000,000.00
JPMorgan Chase Bank, N.A.	$ 80,000,000.00
Wachovia Bank, National Association	$ 80,000,000.00
Bank of America, N.A.	$ 80,000,000.00
Calyon New York Branch	$ 80,000,000.00
KBC Bank, N.V.	$ 70,000,000.00
The Bank of Tokyo-Mitsubishi UFJ, Ltd., Houston Agency	$ 25,000,000.00
Union Bank of California, N.A.	$ 25,000,000.00
Sovereign Bank	$ 20,000,000.00
SunTrust Bank	$ 20,000,000.00
LaSalle Bank National Association	$ 20,000,000.00

Total:	$1,600,000,000.00

EXHIBIT A

PROMISSORY NOTE

$___________ ___________, 200__

FOR VALUE RECEIVED, each of undersigned, SOUTHERN UNION COMPANY, a Delaware corporation (the “Parent”) and ENHANCED SERVICE SYSTEMS, INC., a Delaware corporation (“ESSI” and together with the Parent, the “Borrowers” and each, a “Borrower”), JOINTLY AND SEVERALLY HEREBY PROMISES TO PAY to the order of ___________________________________ (the “Bank”), on or before the Maturity Date (as defined in the Bridge Loan Agreement referred to below), the principal sum of ________________ Million Dollars and No Cents ($[_______]) in accordance with the terms and provisions of that certain Bridge Loan Agreement, dated as of March 1, 2006, (as amended, modified, amended and restated or otherwise supplemented from time to time in accordance with the terms thereof, the “Bridge Loan Agreement”), by and among the Borrowers, the Bank, the other Banks party thereto, and Lehman Commercial Paper Inc., as Administrative Agent (in such capacity, the “Agent”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Bridge Loan Agreement.

The outstanding principal balance of this Promissory Note shall be payable at the Maturity Date. Each Borrower jointly and severally promises to pay interest on the unpaid principal balance of this Promissory Note from the date of any Loan evidenced by this Promissory Note until the principal balance thereof is paid in full. Interest shall accrue on the outstanding principal balance of this Promissory Note from and including the date of any Loan evidenced by this Promissory Note to but not including the Maturity Date at the rate or rates, and shall be due and payable on the dates, set forth in the Bridge Loan Agreement. Any amount not paid when due with respect to principal (whether at stated maturity, by acceleration or otherwise), costs or expenses, or, to the extent permitted by applicable law, interest, shall bear interest from the date when due to and excluding the date the same is paid in full, payable on demand, at the rate provided for in Section 2.2(b) of the Bridge Loan Agreement.

Payments of principal and interest, and all amounts due with respect to costs and expenses, shall be made in lawful money of the United States of America in immediately available funds, without deduction, set off or counterclaim to the account of the Agent at the Agent’s Payment Office not later than 12:00 noon (New York City time) on the dates on which such payments shall become due pursuant to the terms and provisions set forth in the Bridge Loan Agreement.

If any payment of interest or principal herein provided for is not paid when due, then the owner or holder of this Promissory Note may at its option, by notice to the Borrowers, declare the unpaid, principal balance of this Promissory Note, all accrued and unpaid interest thereon and all other amounts payable under this Promissory Note to be forthwith due and payable, whereupon this Promissory Note, all such interest and all such amounts shall become and be forthwith due and payable in full, without presentment, demand, protest, notice of intent to accelerate, notice of actual acceleration or further notice of any kind, all of which are hereby expressly waived by the Borrowers.

If any payment of principal or interest on this Promissory Note shall become due on a Saturday, Sunday, or public holiday on which the Agent is not open for business, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in computing interest in connection with such payment.

In addition to all principal and accrued interest on this Promissory Note, each Borrower jointly and severally agrees to pay (a) all reasonable costs and expenses incurred by the Agent and all owners and holders of this Promissory Note in collecting this Promissory Note through any probate, reorganization bankruptcy or any other proceeding and (b) reasonable attorneys’ fees when and if this Promissory Note is placed in the hands of an attorney for collection after default.

All agreements between the Borrowers and the Bank, whether now existing or hereafter arising and whether written or oral, are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of demand being made on this Promissory Note or otherwise, shall the amount paid, or agreed to be paid, to the Bank for the use, forbearance, or detention of the money to be loaned under the Bridge Loan Agreement and evidenced by this Promissory Note or otherwise or for the payment or performance of any covenant or obligation contained in the Bridge Loan Agreement or this Promissory Note exceed the amount permissible at Highest Lawful Rate. If as a result of any circumstances whatsoever, fulfillment of any provision hereof or of the Bridge Loan Agreement at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by applicable usury law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstance, the Bank shall ever receive interest or anything which might be deemed interest under applicable law which would exceed the amount permissible at the Highest Lawful Rate, such amount which would be excessive interest shall be applied to the reduction of the principal amount owing on account of this Promissory Note or the amounts owing on other obligations of the Borrowers to the Bank under the Bridge Loan Agreement and not to the payment of interest, or if such excessive interest exceeds the unpaid principal balance of this Promissory Note and the amounts owing on other obligations of the Borrowers to the Bank under the Bridge Loan Agreement, as the case may be, such excess shall be refunded to the Borrowers. In determining whether or not the interest paid or payable under any specific contingencies exceeds the Highest Lawful Rate, the Borrowers and the Bank shall, to the maximum extent permitted under applicable law, (a) characterize any nonprincipal payment as an expense, fee or premium rather than as interest; (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate and spread in equal parts during the period of the full stated term of this Promissory Note, all interest at any time contracted for, charged, received or reserved in connection with the indebtedness evidenced by this Promissory Note.

This Promissory Note is one of the Notes provided for in, and is entitled to the benefits of, the Bridge Loan Agreement, which Bridge Loan Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events, for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions and with the effect therein specified, and provisions to the effect that no provision of the Bridge Loan Agreement or this Promissory Note shall require the payment or permit the collection of interest in excess of the Highest Lawful Rate. It is contemplated that by reason of prepayments or repayments hereon prior to the Maturity Date, there may be times when no indebtedness is owing hereunder prior to such date; but notwithstanding such occurrence this Revolving Note shall remain valid and shall be in full force and effect as to Loans made pursuant to the Bridge Loan Agreement subsequent to each such occurrence.

Except as otherwise specifically provided for in the Bridger Loan Agreement, the Borrowers and any and all endorsers, guarantors and sureties severally waive grace, demand, presentment for payment, notice of dishonor or default, protest, notice of protest, notice of intent to accelerate, notice of acceleration and diligence in collecting and bringing of suit against any party hereto, and agree to all renewals, extensions or partial payments hereon and to any release or substitution of security hereof, in whole or in part, with or without notice, before or after maturity.

THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

A-

IN WITNESS WHEREOF, each Borrower has caused this Promissory Note to be executed and delivered by its officer thereunto duly authorized effective as of the date first above written.

SOUTHERN UNION COMPANY

By:

Name:

Title:

ENHANCED SERVICE SYSTEMS, INC.

By:

Name:

Title:

A-

EXHIBIT B

NOTICE OF BORROWING

Lehman Commercial Paper Inc.,
as Administrative Agent
c/o Lehman Brothers
745 7th Avenue, 5th Floor
New York, NY 10019
Attn: Michelle Rosolinsky

Re: Bridge Loan Agreement referred to below

Ladies and Gentlemen:

The undersigned hereby certifies that s/he is an officer of SOUTHERN UNION COMPANY, a Delaware corporation (the “Parent”) and of ENHANCED SERVICE SYSTEMS, INC., a Delaware corporation (“ESSI” and together with the Parent, the “Borrowers” and each, a “Borrower”), authorized to execute this Notice of Borrowing on behalf of the Borrowers. With reference to that Bridge Loan Agreement, dated as of March 1, 2006 (as the same may be amended, modified, increased, supplemented and/or restated from time to time, the “Bridge Loan Agreement”) entered into by and among the Borrowers, the Banks party thereto and Lehman Commercial Paper, Inc., as Administrative Agent (in such capacity, the “Agent”), the undersigned further certifies, represents and warrants to the Banks on behalf of the Borrowers that to his best knowledge and belief after reasonable and due investigation and review, all of the following statements are true and correct (each capitalized term used herein having the same meaning given to it in the Bridge Loan Agreement unless otherwise specified):

I. [Borrowing][Conversion/Continuation]

[In the case of the Borrowing under Section 2.1(a):

(a) [The Borrowers hereby request that the Banks advance to the Borrowers the aggregate sum of $__________by no later than ____________, 200__ (the “Borrowing Date”). Immediately following such Loan, the aggregate outstanding balance of Loans shall equal $__________.]

(b) The Borrowers hereby request that the Loans bear interest as follows:

(i) The principal amount of the Loans, if any, which shall bear interest at the Alternate Base Rate requested to be made by the Banks is $________.

(ii) The principal amount of the Loans, if any, which shall bear interest at the Eurodollar Rate for which the Rate Period shall be one month requested to be made by the Banks is $__________.

(iii) The principal amount of the Loans, if any, which shall bear interest at the Eurodollar Rate for which the Rate Period shall be two months requested to be made by the Banks is $_________.

(iv) The principal amount of the Loans, if any, which shall bear interest at the Eurodollar Rate for which the Rate Period shall be three months requested to be made by the Banks is $_________.

(v) The principal amount of the Loans, if any, which shall bear interest at the Eurodollar Rate for which the Rate Period shall be six months requested to be made by the Banks is $__________.

(c) The proceeds of the Borrowing Loans made by the Banks pursuant to the Section 2.1(a) shall be deposited into the account described as follows: [insert Name of Account]

[In the case of conversions or continuations of Loans:

[The Borrowers hereby requests that on [__________]

(i) $[__________] of the presently outstanding principal amount of the Loans originally made on [__________],

(ii) and all presently being maintained as [Alternate Base Rate Loans] [Eurodollar Rate Loans],

(iii) be [converted into] [continued as]

(iv) [Eurodollar Rate Loans having a Rate Period of [one/two/three/six] months] [Alternate Base Rate Loans].

II. Miscellaneous.

(a) As of the date hereof, and as a result of the [making] [continuation] [conversion] of the requested Loans, there does not and will not exist any Default or Event of Default.

(b) The representations and warranties contained in Section 7 of the Bridge Loan Agreement are true and correct in all material respects as of the date hereof and shall be true and correct upon the [making] [continuation] [conversion] of the requested Loan, with the same force and effect as though made on and as of the date hereof and thereof.

EXECUTED AND DELIVERED this _____ day of _______________, 200__.

SOUTHERN UNION COMPANY

By: _________________________

Name:

Title:

B-

EXHIBIT C

ASSIGNMENT AND ACCEPTANCE

[NAME AND ADDRESS OF
ASSIGNING BANK]

_______________, 200__

________________
________________
________________
________________

Re:	Southern Union Company Bridge Loan Agreement

Ladies and Gentlemen:

Reference is made to that certain Bridge Loan Agreement, dated as of March 1, 2006, (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Bridge Loan Agreement”), by and among Southern Union Company (the “Company”), the Banks party thereto (including us), and Lehman Commercial Paper Inc., as Administrative Agent (in such capacity, the “Agent”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Bridge Loan Agreement.

Each reference to the Bridge Loan Agreement, the Notes, the other Loan Documents or any other document evidencing or governing the Loans (all such documents collectively, the “Financing Documents”) includes each such document as amended, modified, extended or replaced from time to time. All times are New York City times.

1. Assignment. We hereby sell you and assign to you without recourse, and you hereby unconditionally and irrevocably acquire for your own account and risk, a percent (  %) undivided interest (“your assigned share”) in each of the following (the “Assigned Obligations”):

a. our Note (if any); and

b. all Loans held by us and interest thereon as provided in Section 2 of the Bridge Loan Agreement [,except that interest shall accrue on your assigned share in the principal of Alternate Base Rate Loans and Eurodollar Rate Loans at an annual rate equal to the rate provided in the Bridge Loan Agreement minus _____%].

2. Materials Provided Assignee

a. We will promptly request that the Company issue new Notes to us and to you in substitution for our Note to reflect the assignment set forth herein. Upon issuance of such substitute Notes, (i) you will become a Bank under the Bridge Loan Agreement, (ii) you will assume our obligations under the Bridge Loan Agreement to the extent of your assigned share, and (iii) the Company will release us from our obligations under the Bridge Loan Agreement to the extent, but only to the extent, of your assigned share. The Company consents to such release by signing this Agreement where indicated below. As a Bank, you will be entitled to the benefits and subject to the obligations of a “Bank”, as set forth in the Bridge Loan Agreement, and your rights and liabilities with respect to the other Banks and the Agent will be governed by the Bridge Loan Agreement, including without limitation, Section 12 of the Bridge Loan Agreement.

b. We have furnished you copies of the Bridge Loan Agreement, our Note and each other Financing Document you have requested. We do not represent or warrant (i) the priority, legality, validity, binding effect or enforceability of any Financing Document or any security interest created thereunder, (ii) the truthfulness and accuracy of any representation contained in any Financing Document, (iii) the filing or recording of any Financing Document necessary to perfect any security interest created thereunder, (iv) the financial condition of the Company or any other Person obligated under any Financing Document, any financial or other information, certificate, receipt or other document furnished or to be furnished under any Financing Document or (v) any other matter not specifically set forth herein having any relation to any Financing Document, the Loans, your interest in one Note, the Company or any other Person. You represent to us that you are able to make, and have made, your own independent investigation and determination of the foregoing matters, including, without limitation, the credit worthiness of the Company and the structure of the transaction.

3. Governing law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. You irrevocably submit to the jurisdiction of any State or Federal court sitting in the Borough of Manhattan in New York City in any suit, action or proceeding arising out of or relating to this Agreement and irrevocably waive any objection you may have to this laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. We may serve process in any manner permitted by law and may bring proceedings against you in any other jurisdiction.

4. Notices. All notices and other communications given hereunder to a party shall be given in writing (including bank wire, telecopy, telex or similar writing) at such party’s address set forth on the signature pages hereof or such other address as such party may hereafter specify by notice to the other party. Notice may also be given by telephone to the Person, or any other officer in the office, listed on the signature pages hereof if confirmed promptly by telex or telecopy. Notices shall be effective immediately, if given by telephone; upon transmission, if given by bank wire, telecopy or telex; five days after deposit in the mails, if mailed; and when delivered, if given by other means.

5. Authority. Each of us represents and warrants that the execution and delivery of this Agreement have been validly authorized by all necessary corporate action and that this Agreement constitutes a valid and legally binding obligation enforceable against it in accordance with its terms.

6. Counterparts. This Agreement may be executed in one or more counterparts, and by each party on separate counterparts, each of which shall be an original but all of which taken together shall be but one instrument.

7. Amendments. No amendment modification or waiver of any provision of this Agreement shall be effective unless in writing and signed by the party against whom enforcement is sought.

If the foregoing correctly sets forth our agreement, please so indicate by signing the enclosed copy of this Agreement and returning it to us.

Very truly yours,

By:

Name:

Title:

[Street Address]
[City, State, Zip Code]
Telephone:
Telecopy:

AGREED AND ACCEPTED:

_______________________________

By: _________________________
_________________________
_________________________
_________________________

Attention: ___________________
Telephone: ___________________
Telecopy: ___________________
Account for Payments: ____________

C-

RELEASE APPROVED IN SECTION 2 OF THIS AGREEMENT:

SOUTHERN UNION COMPANY

By: _/s/ JULIE H. EDWARDS____
Name: Julie H. Edwards
Title: Senior Vice President and
Chief Financial Officer

ASSIGNMENT ACKNOWLEDGED

LEHMAN COMMERCIAL PAPER INC.,

as Administrative Agent

By: _/s/ LAURIE D. PERPER___
Name: Laurie D. Perper
Title: Senior Vice President

EXHIBIT D-1

FORM OF PARENT PLEDGE AGREEMENT

EXECUTION COPY

PARENT PLEDGE AGREEMENT

dated as of

March 1 , 2006

among

SOUTHERN UNION COMPANY,

as the Pledgor

and

LEHMAN COMMERCIAL PAPER INC.,

as Administrative Agent

_________________

SCHEDULES

Schedule 1(a)  Pledgor Information
Schedule 1(b)  Prior Organizational Names
Schedule 1(c)  Changes in Corporate Identity; Other Names
Schedule 2
Part A: Chief Executive Office
Part B: Location of Books
Part C: Other Places of Businesses
Part D: Prior Locations Maintained by the Pledgor
Schedule 3  Equity Interests Owned by the Pledgor
Schedule 4  Filing Office

i

PLEDGE AGREEMENT

This PARENT PLEDGE AGREEMENT dated as of March 1, 2006 (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof, this “Agreement”), by and among SOUTHERN UNION COMPANY, a Delaware corporation (the “Pledgor”), as pledgor, in favor of LEHMAN COMMERCIAL PAPER INC., as administrative agent (in such capacity, the “Agent”) on behalf of the Secured Parties (as defined in the Bridge Loan Agreement referred to below), as pledgee.

WHEREAS, the Pledgor, Enhanced System Services, Inc., a Delaware corporation (“ESSI” and together with the Pledgor, the “Borrowers” and each, a “Borrower”), the Banks party thereto and the Agent are parties to the Bridge Loan Agreement dated as of March 1, 2006 (as the same may be amended, modified, increased, supplemented and/or restated from time to time, the “Bridge Loan Agreement”).

WHEREAS, the Pledgor is willing to secure the Secured Obligations (defined below) by granting Liens on the Collateral (as defined below) as provided herein and in the other Collateral Documents.

WHEREAS, it is a condition to the obligations of the Banks to make the Loans under the Bridge Loan Agreement that the Pledgor execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.  Definitions

(a)  Terms Defined in Bridge Loan Agreement. Terms defined in the Bridge Loan Agreement and not otherwise defined in subsection (b) or (c) of this Section have, as used herein, the respective meanings provided for therein.

(b)  Terms Defined in UCC. As used herein, each of the following terms has the meaning specified in the UCC:

Term	UCC
Instrument	9-102
Investment Property	9-102
Proceeds	9-102
Securities Intermediary	8-102
Security	8-102 and 8-103
Security Entitlement	8-102

(c)  Additional Definitions. The following additional terms, as used herein, have the following meanings:

“Agreement” has the meaning set forth in the preamble hereto.

“Borrowers” or “Borrower” has the meaning set forth in the recitals hereto.

“Bridge Loan Agreement” has the meaning set forth in the recitals hereto.

“Collateral” means, collectively, (i) the Pledged Securities, (ii) all Distributions with respect to such Pledged Securities, (iii) all Investment Property constituting, representing or evidencing any of the foregoing in clauses (i) and (ii) above, and (iv) all Proceeds of the foregoing in clauses (i), (ii) and (iii) above.

“Control” has the meaning specified in UCC Section 8-106.

“Distributions” means, collectively, with respect to the Pledgor, all dividends, cash, options, warrants, rights, instruments, distributions, returns of capital or principal, income, interest, profits and other property, interests (debt or equity) or proceeds, including as a result of a split, revision, reclassification or other like change of the Pledged Securities, from time to time received, receivable or otherwise distributed to the Pledgor in respect of or in exchange for any or all of the Pledged Securities.

“Equity Interest” means (i) in the case of a corporation, any shares of its capital stock, (ii) in the case of a limited liability company, any membership interest therein, (iii) in the case of a partnership, any partnership interest (whether general or limited) therein, (iv) in the case of any other business entity, any participation or other interest in the equity or profits thereof, (v) any warrant, option or other right to acquire any Equity Interest described in this definition or (vi) any Security Entitlement in respect of any Equity Interest described in this definition.

“Issuer Control Agreement” means an Issuer Control Agreement in form and substance satisfactory to the Agent.

“LLC Interest” means a membership interest or similar interest in a limited liability company.

“Location” means, with respect to the Pledgor, the jurisdiction in which the Pledgor is located for purposes of Section 9-301 of the UCC.

“Opinion of Counsel” means a written opinion of legal counsel (who may be counsel to a Pledgor or other counsel, in either case approved by the Agent) addressed and delivered to the Agent.

“Organizational Documents” means, with respect to any Person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such Person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such Person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such Person and (v) in any other case, the functional equivalent of the foregoing.

“own” refers to the possession of sufficient rights in property to grant a security interest therein as contemplated by UCC Section 9-203, and “acquire” refers to the acquisition of any such rights.

“Partnership Interest” means a partnership interest, whether general or limited.

“Pledged Securities” means, collectively, with respect to the Pledgor, (i) all issued and outstanding Equity Interests of the issuer set forth on Schedule 3 as being owned by the Pledgor and all options, warrants, rights, agreements and additional Equity Interests of whatever class of any such issuer acquired by the Pledgor (including by issuance), together with all rights, privileges, authority and powers of the Pledgor relating to such Equity Interests in such issuer or under any Organizational Document of such issuer, and the certificates, instruments and agreements representing such Equity Interests and any and all interest of the Pledgor in the entries on the books of any financial intermediary pertaining to such Equity Interests, and (ii) all Equity Interests issued in respect of the Equity Interests referred to in clause (i) above upon any consolidation or merger of any issuer of such Equity Interests.

“Pledgor” has the meaning set forth in the preamble hereto.

“Post-Petition Interest” means any interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of any one or more of the Borrowers (or would accrue but for the operation of applicable bankruptcy or insolvency laws), whether or not such interest is allowed or allowable as a claim in any such proceeding.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and its Affiliates.

“Secured Obligations” means all Obligations, including, without limitation, all principal of all Loans outstanding from time to time under the Bridge Loan Agreement, all interest (including Post-Petition Interest) on the Loans and all other amounts now or hereafter payable by the Borrowers pursuant to the Loan Documents.

“Transaction Liens” means the Liens granted by the Pledgor under the Collateral Documents.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any Transaction Lien on any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

(d)  Terms Generally. The definitions of terms herein (including those incorporated by reference to the UCC or to another document) apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including”

shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to the Bridge Loan Agreement or any other agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement and (v) the word “property” shall be construed to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 2.  Grant Of Transaction Liens

.

(a)  The Pledgor, in order to secure the Secured Obligations, hereby pledges and grants to the Agent for the benefit of the Secured Parties a lien on and a security interest in all of the right, title and interest of the Pledgor in, to and under the Collateral, whether now owned or existing or hereafter acquired or arising and wherever located.

(b)  The Transaction Liens are granted as security only and shall not subject the Agent or any other Secured Party to, or transfer or in any way affect or modify, any obligation or liability of the Pledgor with respect to any of the Collateral or any transaction in connection therewith.

(c)  This Agreement shall create a continuing security interest in and Lien on the Collateral.

Section 3.  General Representations And Warranties

The Pledgor represents and warrants that:

(a)  (i)The Pledgor is duly organized, validly existing and in good standing under the laws of the jurisdiction identified as its jurisdiction of organization in Schedule 1(a). Schedule 1(a) accurately sets forth (x) the form of organization of the Pledgor and (y) whether the Pledgor is a “registered organization” within the meaning of the UCC and, if it is, its organizational identification number (if any).

(ii) Set forth in Schedule 1(b) is any other corporate or organizational names of the Pledgor has had in the past five years, together with the date of the relevant change.

(iii) Set forth in Schedule 1(c) is a list of all other names (including trade names or similar appellations) used by the Pledgor, or any other business or organization to which the Pledgor became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, at any time during the past five years. Also set forth in Schedule 1(c) is the information required by this Section 3(a) for any other business or organization to which the Pledgor became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, at any time during the past five years. Except as set forth in Schedule 1(c), the Pledgor has not changed its jurisdiction of organization at any time during the past four months.

(b)  The chief executive office of the Pledgor is located at the address set forth in Part A of Schedule 2. Set forth in Part B of Schedule 2 are all locations where the Pledgor maintains any books or records relating to any of the Collateral. Set forth in Part C of Schedule 2 hereto are all the other places of business of the Pledgor. Set forth in Part D of Schedule 2 are the locations or places of business previously maintained by the Pledgor at any time during the past five years.

(c)  Schedule 3 lists all Equity Interests in Panhandle Eastern owned by the Pledgor as of the Closing Date. The Pledgor holds all such Equity Interests directly and not through a Subsidiary, a Securities Intermediary or any other Person.

(d)  The Pledgor has good and marketable title to, owns and has rights in all its Collateral (subject to exceptions that are, in the aggregate, not material), free and clear of any and all Liens other than the Transaction Liens.

(e)  All shares of capital stock or other interest included in such Pledged Securities (including shares of capital stock in respect of which the Pledgor owns a Security Entitlement) have been duly authorized and validly issued and are fully paid and non-assessable. None of such Pledged Securities is subject to any option to purchase or similar right of any Person.

(f)  The Pledgor has not performed any acts that might prevent the Agent from enforcing any of the provisions of the Collateral Documents or that would limit the Agent in any such enforcement. No financing statement, security agreement, mortgage or similar or equivalent document or instrument covering all or part of the Collateral owned by the Pledgor is on file or of record in any jurisdiction in which such filing or recording would be effective to perfect or record a Lien on such Collateral, except financing statements, mortgages or other similar or equivalent documents with respect to the Transaction Liens. After the Closing Date, no Collateral owned by the Pledgor will be in the possession or under the Control of any other Person having a claim thereto or security interest therein, other than a Permitted Lien.

(g)  The Transaction Liens on all Collateral owned by the Pledgor (i) have been validly created, (ii) will attach to each item of such Collateral on the Closing Date (or, if the Pledgor first obtains rights thereto on a later date, on such later date) and (iii) when so attached, will secure all the Secured Obligations.

(h)  Within 60 days after the Closing Date, the Pledgor will furnish to the Agent a file search report from the UCC filing office applicable to its Location, showing the filing made at such filing office to perfect the Transaction Liens on its Collateral.

(i)  When UCC financing statements have been filed in the offices specified in Schedule 4, the Transaction Liens will constitute perfected security interests in the Collateral owned by the Pledgor to the extent that a security interest therein may be perfected by filing pursuant to the UCC, prior to all Liens and rights of others therein. Except for the filing of such UCC financing statements, no registration, recordation or filing with any governmental body, agency or official is required in connection with the execution or delivery of the Collateral Documents or is necessary for the validity or enforceability thereof or for the perfection or due recordation of the Transaction Liens or for the enforcement of the Transaction Liens.

(j)  As of the Closing Date, no Collateral is evidenced by an Instrument or a certificate.

Section 4.  Further Assurances; General Covenants

The Pledgor covenants as follows:

(a)  The Pledgor will, from time to time, at the Pledgor’s expense, execute, deliver, file and record any statement, assignment, instrument, document, agreement or other paper and take any other action (including any filing of financing or continuation statements under the UCC) that from time to time may be necessary or desirable, or that the Agent may request, in order to:

(i)  create, preserve, perfect, confirm or validate the Transaction Liens on the Collateral;

(ii)  in the case of Pledged Securities constituting Investment Property that is included in the Collateral, cause the Agent to have Control thereof;

(iii)  enable the Agent and the other Secured Parties to obtain the full benefits of the Collateral Documents; or

(iv)  enable the Agent to exercise and enforce any of its rights, powers and remedies with respect to any of the Collateral.

To the extent permitted by applicable law, the Pledgor authorizes the Agent to execute and file such financing statements or continuation statements without the Pledgor’s signature appearing thereon. The Pledgor agrees that a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement. The Pledgor hereby appoints the Agent its attorney-in-fact to execute and file all filings required or so requested for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed; and such power, being coupled with an interest, shall be irrevocable until all the Transaction Liens granted by the Pledgor terminate pursuant to Section 14. The Pledgor will pay the costs of, or incidental to, any recording or filing of any financing or continuation statements or other documents recorded or filed pursuant hereto.

(b)  The Pledgor will not (i) change its name or organizational structure, (ii)  change its Location or (iii)  become bound, as provided in UCC Section 9-203(d) or otherwise, by a security agreement entered into by another Person, unless it shall have given the Agent prior notice thereof and delivered an Opinion of Counsel with respect thereto in accordance with Section 4(c).

(c)  At least 30 days before it takes any action contemplated by Section 4(b), the Pledgor will, at the its’ expense, cause to be delivered to the Agent an Opinion of Counsel, in form and substance satisfactory to the Agent, as to such matters that the Agent may reasonably request relating to the perfection or priority of the Transaction Lien on any Collateral to be owned by the Pledgor after it takes such action.

(d)  The Pledgor shall comply in all respects with the provisions of Section 10.19 of the Bridge Loan Agreement.

(e)  The Pledgor will, promptly upon request, provide to the Agent all information and evidence concerning the Collateral that the Agent may reasonably request from time to time to enable it to enforce the provisions of the Collateral Documents.

(f)  From time to time upon request by the Agent, the Pledgor will, at its’ expense, cause to be delivered to the Secured Parties an Opinion of Counsel satisfactory to the Agent as to such matters relating to the transactions contemplated hereby as the Agent may reasonably request.

(g)  If at any time any Collateral shall be evidenced by an Instrument, the Pledgor owning the same shall cause the same promptly, and in any event within ten days, to be delivered to the Agent to be held in pledge hereunder, together with any endorsements or instruments of transfer that the Agent may reasonably request.

(h)  The Pledgor shall, at its own cost and expense, defend title to the Collateral and the security interest therein and Lien thereon granted to the Agent and the priority thereof against all claims and demands of all Persons, at their own cost and expense, at any time claiming any interest therein adverse to the Agent or any other Secured Party other than Transactional Liens. There is no agreement, order, judgment or decree, and the Pledgor shall not enter into any agreement or take any other action, that would restrict the transferability of any of the Pledged Collateral or otherwise impair or conflict with the Pledgor’s obligations or the rights of the Agent hereunder.

Section 5.  Investment Property

The Pledgor represents, warrants and covenants as follows:

(a)  Certificated Securities. Not later than the Closing Date, the Pledgor will deliver to the Agent as Collateral hereunder all certificates or instruments representing or evidencing any of the Collateral then owned by the Pledgor. Thereafter, whenever the Pledgor acquires any other certificate representing or evidencing any Collateral, the Pledgor will immediately deliver such certificate or instrument to the Agent as Collateral hereunder.

(b)  Uncertificated Securities. Not later than the Closing Date, the Pledgor will enter into (and cause the relevant issuer to enter into) an Issuer Control Agreement in respect of each Pledged Security then owned by the Pledgor that constitutes Collateral and is not evidenced or represented by a certificate or instrument and deliver such Issuer Control Agreement to the Agent (which shall enter into the same). Thereafter, whenever the Pledgor acquires any other Pledged Security that constitutes Collateral and is not evidenced or represented by a certificate or instrument, the Pledgor will enter into (and cause the relevant issuer to enter into) an Issuer Control Agreement in respect of such Pledged Security and deliver such Issuer Control Agreement to the Agent (which shall enter into the same).

(c)  Perfection as to Certificated Securities. When the Pledgor delivers the certificate or instrument representing any Pledged Security owned by it and that constitutes Collateral to the Agent and complies with Sections 5(a) and 5(e) in connection with such delivery, (i) the Transaction Lien on such Pledged Security will be perfected, subject to no prior Liens or rights of others, (ii) the Agent will have Control of such Pledged Security and (iii) the Agent will be a protected purchaser (within the meaning of UCC Section 8-303) thereof.

(d)  Perfection as to Uncertificated Securities. When the Pledgor, the Agent and the issuer of any Pledged Security owned by the Pledgor and that constitutes Collateral and is not represented or evidenced by a certificate or instrument enter into an Issuer Control Agreement with respect thereto, (i) the Transaction Lien on such Pledged Security will be perfected, subject to no prior Liens or rights of others, (ii) the Agent will have Control of such Pledged Security and (iii) the Agent will be a protected purchaser (within the meaning of UCC Section 8-303) thereof.

(e)  Delivery of Pledged Certificates. All certificates or instruments representing or evidencing any Pledged Security that constitutes Collateral, when delivered to the Agent, will be in suitable form for transfer by delivery, or accompanied by duly executed instruments of transfer or assignment in blank, with signatures appropriately guaranteed, all in form and substance satisfactory to the Agent.

(f)  Communications. The Pledgor will promptly give to the Agent copies of any notices and other communications received by it with respect to any Collateral registered in the name of the Pledgor or its nominee.

Section 6.  Transfer of Record Ownership

At any time when an Event of Default shall have occurred and be continuing, the Agent may (and to the extent that action by it is required, the Pledgor, if directed to do so by the Agent, will as promptly as practicable) cause each of the Pledged Securities (or any portion thereof specified in such direction) to be transferred of record into the name of the Agent or its nominee. The Pledgor will take any and all actions reasonably requested by the Agent to facilitate compliance with this Section. If the provisions of this Section are implemented, Section 5(c) shall not thereafter apply to any Pledged Security that is registered in the name of the Agent or its nominee. The Agent will promptly give to the Pledgor copies of any notices and other communications received by the Agent with respect to Pledged Securities registered in the name of the Agent or its nominee.

Section 7.  Right to Vote Securities

(a)  Unless an Event of Default shall have occurred and be continuing and the Agent shall have notified the Pledgor that the Pledgor’s rights under this Section are suspended, the Pledgor will have the right, from time to time, to vote and to give consents, ratifications and waivers with respect to any Pledged Security owned by it, and the Agent will, upon receiving a written request from the Pledgor, deliver to the Pledgor or as specified in such request such proxies, powers of attorney, consents, ratifications and waivers in respect of any such Pledged Security that is registered in the name of the Agent or its nominee as shall be specified in such request and be in form and substance satisfactory to the Agent. Unless an Event of Default shall have occurred and be continuing, the Agent will have no right to take any action which the owner of any Pledged Securities constituting Partnership Interest or LLC Interest that is part of the Collateral is entitled to take with respect thereto, except the right to receive payments and other distributions to the extent provided herein.

(b)  If an Event of Default shall have occurred and be continuing, the Agent will have the right to the extent permitted by law (and, in the case of Pledged Securities constituting Partnership Interests or LLC Interests that are part of the Collateral, by the relevant partnership agreement, limited liability company agreement, operating agreement or other governing document) to vote, to give consents, ratifications and waivers and to take any other action with respect to any Investment Property or Pledged Securities that constitute Collateral, with the same force and effect as if the Agent were the absolute and sole owner thereof, and the Pledgor will take all such action as the Agent may reasonably request from time to time to give effect to such right.

Section 8.  Remedies Upon Event of Default

(a)  If an Event of Default shall have occurred and be continuing, the Agent may exercise (or cause its sub-agents to exercise) any or all of the remedies available to it (or to such sub-agents) under the Collateral Documents.

(b)  Without limiting the generality of the foregoing, if an Event of Default shall have occurred and be continuing, the Agent may exercise on behalf of the Secured Parties all the rights of a secured party under the UCC (whether or not in effect in the jurisdiction where such rights are exercised) with respect to any Collateral and, in addition, the Agent may, without being required to give any notice, except as herein provided or as may be required by mandatory provisions of law, withdraw all cash held by it as Collateral and apply such cash as provided in Section 9 and, if there shall be no such cash or if such cash shall be insufficient to pay all the Secured Obligations in full, sell, lease, license or otherwise dispose of the Collateral or any part thereof. Notice of any such sale or other disposition shall be given to the Pledgor as required by Section 11.

Section 9.  Application Of Proceeds

(a)  If an Event of Default shall have occurred and be continuing, the Agent may apply (i) any cash then held by it as Collateral and (ii) the proceeds of any sale or other disposition of all or any part of the Collateral, in the following order of priorities:

first, to pay the expenses of such sale or other disposition, including reasonable compensation to agents of and counsel for the Agent, and all expenses, liabilities and advances incurred or made by the Agent in connection with the Collateral Documents, and any other amounts then due and payable to the Agent pursuant to Section 11 or pursuant to Section 13.3 or 13.16 of the Bridge Loan Agreement;

second, to pay the unpaid principal of the Secured Obligations ratably until payment in full of the principal of all Secured Obligations shall have been made;

third, to pay ratably all interest (including Post-Petition Interest) on the Secured Obligations payable under the Bridge Loan Agreement and any Notes, until payment in full of all such interest and fees shall have been made;

fourth, to pay all other Secured Obligations ratably until payment in full of all such other Secured Obligations shall have been made; and

finally, to pay to the Pledgor, or as a court of competent jurisdiction may direct, any surplus then remaining from the proceeds of the Collateral owned by it.

(b)  In making the payments and allocations required by this Section, the Agent may rely upon information supplied to it pursuant to Section 13(c). All distributions made by the Agent pursuant to this Section shall be final (except in the event of manifest error) and the Agent shall have no duty to inquire as to the application by any Secured Party of any amount distributed to it.

Section 10.  Fees and Expenses; Indemnification

(a)  The Pledgor will forthwith upon demand pay to the Agent:

(i)  the amount of any taxes that the Agent may have been required to pay by reason of the Transaction Liens or to free any Collateral from any other Lien thereon;

(ii)  the amount of any and all reasonable out-of-pocket expenses, including transfer taxes and reasonable fees and expenses of counsel and other experts, that the Agent may incur in connection with (x) the administration or enforcement of the Collateral Documents, including such expenses as are incurred to preserve the value of the Collateral or the validity, perfection, rank or value of any Transaction Lien, (y) the collection, sale or other disposition of any Collateral or (z) the exercise by the Agent of any of its rights or powers under the Collateral Documents;

(iii)  the amount of any fees that the Pledgor shall have agreed in writing to pay to the Agent and that shall have become due and payable in accordance with such written agreement; and

(iv)  the amount required to indemnify the Agent for, or hold it harmless and defend it against, any loss, liability or expense (including the reasonable fees and expenses of its counsel and any experts or sub-agents appointed by it hereunder) incurred or suffered by the Agent in connection with the Collateral Documents, except to the extent that such loss, liability or expense arises from the Agent’s gross negligence or willful misconduct or a breach of any duty that the Agent has under this Agreement (after giving effect to Sections 12 and 13).

Any such amount not paid to the Agent on demand will bear interest for each day thereafter until paid at a rate per annum equal to the sum of 2% plus the rate applicable to Alternate Base Rate Loans for such day.

(b)  If any transfer tax, documentary stamp tax or other tax is payable in connection with any transfer or other transaction provided for in the Collateral Documents, the Pledgor will pay such tax and provide any required tax stamps to the Agent or as otherwise required by law.

Section 11.  Authority To Administer Collateral

The Pledgor irrevocably appoints the Agent its true and lawful attorney, with full power of substitution, in the name of the Pledgor, any Secured Party or otherwise, for the sole use and benefit of the Secured Parties, but at the Pledgor’s expense, to the extent permitted by law to exercise, at any time and from time to time while an Event of Default shall have occurred and be continuing, all or any of the following powers with respect to all or any of the Pledgor’s Collateral (but the Agent shall not be obligated to and shall have no liability to the Pledgor or any third party for failure to so do or take action):

(a)  to demand, sue for, collect, receive and give acquittance for any and all monies due or to become due upon or by virtue thereof;

(b)  to settle, compromise, compound, prosecute or defend any action or proceeding with respect thereto;

(c)  to sell, lease, license or otherwise dispose of the same or the proceeds or avails thereof, as fully and effectually as if the Agent were the absolute owner thereof;

(d)  to extend the time of payment of any or all thereof and to make any allowance or other adjustment with reference thereto; and

(e)  to take any other action and to execute any instrument consistent with the terms of the Bridge Loan Agreement and the Collateral Documents which the Agent may deem necessary or advisable to accomplish the purposes hereof.

Section 12.  Limitation on Duty in Respect of Collateral

. Beyond the exercise of reasonable care in the custody and preservation thereof, the Agent will have no duty as to any Collateral in its possession or control or in the possession or control of any sub-agent or bailee or any income therefrom or as to the preservation of rights against prior parties or any other rights pertaining thereto. The Agent will be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession or control if such Collateral is accorded treatment substantially equal to that which it accords its own property, and will not be liable or responsible for any loss or damage to any Collateral, or for any diminution in the value thereof, by reason of any act or omission of any sub-agent or bailee selected by the Agent in good faith, except to the extent that such liability arises from the Agent’s gross negligence or willful misconduct.

Section 13.  General Provisions Concerning the Agent

(a)  The provisions of Section 12 of the Bridge Loan Agreement shall inure to the benefit of the Agent, and shall be binding upon the Pledgor and all Secured Parties, in connection with this Agreement and the other Collateral Documents. Without limiting the generality of the foregoing, (i) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing, (ii) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Collateral Documents that the Agent is required in writing to exercise by the Majority Banks (or such other number or percentage of the Banks as shall be necessary under the circumstances as provided in Section 13.2 of the Bridge Loan Agreement), and (iii) except as expressly set forth in the Loan Documents, the Agent shall not have any duty to disclose, and shall not be liable for any failure to disclose, any information relating to any of the Borrowers or any of their respective Subsidiaries or any other Loan Party that is communicated to or obtained by the bank serving as Agent or any of its Affiliates in any capacity. The Agent shall not be responsible for the existence, genuineness or value of any Collateral or for the validity, perfection, priority or enforceability of any Transaction Lien, whether impaired by operation of law or by reason of any action or omission to act on its part under the Collateral Documents. The Agent shall be deemed not to have knowledge of any Event of Default unless and until written notice thereof is given to the Agent by the Pledgor or a Secured Party.

(b)  Sub-Agents and Related Parties. The Agent may perform any of its duties and exercise any of its rights and powers through one or more sub-agents appointed by it. The Agent and any such sub-agent may perform any of its duties and exercise any of its rights and powers through its Related Parties. The exculpatory provisions of Section 12 and this Section shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent.

(c)  Information as to Secured Obligations and Actions by Secured Parties. For all purposes of the Collateral Documents, including determining the amounts of the Secured Obligations, or whether any action has been taken under any Loan Document, the Agent will be entitled to rely on information from (i) its own records for information as to the Banks, any of the Secured Obligations and actions taken by them, (ii) any Secured Party (or any trustee, agent or similar representative designated pursuant to (iii) to supply such information) for information as to any of the Secured Obligations and actions taken by it, to the extent that the Agent has not obtained such information from its own records, and (iv) the Pledgor or any of the Borrowers or any other Loan Party, to the extent that the Agent has not obtained information from the foregoing sources.

(d)  Refusal to Act. The Agent may refuse to act on any notice, consent, direction or instruction from any Secured Parties or any agent, trustee or similar representative thereof that, in the Agent’s opinion, (i) is contrary to law or the provisions of any Collateral Document, (ii) may expose the Agent to liability (unless the Agent shall have been indemnified, to its reasonable satisfaction, for such liability by the Secured Parties that gave such notice, consent, direction or instruction) or (iii) is unduly prejudicial to Secured Parties not joining in such notice, consent, direction or instruction.

(e)  Copies of Certain Notices. Within two Business Days after it receives or sends any notice referred to in this subsection, the Agent shall send to the Banks copies of any notice given by the Agent to the Pledgor, or received by it from the Pledgor, pursuant to Section 8, 9, 11 or 14.

Section 14.  Termination Of Transaction Liens; Release Of Collateral

(a)  The Transaction Liens shall terminate when all Commitments under the Bridge Loan Agreement shall have expired or been terminated and all the Secured Obligations shall have been paid in full in cash (other than contingent indemnification obligations).

(b)  At any time before the Transaction Liens terminate, the Agent may, at the written request of the Borrowers, (i) release any Collateral with the prior written consent of the Banks.

(c)  Upon any termination of a Transaction Lien or release of Collateral, the Agent will, at the expense of the Pledgor, execute and deliver to the Pledgor such documents as the Pledgor shall reasonably request to evidence the termination of such Transaction Lien or the release of such Collateral, as the case may be.

Section 15.  Notices

Each notice, request or other communication given to any party hereunder shall be given in accordance with Section 13.4 of the Bridge Loan Agreement.

Section 16.  No Implied Waivers; Remedies Not Exclusive

No failure by the Agent or any Secured Party to exercise, and no delay in exercising and no course of dealing with respect to, any right or remedy under any Collateral Document shall operate as a waiver thereof; nor shall any single or partial exercise by the Agent or any Secured Party of any right or remedy under any Loan Document preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies specified in the Loan Documents are cumulative and are not exclusive of any other rights or remedies provided by law.

Section 17.  Successors And Assigns

. This Agreement is for the benefit of the Agent and the Secured Parties. If all or any part of any Secured Party’s interest in any Secured Obligation is assigned or otherwise transferred in accordance with the provisions of the Bridge Loan Agreement, the assignee’s or transferor’s rights hereunder, to the extent applicable to the obligation so transferred, shall be automatically transferred with such obligation. This Agreement shall be binding on the Pledgor and their respective successors and assigns; provided, however, that no Pledgor may assign any of its rights, interests or obligations herein without the prior written consent of the Agent and all the Banks.

Section 18.  Amendments And Waivers

. Neither this Agreement nor any provision hereof may be waived, amended, modified or terminated except pursuant to an agreement or agreements in writing entered into by the Agent, with the consent of the Majority Banks, or, in the case of any such waiver, amendment or modification affecting the number of Banks required to release any of the Collateral, with the consent of all the Banks. No such waiver, amendment or modification shall be binding upon the Pledgor, except with its written consent.

Section 19.  Choice Of Law

. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, except as otherwise required by mandatory provisions of law and except to the extent that remedies provided by the laws of any jurisdiction other than the State of New York are governed by the laws of such jurisdiction.

Section 20.  Waiver Of Jury Trial

. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY COLLATERAL DOCUMENT OR ANY

TRANSACTION CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 21.  Severability

. If any provision of any Collateral Document is invalid or unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions of the Collateral Documents shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Agent and the Secured Parties in order to carry out the intentions of the parties thereto as nearly as may be possible and (ii) the invalidity or unenforceability of such provision in such jurisdiction shall not affect the validity or enforceability thereof in any other jurisdiction.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SOUTHERN UNION COMPANY, as the Pledgor

By: /S/ JULIE H. EDWARDS
Name: Julie H. Edwards
Title: Senior Vice President and Chief Financial Officer

LEHMAN COMMERCIAL PAPER INC.,

as Administrative Agent

By: /S/ LAURIE D. PERPER
Name: Laurie D. Perper
Title:	Senior Vice President

[Signature Page to Parent Pledge Agreement]

SCHEDULE 1(a)

PLEDGOR INFORMATION

(as of the Closing Date)

Name of Pledgor	Type of Organization	Jurisdiction of Organization	Registered Organization/ Organizational I.D. Number
Southern Union Company	Corporation	Delaware	0318923

SCHEDULE 1(b)

PRIOR ORGANIZATIONAL NAMES

Pledgor	Prior Name	Date of Change
Southern Union Company	NONE	N/A

SCHEDULE 1(c)

CHANGES IN CORPORATE IDENTITY; OTHER NAMES

Pledgor	Corporate Name of Entity	Action	Date of Action	State of Formation	List of All Other Names Used During Past Five Years
Southern Union Company	Southern Union Company	Assumed Name	03/29/2001	RI	Fall River Gas, a division of Southern Union Company
		Assumed Name	10/11/2000	MA	Bristol & Warren Gas Company
		Assumed Name	06/05/2000	PA	Honesdale Gas Company, a division of PG Energy
		Assumed Name	09/13/1993	MO	Missouri Gas Energy
		Assumed Name	12/17/2001	RI	New England Gas
		Assumed Name	02/22/2002	ME	New England Gas Company
		Assumed Name	06/05/2000	PA	PG Energy
		Assumed Name	09/28/2000	RI	ProvEnergy
		Assumed Name	09/28/2000	RI	ProvGas
		Assumed Name	01/14/1991	TX	Southern Union Gas Company
		Assumed Name	08/05/2003	NY	Southern Union Gas Company, Inc.
		Assumed Name	09/28/2000	RI	The Providence Gas Company
		Assumed Name	03/29/2001	RI	Valley Resources

[Add Information required by Section 3(a) to the extent required by Section 3(a)(iii)]

SCHEDULE 2

PART A: CHIEF EXECUTIVE OFFICES

Pledgor	Address	State
Southern Union Company	5444 Westheimer Road, Houston	Texas

PART B: LOCATION OF BOOKS

Pledgor	Address	State
Southern Union Company	5444 Westheimer Road, Houston	Texas

PART C: OTHER PLACES OF BUSINESS

Pledgor	Address	State
Southern Union Company	One PEI Center, Wilkes-Barre 417 Lackawanna Ave., Scranton 3420 Broadway, Kansas City 100 Weybosset Street, Providence 767 Fifth Avenue, 50th Floor, New York	Pennsylvania Pennsylvania Missouri Rhode Island New York

PART D: PRIOR LOCATIONS MAINTAINED BY THE PLEDGOR

Pledgor	Address	State
Southern Union Company	504 Lavaca, Suite 800, Austin 221 West 6th Street, Suite 1950, Austin	Texas Texas

SCHEDULE 3

EQUITY INTERESTS IN COLLATERAL OWNED BY THE PLEDGOR

(as of the Closing Date)

Issuer	Jurisdiction of Organization	Owner of Equity Interest	Percentage Owned	Number of Shares or Units
Panhandle Eastern Pipe Line Company, LP	Delaware	Southern Union Company	100% of the Limited Partnership Interests	N/A

SCHEDULE 4

FILING OFFICE

Secretary of State’s Office for the State of Delaware

EXHIBIT D-2

FORM OF SUG EAT ENTITIES PLEDGE AGREEMENT

EXECUTION COPY

PLEDGE AGREEMENT

dated as of

March 1 , 2006

among

SUG EAT, INC.,

and

SUG EAT, LLC.,

as Pledgors,

and

LEHMAN COMMERCIAL PAPER INC.,

as Administrative Agent

_________________

SCHEDULES

Schedule 1(a)  Pledgor Information
Schedule 1(b)  Prior Organizational Names
Schedule 1(c)  Changes in Corporate Identity; Other Names
Schedule 2
Part A: Chief Executive Office
Part B: Location of Books
Part C: Other Places of Businesses
Part D: Prior Locations Maintained by Pledgors
Schedule 3  Equity Interests Owned by each Pledgor
Schedule 4  Filing Office

i

PLEDGE AGREEMENT

This PLEDGE AGREEMENT dated as of March 1, 2006 (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof, this “Agreement”), by and among SUG EAT, INC., a Delaware corporation (“SUG EAT Inc.”) and SUG EAT, LLC, a Delaware limited liability company (“SUG EAT LLC”), as pledgors (SUG EAT Inc. and SUG EAT LLC are collectively referred to as the “Pledgors,” and each, a “Pledgor”) in favor of LEHMAN COMMERCIAL PAPER INC., as administrative agent (in such capacity, the “Agent”) on behalf of the Secured Parties (as defined in the Bridge Loan Agreement referred to below), as pledgee.

WHEREAS, Southern Union Company, a Delaware corporation (“Parent”), Enhanced System Services, Inc., a Delaware corporation and a wholly owned Subsidiary of the Parent (“ESSI” and together with the Parent, the “Borrowers”), the Banks party thereto and the Agent are parties to the Bridge Loan Agreement dated as of March 1, 2006 (as the same may be amended, modified, increased, supplemented and/or restated from time to time, the “Bridge Loan Agreement”).

WHEREAS, in order to effect the Sid Richardson Acquisition (defined in the Bridge Loan Agreement), ESSI shall make a loan in the aggregate principal amount of $1.6 billion to the SUG EAT Entities (the “SUG EAT Entities Loan”) on the Closing Date (defined in the Bridge Loan Agreement) pursuant to the SUG EAT Entities Loan Documents (defined in the Bridge Loan Agreement). The proceeds of the SUG EAT Entities Loan shall be used by the SUG EAT Entities to fund the purchase price of the Sid Richardson Acquisition. As security for the SUG EAT Entities Loan, the SUG EAT Entities shall, on the Closing Date, grant to ESSI a second priority security interest in 100% of all issued and outstanding limited partner interests in SRES and REM and 100% of all issued and outstanding general partner interests in SRES, REM and Leapartners.

WHEREAS, each of Pledgors will receive substantial benefits from the Loans made to the Borrowers and each, therefore, is willing to secure the Secured Obligations (as defined below) by granting Liens on its respective Collateral (as defined below) as provided herein and in the other Collateral Documents.

WHEREAS, it is a condition to the obligations of the Banks to make the Loans under the Bridge Loan Agreement that each Pledgor execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.  Definitions

.

(a)  Terms Defined in Bridge Loan Agreement. Terms defined in the Bridge Loan Agreement and not otherwise defined in subsection (b) or (c) of this Section have, as used herein, the respective meanings provided for therein.

(b)  Terms Defined in UCC. As used herein, each of the following terms has the meaning specified in the UCC:

Term	UCC
Instrument	9-102
Investment Property	9-102
Proceeds	9-102
Securities Intermediary	8-102
Security	8-102 and 8-103
Security Entitlement	8-102

(c)  Additional Definitions. The following additional terms, as used herein, have the following meanings:

“Agreement” has the meaning set forth in the preamble hereto.

“Borrowers” or “Borrower” has the meaning set forth in the recitals hereto.

“Bridge Loan Agreement” has the meaning set forth in the recitals hereto.

“Collateral” means, collectively, (i) the Pledged Securities, (ii) all Distributions with respect to such Pledged Securities, (iii) all Investment Property constituting, representing or evidencing any of the foregoing in clauses (i) and (ii) above, and (iv) all Proceeds of the foregoing in clauses (i), (ii) and (iii) above.

“Control” has the meaning specified in UCC Section 8-106.

“Distributions” means, collectively, with respect to each Pledgor, all dividends, cash, options, warrants, rights, instruments, distributions, returns of capital or principal, income, interest, profits and other property, interests (debt or equity) or proceeds, including as a result of a split, revision, reclassification or other like change of the Pledged Securities, from time to time received, receivable or otherwise distributed to such Pledgor in respect of or in exchange for any or all of the Pledged Securities.

“Equity Interest” means (i) in the case of a corporation, any shares of its capital stock, (ii) in the case of a limited liability company, any membership interest therein, (iii) in the case of a partnership, any partnership interest (whether general or limited) therein, (iv) in the case of any other business entity, any participation or other interest in the equity or profits thereof, (v) any warrant, option or other right to acquire any Equity Interest described in this definition or (vi) any Security Entitlement in respect of any Equity Interest described in this definition.

“Issuer Control Agreement” means an Issuer Control Agreement in form and substance satisfactory to the Agent.

“Location” means, with respect to any Pledgor, the jurisdiction in which such Pledgor is located for purposes of Section 9-301 of the UCC.

“LLC Interest” means a membership interest or similar interest in a limited liability company.

“Opinion of Counsel” means a written opinion of legal counsel (who may be counsel to a Pledgor or other counsel, in either case approved by the Agent) addressed and delivered to the Agent.

“Organizational Documents” means, with respect to any Person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such Person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such Person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such Person and (v) in any other case, the functional equivalent of the foregoing.

“own” refers to the possession of sufficient rights in property to grant a security interest therein as contemplated by UCC Section 9-203, and “acquire” refers to the acquisition of any such rights.

“Parent” has the meaning set forth in the recitals hereto.

“Partnership Interest” means a partnership interest, whether general or limited.

“Pledged Securities” means, collectively, with respect to each Pledgor, (i) all issued and outstanding Equity Interests of each issuer set forth on Schedule 3 as being owned or otherwise acquired by such Pledgor and all options, warrants, rights, agreements and additional Equity Interests of whatever class of any such issuer acquired by such Pledgor (including by issuance), together with all rights, privileges, authority and powers of such Pledgor relating to such Equity Interests in each such issuer or under any Organizational Document of such issuer, and the certificates, instruments and agreements representing such Equity Interests and any and all interest of such Pledgor in the entries on the books of any financial intermediary pertaining to such Equity Interests, and (ii) all Equity Interests issued in respect of the Equity Interests referred to in clause (i) above upon any consolidation or merger of any issuer of such Equity Interests.

“Pledgors” or “Pledgor” has the meaning set forth in the preamble hereto.

“Post-Petition Interest” means any interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of any one or more of the Borrowers (or would accrue but for the operation of applicable bankruptcy or insolvency laws), whether or not such interest is allowed or allowable as a claim in any such proceeding.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and its Affiliates.

“Secured Obligations” means all Obligations, including, without limitation, all principal of all Loans outstanding from time to time under the Bridge Loan Agreement, all interest (including Post-Petition Interest) on such Loans and all other amounts now or hereafter payable by the Borrowers pursuant to the Loan Documents.

“SUG EAT Inc.” shall have the meaning set forth in the preamble hereto.

“SUG EAT LLC” shall have the meaning set forth in the preamble hereto.

“Transaction Liens” means the Liens granted by the Pledgors under the Collateral Documents.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any Transaction Lien on any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

(d)  Terms Generally. The definitions of terms herein (including those incorporated by reference to the UCC or to another document) apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to the Bridge Loan Agreement or any other agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement and (v) the word “property” shall be construed to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 2.  Grant Of Transaction Liens

.

(a)  Each Pledgor, in order to secure the Secured Obligations, hereby pledges and grants to the Agent for the benefit of the Secured Parties a lien on and a security interest in all of the right, title and interest of such Pledgor in, to and under the Collateral, whether now owned or existing or hereafter acquired or arising and wherever located.

(b)  The Transaction Liens are granted as security only and shall not subject the Agent or any other Secured Party to, or transfer or in any way affect or modify, any obligation or liability of any Pledgor with respect to any of the Collateral or any transaction in connection therewith.

(c)  This Agreement shall create a continuing security interest in and Lien on the Collateral.

Section 3.  General Representations And Warranties

. Each Pledgor represents and warrants that:

(a)  (i)Each Pledgor is duly organized, validly existing and in good standing under the laws of the jurisdiction identified as its jurisdiction of organization in Schedule 1(a). Schedule 1(a) accurately sets forth (x) the form of organization of each Pledgor and (y) whether each Pledgor is a “registered organization” within the meaning of the UCC and, if it is, its organizational identification number (if any).

(ii) Set forth in Schedule 1(b) is any other corporate or organizational names of each Pledgor has had in the past five years, together with the date of the relevant change.

(iii) Set forth in Schedule 1(c) is a list of all other names (including trade names or similar appellations) used by each Pledgor, or any other business or organization to which each Pledgor became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, at any time during the past five years. Also set forth in Schedule 1(c) is the information required by this Section 3(a) for any other business or organization to which each Pledgor became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, at any time during the past five years. Except as set forth in Schedule 1(c), no Pledgor has changed its jurisdiction of organization at any time during the past four months.

(b)  The chief executive office of each Pledgor is located at the address set forth in Part A of Schedule 2. Set forth in Part B of Schedule 2 are all locations where each Pledgor maintains any books or records relating to any of the Collateral. Set forth in Part C of Schedule 2 hereto are all the other places of business of each Pledgor. Set forth in Part D of Schedule 2 are the locations or places of business previously maintained by each Pledgor at any time during the past five years.

(c)  Schedule 3 lists all Equity Interests in SRES, REM and Leapartners owned by the respective Pledgor as of the Closing Date. Each Pledgor holds all such Equity Interests directly and not through a subsidiary, a Securities Intermediary or any other Person.

(d)  Each Pledgor has good and marketable title to, owns and has rights in all its Collateral (subject to exceptions that are, in the aggregate, not material), free and clear of any and all Liens other than the Transaction Liens and, at any time prior to the consummation of the Acquired Business Equity Interests Transfer, the Permitted Subordinated Liens.

(e)  All shares of capital stock or other interest included in such Pledged Securities (including shares of capital stock in respect of which each Pledgor owns a Security Entitlement) have been duly authorized and validly issued and are fully paid and non-assessable. None of such Pledged Securities is subject to any option to purchase or similar right of any Person other than the Call Option under the Qualified Exchange Accommodation Agreement.

(f)  Each Pledgor has not performed any acts that might prevent the Agent from enforcing any of the provisions of the Collateral Documents or that would limit the Agent in any such enforcement. No financing statement, security agreement, mortgage or similar or equivalent document or instrument covering all or part of the Collateral owned by each Pledgor is on file or of record in any jurisdiction in which such filing or recording would be effective to perfect or record a Lien on such Collateral, except financing statements, mortgages or other similar or equivalent documents with respect to the Transaction Liens. After the Closing Date, no Collateral owned by each Pledgor will be in the possession or under the Control of any other Person having a claim thereto or security interest therein, other than a Permitted Lien.

(g)  The Transaction Liens on all Collateral owned by each Pledgor (i) have been validly created, (ii) will attach to each item of such Collateral on the Closing Date (or, if such Pledgor first obtains rights thereto on a later date, on such later date) and (iii) when so attached, will secure all the Secured Obligations.

(h)  Within 60 days after the Closing Date, each Pledgor will furnish to the Agent a file search report from the UCC filing office applicable to its Location, showing the filing made at such filing office to perfect the Transaction Liens on its Collateral.

(i)  When UCC financing statements have been filed in the offices specified in Schedule 4, the Transaction Liens will constitute perfected security interests in the Collateral owned by each Pledgor to the extent that a security interest therein may be perfected by filing pursuant to the UCC, prior to all Liens and rights of others therein. Except for the filing of such UCC financing statements, no registration, recordation or filing with any governmental body, agency or official is required in connection with the execution or delivery of the Collateral Documents or is necessary for the validity or enforceability thereof or for the perfection or due recordation of the Transaction Liens or for the enforcement of the Transaction Liens.

(j)  As of the Closing Date, no Collateral is evidenced by an Instrument or a certificate.

Section 4.  Further Assurances; General Covenants

. Each Pledgor covenants as follows:

(a)  Such Pledgor will, from time to time, at the Pledgors’ expense, execute, deliver, file and record any statement, assignment, instrument, document, agreement or other paper and take any other action (including any filing of financing or continuation statements under the UCC) that from time to time may be necessary or desirable, or that the Agent may request, in order to:

(i)  create, preserve, perfect, confirm or validate the Transaction Liens on such Pledgor’s Collateral;

(ii)  in the case of Pledged Securities constituting Investment Property that is included in the Collateral, cause the Agent to have Control thereof;

(iii)  enable the Agent and the other Secured Parties to obtain the full benefits of the Collateral Documents; or

(iv)  enable the Agent to exercise and enforce any of its rights, powers and remedies with respect to any of such Pledgor’s Collateral.

To the extent permitted by applicable law, such Pledgor authorizes the Agent to execute and file such financing statements or continuation statements without such Pledgor’s signature appearing thereon. Such Pledgor agrees that a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement. Such Pledgor hereby appoints the Agent its attorney-in-fact to execute and file all filings required or so requested for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed; and such power, being coupled with an interest, shall be irrevocable until all the Transaction Liens granted by such Pledgor terminate pursuant to Section 14. The Pledgors will pay the costs of, or incidental to, any recording or filing of any financing or continuation statements or other documents recorded or filed pursuant hereto.

(b)  Such Pledgor will not (i) change its name or organizational structure, (ii)  change its Location or (iii) become bound, as provided in UCC Section 9-203(d) or otherwise, by a security agreement entered into by another Person, other than at any time prior to the consummation of the Acquired Business Equity Interests Transfer, the applicable SUG EAT Entities Loan Documents creating the Permitted Subordinated Liens t, unless, in each case, it shall have given the Agent prior notice thereof and delivered an Opinion of Counsel with respect thereto in accordance with Section 4(c).

(c)  At least 30 days before it takes any action contemplated by Section 4(b), such Pledgor will, at the Pledgors’ expense, cause to be delivered to the Agent an Opinion of Counsel, in form and substance satisfactory to the Agent, as to such matters that the Agent may reasonably request relating to the perfection or priority of the Transaction Lien on any Collateral to be owned by such Pledgor after it takes such action.

(d)  The Pledgors shall not, and shall cause each of its subsidiaries and each of the Partnership Companies to not:

(i)  sell, lease, exchange, assign, transfer, dispose of, contribute or dividend any Collateral or any Equity Interests in any of the SUG EAT Entities or any of the Partnership Companies other than, in the case of the Collateral, in connection with an Acquired Business Equity Interests Transfer;

(ii)  merge or consolidate with and into any other Person; or

(iii)  create, incur, assume or otherwise suffer to exist any Lien on the Collateral or any part thereof or on any Equity Interests in any of the SUG EAT Entities or any Partnership Companies, except, in each case, for the Liens created by the Collateral Documents and except, in the case of the Collateral only, at any time prior to the consummation of the Acquired Business Equity Interests Transfer, for the Permitted Subordinated Lien; or

(iv)  sell, lease, exchange, assign, transfer, dispose of, contribute or dividend all or substantially all of the assets of any of the Partnership Companies to any Subsidiary of the Parent or any Affiliate of the Parent.

(e)  Such Pledgor will, promptly upon request, provide to the Agent all information and evidence concerning such Pledgor’s Collateral that the Agent may reasonably request from time to time to enable it to enforce the provisions of the Collateral Documents.

(f)  From time to time upon request by the Agent, such Pledgor will, at the Pledgors’ expense, cause to be delivered to the Secured Parties an Opinion of Counsel satisfactory to the Agent as to such matters relating to the transactions contemplated hereby as the Agent may reasonably request.

(g)  If at any time any Collateral shall be evidenced by an Instrument, the Pledgor owning the same shall cause the same promptly, and in any event within ten days, to be delivered to the Agent to be held in pledge hereunder, together with any endorsements or instruments of transfer that the Agent may reasonably request.

(h)  The Pledgors shall, at their own cost and expense, defend title to the Collateral and the security interest therein and Lien thereon granted to the Agent and the priority thereof against all claims and demands of all Persons, at their own cost and expense, at any time claiming any interest therein adverse to the Agent or any other Secured Party other than Transactional Liens. There is no agreement, order, judgment or decree, and no Pledgor shall enter into any agreement or take any other action, that would restrict the transferability of any of the Pledged Collateral or otherwise impair or conflict with such Pledgor’s obligations or the rights of the Agent hereunder.

Section 5.  Investment Property

. Each Pledgor represents, warrants and covenants as follows:

(a)  Certificated Securities. Not later than the Closing Date, such Pledgor will deliver to the Agent as Collateral hereunder all certificates or instruments representing or evidencing any of the Collateral then owned by such Pledgor. Thereafter, whenever such Pledgor acquires any other certificate representing or evidencing any Collateral, such Pledgor will immediately deliver such certificate or instrument to the Agent as Collateral hereunder.

(b)  Uncertificated Securities. Not later than the Closing Date, such Pledgor will enter into (and cause the relevant issuer to enter into) an Issuer Control Agreement in respect of each Pledged Security then owned by such Pledgor that constitutes Collateral and is not evidenced or represented by a certificate or instrument and deliver such Issuer Control Agreement to the Agent (which shall enter into the same). Thereafter, whenever such Pledgor acquires any other Pledged Security that constitutes Collateral and is not evidenced or represented by a certificate or instrument, such Pledgor will enter into (and cause the relevant issuer to enter into) an Issuer Control Agreement in respect of such Pledged Security and deliver such Issuer Control Agreement to the Agent (which shall enter into the same).

(c)  Perfection as to Certificated Securities. When such Pledgor delivers the certificate or instrument representing any Pledged Security owned by it and that constitutes Collateral to the Agent and complies with Sections 5(a) and 5(e) in connection with such delivery, (i) the Transaction Lien on such Pledged Security will be perfected, subject to no prior Liens or rights of others, (ii) the Agent will have Control of such Pledged Security and (iii) the Agent will be a protected purchaser (within the meaning of UCC Section 8-303) thereof.

(d)  Perfection as to Uncertificated Securities. When such Pledgor, the Agent and the issuer of any Pledged Security owned by such Pledgor and that constitutes Collateral and is not represented or evidenced by a certificate or instrument enter into an Issuer Control Agreement with respect thereto, (i) the Transaction Lien on such Pledged Security will be perfected, subject to no prior Liens or rights of others, (ii) the Agent will have Control of such Pledged Security and (iii) the Agent will be a protected purchaser (within the meaning of UCC Section 8-303) thereof.

(e)  Delivery of Pledged Certificates. All certificates or instruments representing or evidencing any Pledged Security that constitutes Collateral, when delivered to the Agent, will be in suitable form for transfer by delivery, or accompanied by duly executed instruments of transfer or assignment in blank, with signatures appropriately guaranteed, all in form and substance satisfactory to the Agent.

(f)  Communications. Each Pledgor will promptly give to the Agent copies of any notices and other communications received by it with respect to any Collateral registered in the name of such Pledgor or its nominee.

Section 6.  Transfer of Record Ownership

. At any time when an Event of Default shall have occurred and be continuing, the Agent may (and to the extent that action by it is required, the relevant Pledgor, if directed to do so by the Agent, will as promptly as practicable) cause each of the Pledged Securities (or any portion thereof specified in such direction) to be transferred of record into the name of the Agent or its nominee. Each Pledgor will take any and all actions reasonably requested by the Agent to facilitate compliance with this Section. If the provisions of this Section are implemented, Section 5(c) shall not thereafter apply to any Pledged Security that is registered in the name of the Agent or its nominee. The Agent will promptly give to the relevant Pledgor copies of any notices and other communications received by the Agent with respect to Pledged Securities registered in the name of the Agent or its nominee.

Section 7.  Right to Vote Securities

.

(a)  Unless an Event of Default shall have occurred and be continuing and the Agent shall have notified the relevant Pledgor that such Pledgor’s rights under this Section are suspended, each Pledgor will have the right, from time to time, to vote and to give consents, ratifications and waivers with respect to any Pledged Security owned by it, and the Agent will, upon receiving a written request from such Pledgor, deliver to such Pledgor or as specified in such request such proxies, powers of attorney, consents, ratifications and waivers in respect of any such Pledged Security that is registered in the name of the Agent or its nominee as shall be specified in such request and be in form and substance satisfactory to the Agent. Unless an Event of Default shall have occurred and be continuing, the Agent will have no right to take any action which the owner of any Pledged Securities constituting Partnership Interest or LLC Interest that is part of the Collateral is entitled to take with respect thereto, except the right to receive payments and other distributions to the extent provided herein.

(b)  If an Event of Default shall have occurred and be continuing, the Agent will have the right to the extent permitted by law (and, in the case of Pledged Securities constituting Partnership Interests or LLC Interests that are part of the Collateral, by the relevant partnership agreement, limited liability company agreement, operating agreement or other governing docu ment) to vote, to give consents, ratifications and waivers and to take any other action with respect to any Investment Property or Pledged Securities that constitute Collateral, with the same force and effect as if the Agent were the absolute and sole owner thereof, and each Pledgor will take all such action as the Agent may reasonably request from time to time to give effect to such right.

Section 8.  Remedies Upon Event of Default

.

(a)  If an Event of Default shall have occurred and be continuing, the Agent may exercise (or cause its sub-agents to exercise) any or all of the remedies available to it (or to such sub-agents) under the Collateral Documents.

(b)  Without limiting the generality of the foregoing, if an Event of Default shall have occurred and be continuing, the Agent may exercise on behalf of the Secured Parties all the rights of a secured party under the UCC (whether or not in effect in the jurisdiction where such rights are exercised) with respect to any Collateral and, in addition, the Agent may, without being required to give any notice, except as herein provided or as may be required by mandatory provisions of law, withdraw all cash held by it as Collateral and apply such cash as provided in Section 9 and, if there shall be no such cash or if such cash shall be insufficient to pay all the Secured Obligations in full, sell, lease, license or otherwise dispose of the Collateral or any part thereof. Notice of any such sale or other disposition shall be given to the relevant Pledgor(s) as required by Section 11.

Section 9.  Application Of Proceeds

.

(a)  If an Event of Default shall have occurred and be continuing, the Agent may apply (i) any cash then held by it as Collateral and (ii) the proceeds of any sale or other disposition of all or any part of the Collateral, in the following order of priorities:

first, to pay the expenses of such sale or other disposition, including reasonable compensation to agents of and counsel for the Agent, and all expenses, liabilities and advances incurred or made by the Agent in connection with the Collateral Documents, and any other amounts then due and payable to the Agent pursuant to Section 11 or pursuant to Section 13.3 or 13.16 of the Bridge Loan Agreement;

second, to pay the unpaid principal of the Secured Obligations ratably until payment in full of the principal of all Secured Obligations shall have been made;

third, to pay ratably all interest (including Post-Petition Interest) on the Secured Obligations payable under the Bridge Loan Agreement and any Notes, until payment in full of all such interest and fees shall have been made;

fourth, to pay all other Secured Obligations ratably until payment in full of all such other Secured Obligations shall have been made; and

finally, to pay to the relevant Pledgor, or as a court of competent jurisdiction may direct, any surplus then remaining from the proceeds of the Collateral owned by it.

(b)  In making the payments and allocations required by this Section, the Agent may rely upon information supplied to it pursuant to Section 13(c). All distributions made by the Agent pursuant to this Section shall be final (except in the event of manifest error) and the Agent shall have no duty to inquire as to the application by any Secured Party of any amount distributed to it.

Section 10.  Fees and Expenses; Indemnification

.

(a)  The Pledgors will forthwith upon demand pay to the Agent:

(i)  the amount of any taxes that the Agent may have been required to pay by reason of the Transaction Liens or to free any Collateral from any other Lien thereon;

(ii)  the amount of any and all reasonable out-of-pocket expenses, including transfer taxes and reasonable fees and expenses of counsel and other experts, that the Agent may incur in connection with (x) the administration or enforcement of the Collateral Documents, including such expenses as are incurred to preserve the value of the Collateral or the validity, perfection, rank or value of any Transaction Lien, (y) the collection, sale or other disposition of any Collateral or (z) the exercise by the Agent of any of its rights or powers under the Collateral Documents; and

(iii)  the amount required to indemnify the Agent for, or hold it harmless and defend it against, any loss, liability or expense (including the reasonable fees and expenses of its counsel and any experts or sub-agents appointed by it hereunder) incurred or suffered by the Agent in connection with the Collateral Documents, except to the extent that such loss, liability or expense arises from the Agent’s gross negligence or willful misconduct or a breach of any duty that the Agent has under this Agreement (after giving effect to Sections 12 and 13).

Any such amount not paid to the Agent on demand will bear interest for each day thereafter until paid at a rate per annum equal to the sum of 2% plus the rate applicable to Alternate Base Rate Loans for such day.

(b)  If any transfer tax, documentary stamp tax or other tax is payable in connection with any transfer or other transaction provided for in the Collateral Documents, the Pledgors will pay such tax and provide any required tax stamps to the Agent or as otherwise required by law.

Section 11.  Authority To Administer Collateral

. Each Pledgor irrevocably appoints the Agent its true and lawful attorney, with full power of substitution, in the name of such Pledgor, any Secured Party or otherwise, for the sole use and benefit of the Secured Parties, but at the Pledgors’ expense, to the extent permitted by law to exercise, at any time and from time to time while an Event of Default shall have occurred and be continuing, all or any of the following powers with respect to all or any of such Pledgor’s Collateral (but the Agent shall not be obligated to and shall have no liability to such Pledgor or any third party for failure to so do or take action):

(a)  to demand, sue for, collect, receive and give acquittance for any and all monies due or to become due upon or by virtue thereof;

(b)  to settle, compromise, compound, prosecute or defend any action or proceeding with respect thereto;

(c)  to sell, lease, license or otherwise dispose of the same or the proceeds or avails thereof, as fully and effectually as if the Agent were the absolute owner thereof;

(d)  to extend the time of payment of any or all thereof and to make any allowance or other adjustment with reference thereto; and

(e)  to take any other action and to execute any instrument consistent with the terms of the Bridge Loan Agreement and the Collateral Documents which the Agent may deem necessary or advisable to accomplish the purposes hereof.

Section 12.  Limitation on Duty in Respect of Collateral

. Beyond the exercise of reasonable care in the custody and preservation thereof, the Agent will have no duty as to any Collateral in its possession or control or in the possession or control of any sub-agent or bailee or any income therefrom or as to the preservation of rights against prior parties or any other rights pertaining thereto. The Agent will be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession or control if such Collateral is accorded treatment substantially equal to that which it accords its own property, and will not be liable or responsible for any loss or damage to any Collateral, or for any diminution in the value thereof, by reason of any act or omission of any sub-agent or bailee selected by the Agent in good faith, except to the extent that such liability arises from the Agent’s gross negligence or willful misconduct.

Section 13.  General Provisions Concerning the Agent

.

(a)  The provisions of Section 12 of the Bridge Loan Agreement shall inure to the benefit of the Agent, and shall be binding upon all Pledgors and all Secured Parties, in connection with this Agreement and the other Collateral Documents. Without limiting the generality of the foregoing, (i) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing, (ii) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Collateral Documents that the Agent is required in writing to exercise by the Majority Banks (or such other number or percentage of the Banks as shall be necessary under the circumstances as provided in Section 13.2 of the Bridge Loan Agreement), and (iii) except as expressly set forth in the Loan Documents, the Agent shall not have any duty to disclose, and shall not be liable for any failure to disclose, any information relating to any of the Borrowers or any of their respective Subsidiaries or any other Loan Party that is communicated to or obtained by the bank serving as Agent or any of its Affiliates in any capacity. The Agent shall not be responsible for the existence, genuineness or value of any Collateral or for the validity, perfection, priority or enforceability of any Transaction Lien, whether impaired by operation of law or by reason of any action or omission to act on its part under the Collateral Documents. The Agent shall be deemed not to have knowledge of any Event of De-

(b)  fault unless and until written notice thereof is given to the Agent by the Borrowers or a Secured Party.

(c)  Sub-Agents and Related Parties. The Agent may perform any of its duties and exercise any of its rights and powers through one or more sub-agents appointed by it. The Agent and any such sub-agent may perform any of its duties and exercise any of its rights and powers through its Related Parties. The exculpatory provisions of Section 12 and this Section shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent.

(d)  Information as to Secured Obligations and Actions by Secured Parties. For all purposes of the Collateral Documents, including determining the amounts of the Secured Obligations, or whether any action has been taken under any Loan Document, the Agent will be entitled to rely on information from (i) its own records for information as to the Banks, any of the Secured Obligations and actions taken by them, (ii) any Secured Party (or any trustee, agent or similar representative designated pursuant to (iii) to supply such information) for information as to any of the Secured Obligations and actions taken by it, to the extent that the Agent has not obtained such information from its own records, and (iv) any Pledgor or any of the Borrowers or any other Loan Party, to the extent that the Agent has not obtained information from the foregoing sources.

(e)  Refusal to Act. The Agent may refuse to act on any notice, consent, direction or instruction from any Secured Parties or any agent, trustee or similar representative thereof that, in the Agent’s opinion, (i) is contrary to law or the provisions of any Collateral Document, (ii) may expose the Agent to liability (unless the Agent shall have been indemnified, to its reasonable satisfaction, for such liability by the Secured Parties that gave such notice, consent, direction or instruction) or (iii) is unduly prejudicial to Secured Parties not joining in such notice, consent, direction or instruction.

(f)  Copies of Certain Notices. Within two Business Days after it receives or sends any notice referred to in this subsection, the Agent shall send to the Banks copies of any notice given by the Agent to any Pledgor, or received by it from any Pledgor, pursuant to Section 8, 9, 11 or 14.

Section 14.  Termination Of Transaction Liens; Release Of Collateral

.

(a)  The Transaction Liens shall terminate when all Commitments under the Bridge Loan Agreement shall have expired or been terminated and all the Secured Obligations shall have been paid in full in cash (other than contingent indemnification obligations).

(b)  At any time before the Transaction Liens terminate, the Agent may, at the written request of the Borrowers, release any Collateral with the prior written consent of the Banks.

(c)  Upon any termination of a Transaction Lien or release of Collateral, the Agent will, at the expense of the relevant Pledgor, execute and deliver to such Pledgor such documents as such Pledgor shall reasonably request to evidence the termination of such Transaction Lien or the release of such Collateral, as the case may be.

Section 15.  Notices

. Each notice, request or other communication given to any party hereunder shall be given in accordance with Section 13.4 of the Bridge Loan Agreement and in the case of the Pledgors, any such notice, request or other communication shall be given to the address and fax numbers as follows:

If to SUG EAT, LLC:  SUG EAT, Inc.
40 Court Street, 2nd Floor

Plymouth, MA 02360

Att: Daniel Feehan

fax: (508) 732-3202

with a copy to:   Southern Union Company
Southern Union Panhandle LLC
5444 Westheimer Road
Houston, Texas 77056
Attention: Monica Gaudiosi, Esq.
Fax: (713) 989-1213

If to SUG EAT, INC.  SUG EAT, Inc.
135 S. LaSalle Street, Suite 1940

Chicago, IL 60603

Att: Mary Cunninghman

fax: (312) 992-4570

with a copy to:   Southern Union Company
Southern Union Panhandle LLC
5444 Westheimer Road
Houston, Texas 77056
Attention: Monica Gaudiosi, Esq.
Fax: (713) 989-1213

Section 16.  No Implied Waivers; Remedies Not Exclusive

. No failure by the Agent or any Secured Party to exercise, and no delay in exercising and no course of dealing with respect to, any right or remedy under any Collateral Document shall operate as a waiver thereof; nor shall any single or partial exercise by the Agent or any Secured Party of any right or remedy under any Loan Document preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies specified in the Loan Documents are cumulative and are not exclusive of any other rights or remedies provided by law.

Section 17.  Successors And Assigns

. This Agreement is for the benefit of the Agent and the Secured Parties. If all or any part of any Secured Party’s interest in any Secured Obligation is assigned or otherwise transferred in accordance with the provisions of the Bridge Loan Agreement, the assignee’s or transferor’s rights hereunder, to the extent applicable to the obligation so transferred, shall be automatically transferred with such obligation. This Agreement shall be binding on the Pledgors and their respective successors and assigns; provided, however, that no Pledgor may assign any of its rights, interests or obligations herein without the prior written consent of the Agent and all the Banks.

Section 18.  Amendments And Waivers

. Neither this Agreement nor any provision hereof may be waived, amended, modified or terminated except pursuant to an agreement or agreements in writing entered into by the Agent, with the consent of the Majority Banks, or, in the case of any such waiver, amendment or modification affecting the number of Banks required to release any of the Collateral, with the consent of all the Banks. No such waiver, amendment or modification shall be binding upon any Pledgor, except with its written consent.

Section 19.  Choice Of Law

. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, except as otherwise required by mandatory provisions of law and except to the extent that remedies provided by the laws of any jurisdiction other than the State of New York are governed by the laws of such jurisdiction.

Section 20.  Waiver Of Jury Trial

. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY COLLATERAL DOCUMENT OR ANY TRANSACTION CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 21.  Severability

. If any provision of any Collateral Document is invalid or unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions of the Collateral Documents shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Agent and the Secured Parties in order to carry out the intentions of the parties thereto as nearly as may be possible and (ii) the invalidity or unenforceability of such provision in such jurisdiction shall not affect the validity or enforceability thereof in any other jurisdiction.

Section 22.  Matters Pertaining to Pledgors.

(a)  Subrogation. Each Pledgor hereby agrees that until the payment and satisfaction in full in cash of all Secured Obligations and the expiration and termination of the Commitments of the Banks under the Bridge Loan Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its obligations hereunder, whether by subrogation or otherwise, against the Borrowers or any other Loan Party of any of the Secured Obligations or any security for any of the Secured Obligations.

(b)  Unconditional and Absolute. The obligations of the Pledgors under this Agreement, to the fullest extent permitted by applicable law, are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Se-

(c)  cured Obligations, or any substitution, release or exchange of any other guarantee of or security for any of the Secured Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or a Pledgor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Pledgors hereunder which shall remain absolute and unconditional under any and all circumstances as described above:

(i)  at any time or from time to time, without notice to the Pledgors, the time for any performance of or compliance with any of the Secured Obligations shall be extended, or such performance or compliance shall be waived;

(ii)  any of the acts mentioned in any of the provisions of the Bridge Loan Agreement or any other Loan Document shall be done or omitted;

(iii)  the maturity of any of the Secured Obligations shall be accelerated, or any of the Secured Obligations shall be amended in any respect, or any right under the Loan Documents shall be amended or waived in any respect or the other Pledgor, any other pledgor or any security for the Secured Obligations shall be released or exchanged in whole or in part or otherwise dealt with;

(iv)  any Lien or security interest granted to, or in favor of, Agent for the benefit of the Secured Parties as security for any of the Secured Obligations shall fail to be perfected; and

(v)  any other circumstances which might constitute a defense available to, or a discharge of, any Pledgor.

(d)  Waivers. Each Pledgor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrowers under the Bridge Loan Agreement, this Agreement, any other Loan Document, or any other agreement or instrument referred to herein or therein, or against any other Person under this Agreement or under any guarantee of, or security for, any of the Secured Obligations. Each Pledgor waives any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Secured Obligations and notice of or proof of reliance by any Secured Party upon this Agreement as it pertains to the Pledgors or acceptance thereof, and all dealings between the Borrowers and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Agreement. The obligations and liabilities of the Pledgors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other Person at any time of any right or remedy against the Borrowers or against any other Person which may be or become liable in respect of all or any part of the Secured Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. To the extent it may lawfully do so, each Pledgor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Agent or any Secured Party, any valuation, stay, appraisement, extension, redemption or similar laws and any and all rights or defenses it may have as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any Collateral made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Agreement, or otherwise. Each Pledgor further waives any and all suretyship defenses.

(e)  General Limitation. In any action or proceeding involving any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Pledgor under this Agreement would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under this Agreement, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Pledgor or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

(f)  Independent Investigation. Each Pledgor hereby acknowledges that it has undertaken its own independent investigation of the financial condition of each of the Borrowers and all other matters pertaining to this Agreement, the Bridge Loan Agreement and the other Loan Document and further acknowledges that it is not relying in any manner upon any representation or statement of the Agent, any Bank or any of their respective Related Parties with respect thereto. Each Pledgor represents and warrants that it has received and reviewed copies of the Loan Documents and that it is in a position to obtain, and it hereby assumes full responsibility for obtaining, any additional information concerning the financial condition of each Borrower and any other matters pertinent hereto that any Pledgor may desire. No Pledgor is relying upon or expecting the Agent, any Bank or any of their respective Related Parties to furnish to such Pledgor any information now or hereafter in the Agent’s, any Bank’s or any of their respective Related Parties’ possession concerning the financial condition of any of the Borrowers or any other matter.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SUG EAT, INC., as a Pledgor

By: _/S/_DANIEL FEEHAN_____________
Name: Daniel Feehan
Title: Senior Vice President

SUG EAT, LLC, as a Pledgor

By: Southern Union Panhandle LLC, as its Sole Manager

By: Southern Union Company, as its Sole Member

By: _/S/ JULIE H. EDWARDS____________
Name: Julie H. Edwards
Title: Senior Vice President and Chief
Financial Officer

LEHMAN COMMERCIAL PAPER INC.,

as Administrative Agent

By: _/S/ LAURIE D. PERPER__________________
Name: Laurie D. Perper
Title:	Senior Vice President

[Signature Page to Pledge Agreement (SUG EAT Entities)]

SCHEDULE 1(a)

PLEDGORS INFORMATION

(as of the Closing Date)

Name of Pledgor	Type of Organization	Jurisdiction of Organization	Registered Organization/ Organizational I.D. Number
SUG EAT, Inc.	Corporation	Delaware	4115790
SUG EAT, LLC	Limited liability Company	Delaware	4116240

SCHEDULE 1(b)

PRIOR ORGANIZATIONAL NAMES

Pledgor	Prior Name	Date of Change
SUG EAT, Inc.	None	N/A
SUG EAT, Inc.	None	N/A

SCHEDULE 1(c)

CHANGES IN CORPORATE IDENTITY; OTHER NAMES

Pledgor	Corporate Name of Entity	Action	Date of Action	State of Formation	List of All Other Names Used During Past Five Years
SUG EAT, Inc.	None	N/A	N/A	N/A	N/A
SUG EAT, Inc.	None	N/A	N/A	N/A	N/A

[Add Information required by Section 3(a) to the extent required by Section 3(a)(iii)]

SCHEDULE 2

PART A: CHIEF EXECUTIVE OFFICES

Pledgor	Address	State
SUG EAT, Inc.	135 S. LaSalle Street, Suite 1940 Chicago, Illinois 60603	Illinois
SUG EAT, LLC .	135 S. LaSalle Street. Suite 1940 Chicago	Illinois

PART B: LOCATION OF BOOKS

Pledgor	Address	State
SUG EAT, Inc.	135 S. LaSalle Street, Suite 1940 Chicago, Illinois 60603	Illinois
SUG EAT, LLC .	135 S. LaSalle Street. Suite 1940 Chicago	Illinois

PART C: OTHER PLACES OF BUSINESS

Pledgor	Address	State
SUG EAT, Inc.	40 Court Street Plymouth, MA 02360	Massachusetts
SUG EAT, LLC .	40 Court Street Plymouth, MA 02360	Massachusetts

PART D: PRIOR LOCATIONS MAINTAINED BY THE PLEDGORS

Pledgor	Address	State
SUG EAT, Inc.	N/A	N/A
SUG EAT, LLC .	N/A	N/A

SCHEDULE 3

EQUITY INTERESTS IN COLLATERAL OWNED BY THE PLEDGORS

(as of the Closing Date)

Issuer	Jurisdiction of Organization	Owner of Equity Interest	Percentage Owned	Number of Shares or Units
Richardson Energy Marketing, Ltd.	Texas	SUG EAT, Inc.	100% of the Limited Partnership Interests	N/A
Richardson Energy Marketing, Ltd.	Texas	SUG EAT, LLC	100% of the General Partnership Interests	N/A
Sid Richardson Energy Services, Ltd.	Texas	SUG EAT, Inc.	100% of the Limited Partnership Interests	N/A
Sid Richardson Energy Services, Ltd.	Texas	SUG EAT, LLC	100% of the General Partnership Interests	N/A
Leapartners, LP	Texas	SUG EAT, LLC	100% of the General Partnership Interests	N/A

SCHEDULE 4

FILING OFFICE

Secretary of State’s Office for the State of Delaware

EXHIBIT E

FORM OF IN-HOUSE COUNSEL OPINION

EXHIBIT F

FORM OF INTERCREDITOR AGREEMENT